      As filed with the Securities and Exchange Commission on June 6, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                             TNP ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

              Texas                          4911                   75-1907501
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)  Identification Number)

                            4100 International Plaza
                            Fort Worth, Texas 76113
                                 (817) 731-0099
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Theodore A. Babcock
                                 2 Robbins Lane
                                   Suite 201
                            Jericho, New York 11753
                                 (516) 933-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

                             M. Douglas Dunn, Esq.
                              Roland Hlawaty, Esq.
                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                               New York, NY 10005
                                 (212) 530-5000

                                ---------------

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Proposed       Proposed
                                                       Maximum        Maximum      Amount of
 Title Of Each Class of Securities To  Amount To Be Offering Price   Aggregate    Registration
            Be Registered               Registered     Per Unit    Offering Price     Fee
----------------------------------------------------------------------------------------------
10.25% Senior Subordinated Notes due
 2010, Series B....................... $275,000,000      100%       $275,000,000    $72,600

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this Prospectus is not complete and may be       +
+changed. These securities may not be sold until the Registration Statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+Prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

PROSPECTUS

                                  $275,000,000

                             TNP Enterprises, Inc.

                               Offer to Exchange

                   10.25% Senior Subordinated Notes due 2010
                          for any and all outstanding
                   10.25% Senior Subordinated Notes due 2010

  This prospectus and accompanying letter of transmittal relate to our proposed offer to exchange up to $275,000,000 aggregate principal amount of new 10.25% Senior Subordinated Notes due 2010 (the "registered notes"), which will be freely transferable, for any and all outstanding 10.25% Senior Subordinated Notes due 2010 issued on April 7, 2000 (the "old notes"), which have transfer restrictions.

  .  The exchange offer expires at 5:00 p.m., New York City time, on      ,
     2000, unless extended.

  . The terms of the registered notes are substantially identical to the old notes, except for transfer restrictions, registration rights and liquidated damages.

  . All old notes that are validly tendered and not validly withdrawn will be exchanged.

  . Tenders of old notes may be withdrawn at any time prior to expiration of the exchange offer.

  . We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

  . The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

                                 ------------

  Please see "Risk Factors" beginning on page 11 for a discussion of factors you should consider in connection with the exchange offer.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
WHERE TO FIND MORE INFORMATION.............................................   i
FORWARD-LOOKING STATEMENTS................................................. iii
SPECIAL NOTE REGARDING PRIVATE PLACEMENT INFORMATION.......................  iv
PROSPECTUS SUMMARY.........................................................   1
RISK FACTORS...............................................................  11
RECENT EVENTS..............................................................  19
RATIO OF EARNINGS TO FIXED CHARGES.........................................  20
THE EXCHANGE OFFER.........................................................  21
USE OF PROCEEDS............................................................  30
CAPITALIZATION.............................................................  31
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA...........................  32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.......................................  34
BUSINESS...................................................................  45
MANAGEMENT.................................................................  57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................  62
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.......................  63
DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED EQUITY...................  64
DESCRIPTION OF THE EXCHANGE NOTES..........................................  70
FEDERAL INCOME TAX CONSIDERATIONS.......................................... 110
PLAN OF DISTRIBUTION....................................................... 114
LEGAL MATTERS.............................................................. 114
INDEPENDENT ACCOUNTANTS.................................................... 114
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                         WHERE TO FIND MORE INFORMATION

   In connection with the exchange offer, we have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the registered notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

   We file annual, quarterly and current reports as well as other information with the Securities and Exchange Commission. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

   Upon consummation of the merger, we applied to the SEC for deregistration of the common stock of TNP under the Exchange Act. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC (unless the SEC will not accept such a filing):
(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and
(ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

   We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended thereafter. These documents contain important information about us.

    SEC Filing (File No. 001-08847)     Period/Date
                                        Year ended December 31, 1999
    Annual Report on Form 10-K          Filed with the SEC on April 21, 2000
    Current Report on Form 8-K          Filed with the SEC on May 2, 2000
    Current Report on Form 8-K          For the Quarter Ended March 31, 2000
    Quarterly Report on Form 10-Q       Filed with the SEC on August 12, 1999
    Proxy Statement

   You may also obtain a copy of these filings and the exchange offer registration statement at no cost by writing or telephoning us at the following address:

    TNP Enterprises, Inc.
    4100 International Plaza
    PO Box 2943
    Fort Worth, Texas 76109
    (817) 731-0099
    Attention: Corporate Secretary

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

                           FORWARD-LOOKING STATEMENTS

   This prospectus may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. We intend these statements to be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 and for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual events to differ materially from those expressed or implied in any forward-looking statement are:

  .  our ability to recover stranded costs;

  . state and federal legislative and regulatory initiatives or proceedings that affect the recovery of our investments or that have an impact on rate structures and our results of operations and cash flow;

  .  the weather and other natural phenomena;

  . the timing and extent of changes in costs of labor and prices of natural resources and commodities;

  .  interest rates;

  . changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

  .  the results of financing efforts;

  .  expansion and other growth opportunities;

  . our ability to adapt to the transition to open market competition enacted by our legislators and regulators;

  .  technology advances in energy supply and distribution; and

  . the effect of accounting policies issued periodically by accounting standard-setting bodies.

   We discuss these factors more completely in our filings with the Securities and Exchange Commission (the "SEC"), including our annual report on Form 10-K for the year ended December 31, 1999, and the quarterly report for Form 10-Q for the Quarter Ended March 31, 2000, all of which are incorporated by reference into this prospectus.

              SPECIAL NOTE REGARDING PRIVATE PLACEMENT INFORMATION

   In connection with the financing of the merger of ST Acquisition Corp. with and into TNP Enterprises, Inc., we pursued private placements of our preferred equity and some existing limited partners pursued a sale of their rights to acquire partnership interests in SW Acquisition, L.P. These efforts continued subsequent to the closing of the merger. In connection with such efforts, we distributed Private Placement Memoranda and made projections available upon request (together with the Private Placement Memoranda, the "Private Placement Information") to a limited number of prospective institutional investors including to persons that may be existing holders of the notes or our outstanding preferred stock or purchasers in the secondary market of the notes or preferred stock. Because the financial information contained in an offering memorandum pursuant to Rule 144A such as the offering memorandum relating to the old notes is customarily more limited than that contained in a traditional private placement made to institutional investors who are expected to conduct their own comprehensive due diligence review of the issuer, the Private Placement Information contained certain five-year projections and forecasts that were not included or incorporated by reference in the offering memorandum relating to our notes or preferred stock and are not included or incorporated by reference in this prospectus.

   These forecasts have not been and are not expected to be made public and we do not intend to update or otherwise revise the forecasts to reflect events or circumstances after the date of the forecasts or to reflect the occurrence of unanticipated events. As with all projected financial information, these forecasts are subject to numerous uncertainties, many of which are beyond our control and contain assumptions that may not be attainable. These forecasts and actual results may vary and these variations may be material. THIS PROSPECTUS IS INTENDED TO SUPERSEDE AND REPLACE THE PRIVATE PLACEMENT INFORMATION AND HOLDERS OF THE OLD NOTES AND PROSPECTIVE INVESTORS ARE CAUTIONED THAT, IN MAKING THEIR INVESTMENT DECISION, THEY SHOULD NOT RELY, AND WILL BE DEEMED NOT TO HAVE RELIED, UPON ANY INFORMATION CONTAINED IN THE PRIVATE PLACEMENT INFORMATION THAT IS NOT CONTAINED OR EXPRESSLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

   The following summary contains basic information about the offering. It likely does not contain all the information that is important to you. For a more complete understanding of the offering, we encourage you to read this entire document. As used in this prospectus, unless the context indicates otherwise, all references to (i) "we", "our" and "us" collectively are to TNP Enterprises, Inc. and its subsidiaries, (ii) "TNMP" are to Texas-New Mexico Power Company, (iii) "TNP" are only to TNP Enterprises, Inc. and not to any of its subsidiaries.

                                  The Company

   TNP is a holding company whose primary operating subsidiary is TNMP, a regulated public utility engaged in generating, purchasing, transmitting and selling electricity to approximately 235,000 residential, commercial and industrial customers in Texas and New Mexico. TNMP's operations consist primarily of the transmission and distribution of electricity from various third-party power plants to end users of electricity. For the year ended December 31, 1999, and for the quarter ended March 31, 2000, our customers in Texas and New Mexico accounted for approximately 86% and 14% of our operating revenues, respectively. Also, for the year ended December 31, 1999, we generated revenues of $576.2 million, and for the quarter ended March 31, 2000, we generated revenues of $124.5 million.

   TNMP serves a diverse group of residential and commercial customers as well as a variety of industrial customers, including petrochemical, agricultural, mining and petroleum firms. Our base revenues (operating revenues less certain costs that we are permitted to pass through directly to our customers) are generated primarily from residential and commercial customers. In 1999, these customers accounted for 49% and 35% of our base revenues, respectively. Industrial customers, who primarily pay us for the delivery of electricity, generate the remaining 16% of our base revenues. For the quarter ended March 31, 2000, residential and commercial customers accounted for 44% and 38% of our base revenues, while industrial customers accounted for 16% of base revenues.

   We generate approximately 20% of the electricity we sell and we purchase the remaining 80% from various third party power suppliers. Our self-generated electricity is provided by TNP One, a 300-megawatt electric power plant located in Robertson County, Texas. For the balance of our electricity requirements we have entered into purchased power agreements with various third party suppliers.

   Our utility operations are subject to regulation by the Public Utility Commission of Texas or PUCT and the New Mexico Public Regulation Commission or NMPRC. Some of our activities are also under the jurisdiction of the Federal Energy Regulatory Commission or FERC. We are also subject to legislation in the states in which we operate. As the result of recent legislation in Texas and New Mexico deregulating the electric utility industries in those states, we will be required to restructure our operations. See the "Industry" and "Business--Government Regulations--Regulatory Matters" sections of this prospectus.

                               Business Strategy

   We seek to position ourselves as a strong competitor in the increasingly deregulated utility industry in the regions we serve. Key elements of this strategy include the following:

  . Focus on transmission and distribution segments of the utility business which will continue to be regulated.

  . Provide electric service to residential and commercial customers in small and medium-sized communities.

  .  Expand industrial sales.

  .  Manage purchased power costs.

  . Continue to seek to increase our flexibility to take advantage of favorable pricing and new capacity additions in the marketplace by shortening the average life of our power contracts.

                                 Recent Events

   On April 7, 2000, ST Acquisition Corp., a Texas corporation, merged with and into TNP. TNP is the surviving corporation in the merger. Upon closing, each outstanding share of TNP's common stock that was outstanding at the effective time of the merger was automatically converted into the right to receive $44.00 in cash. Prior to the merger, TNP common stock was traded on the New York Stock Exchange. As a result of the merger, TNP is no longer publicly held. SW Acquisition L.P., the parent of ST Acquisition Corp., now holds all outstanding common stock of TNP.

   The general partner of SW Acquisition L.P. is SW I Acquisition GP, L.P., a Texas limited partnership, which is ultimately controlled by Dr. William J. Catacosinos, the former chairman and chief executive officer of Long Island Lighting Company. The initial limited partners in this partnership are Canadian Imperial Bank of Commerce or CIBC, Caravelle Investment Fund, L.L.C., Continental Casualty Company, and Laurel Hill Capital Partners, LLC.

   The total financing for the merger was approximately $838.0 million, $591.6 million of which was required to pay the merger consideration.

   On May 26, 2000, we issued, together with SW Acquisition L.P., $100.0 million in units, each unit consisting of one share of 14 1/2% senior redeemable preferred stock of TNP with an initial liquidation preference of $1,000 per share and one warrant to purchase a limited partnership interest in SW Acquisition L.P.

                               The Exchange Offer

   On April 7, 2000, we issued in a private placement $275.0 million in aggregate principal amount of our 10.25% senior subordinated notes due 2010. We entered into a registration rights agreement with the initial purchasers of those notes in which we agreed to deliver to you this prospectus and to complete the exchange offer on or prior to October 4, 2000. You are entitled to exchange your old notes in the exchange offer for the applicable registered notes with substantially identical terms. We believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

                               The Exchange Offer

The Exchange Offer..........  TNP Enterprises, Inc is offering to exchange
                              $1,000 principal amount of 10.25% senior subordinated notes due 2010 which have been registered under the Securities Act, for each $1,000 principal amount of 10.25% senior subordinated notes due 2010 which were issued on April 7, 2000 in a private offering.

                              The terms of the registered notes and the old notes are substantially identical, except that the registered notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

                              In order to be exchanged, an old note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn.

                              As of this date, there are $275.0 million aggregate principal amount of old 10.25% senior notes due 2010 outstanding. We will issue the registered notes promptly after the expiration of the exchange offer.

Registration Rights.........  You are entitled under a registration rights agreement to exchange the old notes that you now hold for registered notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes. See "The Exchange Offer".

Expiration Date.............  The exchange offer expires at 5:00 p.m., New York
                              time on          , 2000 unless we extend it, and
                              we will consummate the exchange on the next business day.

Resales of Registered         Based on SEC no action letters, we believe that
   Notes....................  after the exchange offer you may offer and sell the registered notes without registration under the Securities Act so long as:

                              . you are acquiring the registered notes issued in the exchange offer in the ordinary course of your business;

                              . when the exchange offer begins you do not have an arrangement with another person to participate in a distribution of the registered notes; and

                              . you are not engaged in a distribution of, nor do you intend to distribute, the registered notes.

                              When you tender the old notes we will ask you to represent to us that:

                              . you will acquire the registered notes in the ordinary course of business;

                              . you are not our "affiliate", as defined under Rule 405 of the Securities Act; and

                              . when the exchange offer begins you are not engaged in nor do you have plans with another person to be engage in a distribution of the registered notes.

                              If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with any secondary resale transaction.

                              If you are a broker-dealer and receive registered notes for your own account, you may be deemed to be an "underwriter" within the meaning of the Securities Act, and you must acknowledge that you will deliver a prospectus if you resell the registered notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that your are an "underwriter" under the Securities Act. For a period of 180 days after the exchange offer is consummated or until the old notes are resold, whichever comes first, we will make this prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

                              If necessary, we will cooperate with you to register and qualify the registered notes for offer or sale without any restrictions or limitations under state "blue sky" laws.

Transfer Restrictions on      You may incur liability under the Securities Act
   the Notes................  if:

                              . any of the representations listed above are not true; or

                              . you transfer any registered note issued to you in the exchange without:

                                 (1) delivering a prospectus meeting the
                                     requirements of the Securities Act, or

                                 (2) qualifying for an exemption under the
                                     Securities Act's requirements to register your registered notes.

                              TNP does not assume or indemnify you against that liability. Each broker-dealer that receives registered notes for its own account in exchange for old notes, where old notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Conditions..................  The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offer--Conditions of the Exchange Offer".

Procedures for Tendering      The old notes were issued as global securities in
Old Notes...................  fully registered form without coupons. Beneficial interests in the old notes which are held by direct or indirect participants in The Depository
                              Trust Company through certificateless depositary interests are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC with respect to its participants. If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer either:

                                 (1) a written or facsimile copy of a properly
                                     completed and executed letter of
                                     transmittal and all other required
                                     documents to the address set forth on the cover page of the letter of transmittal; or

                                 (2) a computer-generated message transmitted
                                     by means of DTC's Automated Tender Offer
                                     Program system and forming a part of a
                                     confirmation of book-entry transfer in
                                     which you acknowledge and agree to be
                                     bound by the terms of the letter of
                                     transmittal.

                              The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                              . a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Book-Entry Transfer", or

                              . the documents necessary for compliance with the guaranteed delivery procedures described below.

                              A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things, all the items listed below:

                              . you are acquiring the registered notes issued in the exchange offer in the ordinary course of your business;

                              . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer;

                              . you are not an initial purchaser who acquired old notes directly from TNP in the initial offering to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act; and

                              . you are not our "affiliate", as defined under Rule 405 of the Securities Act.

Failure to Exchange Will
 Affect You Adversely.......  If you do not exchange your old notes for the registered notes pursuant to the exchange offer you will still be subject to the restrictions on transfer of your old notes as contained in the legend on the old notes. In general, you may not offer to sell or sell the old notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.

Special Procedure for
 Beneficial Owner...........  If you beneficially own old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes in the exchange offer, you should promptly contact such registered holder and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed note power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery           If you wish to tender your old notes and:
 Procedures.................

                              . you cannot complete the procedure for book-entry transfer on a timely basis,

                              . you cannot deliver the old notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer, or

                              . your old notes are not immediately available, you may still tender your old notes in accordance with the guaranteed delivery procedures detailed in the letter of transmittal. See "The Exchange Offer-- Guaranteed delivery procedures".

Withdrawal..................  You may withdraw the tender of your old notes at any time before the offer expires by providing a written withdrawal notice to the Exchange Agent which must be received by the Exchange Agent prior to 5:00 p.m. on the expiration date. TNP will return to you any old notes not accepted for exchange for any reason without expense to you as soon as practicable after withdrawal.

Exchange Agent..............  The Bank of New York is the exchange agent for the exchange offer.

Federal Income Tax            The exchange of the old notes will not be a
 Consequences...............  taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Tax Considerations".

                         Terms of the Registered Notes

Securities Offered..........  $275,000,000 principal amount of registered
                              10.25% senior subordinated notes.

Maturity Date...............  April 1, 2010.

Interest Rate...............  10.25% per year.

Interest Payment Dates......  Each April 1 and October 1, beginning on October
                              1, 2000.

Ranking.....................  The registered notes will not be secured by any collateral. The registered notes will rank below all TNP's senior debt. Therefore, if we default, your right to payment under the registered notes will be junior to the rights of holders of TNP's senior debt to collect money we owe them at the time. The registered notes will effectively rank below all liabilities (including trade payables) of our subsidiaries, including TNMP.

                              The registered notes will rank equal to TNP's other senior subordinated debt.

                              We estimate that, as of March 31, 2000, as adjusted, we would have had approximately $160 million of senior debt and our subsidiaries would have had approximately $467.6 million of debt.

Optional Redemption.........  Except in the case of certain public equity offerings by us, we cannot redeem the registered notes prior to April 1, 2005.

                              At any time from and after that date (which may be more than once), we can redeem some or all of the registered notes at specified prices, plus accrued interest.

Optional Redemption after
 Public Equity Offerings....  At any time (which may be more than once) before
                              April 1, 2003, we can choose to buy back up to 35% of the outstanding registered notes with money that we raise in one or more public equity offerings, as long as:

                              . we pay 110.25% of the face amount of the registered notes bought, plus accrued and unpaid interest;

                              . we buy the registered notes within 90 days of completing the public equity offering; and

                              .  at least 65% of the registered notes
                                 originally issued remain outstanding
                                 afterwards.

Change of Control Offer.....  If we experience a change in control, we must give holders of the registered notes the opportunity to sell us their registered notes at 101% of their face amount, plus accrued and unpaid interest.

                              We may not be able to pay you the required price for registered notes you present to us at the time of a change of control, because:

                              .  we might not have enough funds at that time;
                                 or

                              . the terms of our senior debt may prevent us from paying such amount.

Asset Sale Proceeds.........  We may have to use the cash proceeds from selling assets and, to the extent distributed to us, cash proceeds from selling assets of TNMP and its subsidiaries, to offer to buy back registered notes at their face amount, plus accrued interest.

Certain Indenture             The indenture governing the registered notes will
 Provisions ................  limit what we may do. However, our regulated subsidiaries, which currently consist of TNMP, the principal operating subsidiary of TNP, and its subsidiaries, will not be subject to many of these limitations. The provisions of the indenture will limit our ability to:

                              .  incur more debt;

                              .  pay dividends and make distributions;

                              .  issue stock of subsidiaries;

                              .  make certain investments;

                              .  repurchase stock;

                              .  create liens;

                              . restrict the ability of our subsidiaries to make payments to us;

                              .  enter into transactions with affiliates;

                              .  enter into sale-leaseback transactions;

                              .  merge or consolidate; and

                              .  transfer and sell assets.

                              These covenants are subject to a number of important exceptions, including that the indenture will not limit the ability of our regulated subsidiaries to:

                              .  incur more debt;

                              .  issue preferred stock;

                              .  create liens;

                              .  enter into sale-leaseback transactions; and

                              .  transfer and sell assets.

Registration Rights.........  We agreed to use our best efforts to file a registration statement for the registered notes with the SEC within 60 days of the original issue date of the old notes and to cause that registration statement to be declared effective within 150 days of the issue date of the old notes.

                              If the exchange offer is not completed by October 4, 2000 we agreed to file a "shelf registration statement" that would allow some or all of the notes to be offered to the public.

                              Additional Interest--

                              We will have to pay additional interest on the notes if:

                              .  we do not file a required registration
                                 statement on time;

                              .  the SEC does not declare a required
                                 registration statement effective on time;

                              . we do not complete the offer to exchange the notes for the exchange notes within 180 days from the original issue date of the notes; or

                              . we are required to file a shelf registration statement and we do not keep it effective until the second anniversary of the issue date of the notes.

                              You will not have any remedy other than
                              additional interest on the notes if we fail to meet the targets listed above (a "registration default").

                              If there is a registration default, the annual interest rate on the notes will increase by 0.50%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 2% per year over the interest rate shown on the cover of this prospectus.

                              If we must pay additional interest, we will pay it to you in cash on the same dates that we make other interest payments on the notes, until we correct the registration default.

                              If we correct the registration default, the interest rate on the notes will revert to the original level.

   For more complete information about the notes, see the "Description of the Notes" section of this prospectus.

                                  Risk Factors

   Before making an investment in the notes, you should consider carefully the information included in the "Risk Factors" section of this prospectus, as well as other information contained in this prospectus.

                           Principal Executive Office

   Our principal executive office is located at 4100 International Plaza, Forth Worth, Texas 76113 and our telephone number is (817) 731-0099. Our web site is http://www.tnpe.com. The information found on our web site is not a part of this prospectus.

                  Summary Historical Financial and Other Data
                             (Dollars in thousands)

   The following table sets forth summary historical and other data. The summary historical financial data in this table should be read in conjunction with, and is qualified in its entirety by, our audited financial statements, the notes to our audited financial statements, our "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our "Selected Historical Financial and Operating Data" included elsewhere in this prospectus. The historical financial data as of the end of and for each of the three years in the period ended December 31, 1999, are derived from our audited consolidated financial statements incorporated by reference herein. The historical financial data as of and for the three months ended March 31, 1999 and March 31, 2000 are derived from our unaudited financial statements which, in the opinion of our management, contain all adjustments necessary for a fair presentation of the information presented.

                           Year Ended December 31,         Three Months Ended
                          --------------------------  -----------------------------
                            1997     1998     1999    March 31, 1999 March 31, 2000
                          -------- -------- --------  -------------- --------------
Statement of Income
 Data:
 Operating revenues.....  $578,534 $585,941 $576,150     $118,125       $124,526
 Total operating
  expenses(1)...........   480,761  501,160  501,758      103,633        107,087
 Net operating
  income(2).............    97,773   84,781   74,392       14,492         17,439
 Other income (net).....     1,700    1,238     (482)         281            334
 Interest expense.......    56,912   53,885   43,743       11,641         10,514
 Income from continuing
  operations............    42,561   32,134   30,167        3,132          7,259

Other Data:
 EBITDA(3)..............  $161,134 $142,252 $161,342     $ 29,761       $ 33,473
 Depreciation and
  amortization..........    40,676   40,628   65,483       14,394         11,990
 Preferred dividends and
  other.................       158      150      (19)          36              5
 Capital
  expenditures(4).......    28,232   37,534   41,144       11,592          9,200
 Number of customers (at
  end of period)........   222,671  228,420  233,667      230,018        235,173
 Gigawatt-hours sold to
  residential
  and commercial
  customers.............     4,024    4,323    4,342          894            936
 Total gigawatt-hours
  sold..................    10,151    9,843    9,369        2,098          2,180
 Average revenue per
  kilowatt-hour sold
  (cents)...............      5.70     5.95     6.15         5.63           5.71
Financial Ratios:
 Ratio of total debt to EBITDA.............     2.7x
 Ratio of total debt and preferred equity
  to EBITDA................................     2.7x
 Ratio of EBITDA to interest expense.......     3.7x
 Ratio of EBITDA to interest expense and
  preferred dividends......................     3.7x

                                             As of December 31, As of March 31,
                                                    1999             2000
                                             ------------------ ---------------
Balance Sheet Data:
 Total assets..............................      $1,001,199       $1,000,690
 Total debt................................         440,244          461,264
 Preferred stock subject to mandatory
  redemption...............................           1,664            1,534
 Common shareholders' equity...............         327,110          331,658

--------
(1) Total operating expenses include purchased power, fuel, other operating and maintenance expenses, depreciation and amortization, charge for recovery of stranded plant, taxes other than income taxes and income taxes.
(2) Net operating income is operating revenue less total operating expenses.
(3) EBITDA represents income from continuing operations before interest expense, income tax expense, charge for recovery of stranded plant, depreciation and amortization expenses and non-cash charges of $2.8 million net of taxes and taxes on other income in 1999. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to operating income or income from continuing operations as an indicator of our operating performance or cash flow as a measure of liquidity.
(4)Represents additions to utility plant. Excludes additions to other property and unregulated investments.

                                  RISK FACTORS

   Before you invest in the notes, you should carefully consider these risk factors as well as the other information contained in this prospectus. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are unimportant may also hurt our business operations.

Factors Relating to TNP and its Subsidiaries

   Our substantial indebtedness could adversely affect our financial condition and prevent TNP from fulfilling its obligations under the notes. The following chart shows certain important information about our leverage and represents the completion of the merger and the application of the proceeds.

                                                            As of March 31, 2000
                                                                As Adjusted
                                                            --------------------
                                                                (Dollars in
                                                                 millions)
   Indebtedness of TNP senior to the notes.................        $160.0
   Notes Offered hereby....................................         275.0
   Indebtedness of TNP's subsidiaries......................         467.6
   Total consolidated indebtedness of TNP..................         902.6
                                                              As Adjusted For
                                                             The Twelve Months
                                                            Ended March 31, 2000
                                                            --------------------
   Ratio of earnings to fixed charges......................          2.3x
   ProForma Ratio earnings to fixed charges................          1.1x

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for TNP to satisfy its obligations with respect to the notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

  . require a substantial portion of our cash flow from operations for debt payments;

  . limit our flexibility to plan for, or react to, changes in the business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have relatively less debt; and

  .  limit our ability to borrow additional funds.

   Any of the above listed factors could materially adversely affect us.

   Despite current indebtedness levels, we may still be able to incur substantially more debt. TNP and its subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit TNP or any of its future, non-regulated subsidiaries from doing so. TNP's regulated subsidiaries, including TNMP, are not restricted under the terms of the indenture from incurring additional indebtedness. On a pro forma basis, as of March 31, 2000, TNP had additional borrowing availability under its senior secured credit facility of up to $25.0 million and TNMP had additional borrowing availability under its credit facilities and indentures of up to $248.3 million, subject to covenant compliance, and any such borrowing would be senior to the notes. If we incur additional debt, the related risks that we now face could increase.

   To service our indebtedness, we will need a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on and to refinance any of our indebtedness, including, with respect to TNP, the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to competitive, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe that we have sufficient liquidity to satisfy any known contingencies and meet our expected future working capital requirements and planned capital expenditures. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to TNP or its subsidiaries under their respective revolving credit facilities in a sufficient amount to enable them to pay their indebtedness, including, with respect to TNP, the notes, or to fund their other liquidity needs. TNP or its subsidiaries may need to refinance all or a portion of its indebtedness, including, with respect to TNP, the notes, on or before their stated maturity. However, they might not be able to refinance any of their indebtedness, including, with respect to TNP, the notes, on commercially reasonable terms or at all.

   TNP is a holding company and depends entirely on the earnings of its primary operating subsidiary, TNMP, which has no obligation on the notes and may not be permitted to distribute its earnings to us. The notes will be exclusively the obligation of TNP and not of TNMP or any of TNP's other subsidiaries or affiliates. TNP operates primarily through its subsidiaries and other affiliates. TNP's cash flow, and its ability to service its indebtedness, including payment of interest and principal on the notes, depends primarily on the earnings of TNMP and the distribution of those earnings to us. There are several restrictions on the ability of TNMP to distribute its earnings to TNP. TNMP must provide for its own obligations, such as operating expenses, debt service and reserves, and it has also entered into indentures and credit agreements that restrict its ability to make distributions or pay dividends to TNP. In addition, TNMP has made certain commitments to the PUCT and the NMPRC that may affect its ability to make distributions to TNP. These commitments include:

  . a limitation on the payment of dividends to TNP unless certain financial tests are satisfied;

  . a restriction on taking any action that would prevent TNMP from providing reasonable and proper service at fair and just rates;

  . a restriction on lending or transferring funds or issuing securities of TNMP to, or purchasing debt instruments of, or guaranteeing or assuming liabilities of, affiliated entities without state regulatory approval; and

  . a restriction on pledging TNMP's assets to secure the payment or guarantee the debt of any TNMP affiliate without state regulatory approval.

   Finally, TNMP and TNP's other subsidiaries are separate legal entities from TNP, and, because they are not guaranteeing the notes, are not obligated to repay any amounts due on the notes or to give TNP any funds therefore, whether as dividends, loans or payments. In case of liquidation or reorganization of a subsidiary of TNP, TNP is effectively subordinated to the creditors of such subsidiary in the receipt of its assets or proceeds. At the closing of the merger, the articles of incorporation of TNP and TNMP included provisions designed to ensure that TNP and TNMP will maintain separate and independent operations. These provisions include:

  . a requirement that TNMP have at all times at least one independent director appointed by the shareholders, whose consent shall be required for TNMP to amend its articles of incorporation, consolidate or merge with any person, sell all or substantially all of its assets or to institute bankruptcy or insolvency proceedings, and who shall be required to consider only the interest of TNMP and its creditors in voting on any such transactions;

  . a prohibition on TNMP using its credit to satisfy the debts or obligations of any other person; and

  . a prohibition on TNMP lending to any person or buying or holding any indebtedness or other obligations issued by any other person, except for cash and cash equivalents.

   TNP's regulated subsidiaries, including TNMP and its subsidiaries, are not subject to many of the restrictive covenants imposed on TNP under the indenture. TNP's regulated subsidiaries, which currently consist of TNMP, the principal operating subsidiary of TNP, and its subsidiaries, are not guarantors of the notes and, as regulated subsidiaries, are not subject to many of the restrictive covenants imposed on TNP under the indenture. The indenture will not limit the ability of TNP's regulated subsidiaries to incur more debt, issue preferred stock, create liens, enter into sale-leaseback transactions or transfer and sell assets. TNP's regulated restricted subsidiaries, on whom it is dependent to meet its debt service obligations, therefore will not be restricted in their ability to take certain actions that could make it more difficult for them to make distributions to TNP.

   The articles of incorporation of TNP and TNMP restrict TNP's ability to cause TNMP to file for bankruptcy. TNP's and TNMP's articles of incorporation both contain provisions which prevent TNP from taking any action that would cause TNMP to file for bankruptcy or seek liquidation or reorganization under the federal bankruptcy laws. Under certain circumstances, TNP's inability to cause TNMP to file for bankruptcy or seek liquidation or reorganization could make it difficult for TNP to satisfy its obligations to creditors, including holders of the notes, in the event of TNP's bankruptcy, liquidation or reorganization.

   We operate in an increasingly competitive market. The electric utility industry continues its transition toward an increasingly competitive environment. Many states, including Texas and New Mexico, have passed legislation to open the generation and sale of electricity to competition. Texas law includes provisions which are designed to encourage competitors to provide electricity to customers in our markets. These same provisions will, until December 31, 2006, limit our ability to respond to competitors until these competitors have gained significant market share. The increasingly competitive environment presents the risk of loss of existing customers. We cannot assure you that we will be able to compete successfully in this new unregulated environment.

   Certain equityholders of Parent may have interests which conflict with your interests and have affiliates that acted as initial purchasers of the notes and lenders under credit facilities of TNP and TNMP. Upon completion of the merger, Parent, whose owners include affiliates of CIBC World Markets Corp. ("CIBC"), Continental Casualty Company, Caravelle Investment Fund, L.L.C., an investment fund managed by an affiliate of certain employees of CIBC ("Caravelle"), and Dr. Catacosinos, owned 100% of TNP's outstanding common stock. Parent is able to elect all of TNP's directors, appoint new management and approve any action requiring the approval of TNP's shareholders, including amendment of its articles of incorporation and mergers or sales of substantially all of TNP's assets. The directors elected by Parent will be able to make decisions affecting TNP's capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and declare dividends. The interests of Parent could conflict with your interests. For example, if TNP encounters financial difficulties or is unable to pay its debts as they mature, the interests of TNP's equity holders might conflict with your interests as a noteholder. Furthermore, TNP's equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that might involve risks to the holders of the notes. Under certain circumstances, the interests of CIBC's affiliates, as holders of limited partnership interests in Parent and CIBC's affiliate's interest as a lender under the senior secured credit facility and TNMP's credit facility, may conflict with CIBC's interests as an initial purchaser of the notes. For information concerning the composition of TNP's management team and its board of directors, see the "Management" section of this prospectus. For information on rights of equityholders of Parent, see the "Certain Relationships and Related Party Transactions" section of this prospectus.

   Our historical seasonality could impair TNP's ability to make interest payments on the notes. Because we experience increased sales and operating revenues during the summer months as a result of increased air conditioner usage in hot weather, our business is highly seasonal. Approximately 43% of our annual operating revenues occur in the months of June, July, August and September. In addition, unusual temperature fluctuations in our high season and unpredictable changes in the weather may adversely affect our net sales and operating revenues in those months. Our working capital needs, and correspondingly, our borrowings, peak during the second quarter. If cash on hand and borrowing availability are insufficient to cover payments due on the notes, this seasonality could adversely affect TNP's ability to make payments as required by the notes.

   We depend on third-party suppliers to fulfill over three-quarters of our system wide energy requirements. We purchase approximately 80% of our electricity from various third party electric power suppliers with diversified fuel sources. The availability and cost of purchased power to TNMP is subject to changes in supplier costs, regulations and laws, market forces, fuel costs and other factors. TNMP regularly enters into firm contracts with these third parties to assure service to its entire customer load. These contracts allow TNMP the option to purchase power within a specified minimum and maximum range. Purchases on the spot market are primarily made instead of firm contract options when the spot market price represents savings to TNMP's customers. In recent years TNMP has increasingly relied on contracts of a shorter term. In this way TNMP may achieve greater purchased power savings during periods of decreasing power costs. However, these shorter term contracts increase our risk during periods of rising costs. During the past two years we have experienced higher energy costs due to demand associated with abnormally warm summers. Over the next five years, TNMP will have to replace power purchase contracts that represent approximately 77% of our estimated energy requirements. We cannot assure you that TNMP will be able to continue to renew its firm contracts on a favorable basis, or be able to adequately protect itself against a long period of rising costs. If TNMP cannot renew its firm option contracts, it will be forced to rely on the spot market for its purchased power energy needs. In a period of high spot market prices, this reliance would adversely affect TNMP's operating revenues and TNP's ability to repay the notes.

   Because our Texas operations are located within the ERCOT system we are limited in our ability to obtain power to sell to our customers in Texas from outside ERCOT if needed or if available at a lower cost. We generate approximately 20% of our total electricity requirements and purchase the remainder from other electric utilities and third-party power providers. Over the next several years we will have to replace several long-term power supply agreements as they expire. We are located within the ERCOT system and depend on it for the electricity we obtain from third party providers to serve our customers in Texas. The ERCOT system is a self contained electrical grid with very limited interconnection with other grids. Therefore, our Texas operations, which generated 86% of our 1999 operating revenues, are subject to price fluctuations and availability of electricity within ERCOT and may not be able to obtain power from outside ERCOT should it become scarce within the system or available at cheaper prices or better terms from suppliers outside the ERCOT system.

   Our success depends in large part on our senior management personnel. Our success depends in large part upon the abilities and continued service of our senior management personnel. The loss of certain members of senior management could seriously affect our business prospects. We do not maintain key man life insurance on any of our senior management personnel. See the "Management" section of this prospectus.

Factors Relating to the Regulatory Environment

   We are regulated at both the state and federal levels in a changing regulatory environment. We are regulated in virtually all aspects of our utility business by various federal and state agencies. At the state level, we are subject to comprehensive regulation primarily by the PUCT and NMPRC. The electrical utility industry is in the process of transition to a competitive market. Both Texas and New Mexico have recently enacted legislation to open the generation and retail supply of electricity to competition, and PUCT and NMPRC are enacting regulations that will govern that transition. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the regulatory environment in effect at the time. We cannot predict how future legislative or regulatory changes will affect the future regulatory framework of our industry.

   At the federal level we are regulated by, among others, the FERC and the SEC. We are subject to the Federal Power Act and the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Because TNP owns a utility subsidiary, it falls under PUHCA's definition of a holding company. However, TNP is currently exempt, under Section 3(a)(1) of PUHCA, from all provisions of PUHCA except for Section 9(a)(2), which relates to the acquisition of securities of public utility affiliates.

   The application of certain accounting rules could cause extraordinary charges. Statement of Financial Accounting Standards No. 71, "Accounting for the effects of certain Types of Regulation," or SFAS 71, allows regulated entities like TNMP, in appropriate circumstances, to establish regulatory assets and liabilities, and thereby defer the income statement impact of certain costs and revenues that are expected to be realized in future rates.

   As a result of the Community Choice(R) program in New Mexico, TNMP discontinued the application of SFAS 71 to its generation/power supply operations in New Mexico during 1997. The discontinuing of regulatory accounting principles had no effect on TNMP's financial condition. Community Choice(R) was TNMP's plan for transition to competition for its New Mexico service territory that was in effect from May 1, 1997, until the NMPRC terminated it on June 8, 1999. By terminating Community Choice(R), the NMPRC placed TNMP on the same timetable as other New Mexico utilities with regard to retail competition and restored the pass-through of purchased power costs to customers.

   In Texas, prior to the passage of the new legislation, TNMP had been operating under a transition plan (the "Transition Plan") approved by the PUCT in 1998. EITF 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of SFAS Statements No. 71 and 101," states that application of SFAS 71 should stop "when deregulatory legislation is passed or when a rate order (whichever is necessary to effect the change in the jurisdiction) that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued." With the passage of the legislation, TNMP discontinued the application of SFAS 71 to the generation and power supply portion of its Texas business during the fourth quarter of 1999. As a direct result of discontinuing SFAS 71 and in accordance with the legislation, TNMP has reclassified net regulatory assets (regulatory assets less liabilities) of $19.0 million that pertain to these deregulated operations as recoverable stranded costs, as of March 31, 2000. We believe that the $19.0 million represents verifiable stranded costs and intend to have TNMP recover them from customers pursuant to the methods specified in the Texas legislation.

   In conjunction with the discontinuance of SFAS 71, TNMP is required to determine if its generating plant asset, TNP One, is impaired under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Based on TNMP's undiscounted cash flow analysis over the estimated useful life of TNP One, there is no impairment of TNP One, as defined by SFAS 121, as of March 31, 2000. TNMP's impairment analysis includes reasonable estimates of future market prices, capacity factors, operating costs, the effects of competition and many other factors over the life of TNP One. TNMP's impairment analysis is highly dependent on these estimates. As of March 31, 2000, the net book value of TNP One was $430.4 million.

  The Merger is to be accounted for under the purchase method of accounting. In accordance with the purchase method of accounting, the purchase price will be allocated to the acquired assets and assumed liabilities based on their fair values and the unallocated amount will be recorded as goodwill. The process of determining the fair value of assets and liabilities is underway, and the final results will not be completed until certain information about pre-acquisition contingencies is assessed. The most significant items to be determined include the appropriate value to assign to TNP's sole generating plant and the amount of regulatory assets to be recorded for recovery of stranded costs as permitted by Texas legislation.

   We may be adversely affected by environmental regulations. In recent years, public concern for the environment has resulted in increased governmental regulation of environmental matters. Our subsidiaries are subject to these regulations in the licensing and operation of the generation, transmission and distribution facilities in which they have an interest, as well as the licensing and operation of the facilities in which they are a co-licensee. These environmental requirements are administered by local, state and federal regulatory authorities and concern the impact of our generation, transmission, distribution, transportation and waste handling facilities on air, water, land, aesthetic qualities and natural resources.

   TNMP must comply with a number of statutes and regulations relating to protection of the environment and to the safety and health of the public and of the personnel in operating plants and believes it is in substantial compliance with these requirements. Such statutes and regulations, which historically have changed from time to time, include regulation of hazardous materials associated with each plant, limitations on air, water and noise emissions from the plants, safety and health standards and requirements relating to the storage, treatment and disposal of wastes. In addition, TNMP could become liable for the investigation and removal of any hazardous materials that may be found on its current or formerly owned or operated property regardless of the sources of such hazardous materials. Failure to comply with environmental requirements of such statutes or regulations could result in civil or criminal liability, imposition of cleanup liens and fines and large expenditures to bring such property into compliance. TNMP has owned and operated and currently owns and operates industrial facilities where hazardous substances were and are used. We cannot assure you that those costs will not be incurred in the future and that they will not be material.

Factors Relating to the Notes

   We are subject to a number of restrictions imposed by the terms of our indebtedness which, if breached, could have adverse consequences to us. The indenture has covenants which limit what we may do. Those covenants, in general, limit what TNP (and in certain cases what TNMP) may do:

  .  incur more debt;                   .  restrict the ability of TNP's
                                           subsidiaries to make payments to
  .  pay dividends and make                TNP;
     distributions;
                                        .  enter into transactions with
  .  issue stock of subsidiaries;          affiliates;

  .  make certain investments;          .  enter into sale-leaseback
                                           transactions;
  .  repurchase stock;
                                        .  merge or consolidate; and
  .  create liens;
                                        .  transfer and sell assets.

   If we do not comply with these covenants, an event of default could occur. An event of default could materially harm our business if it is not cured or waived. See the "Description of the Notes--Certain Covenants" section of this prospectus.

   TNP's senior secured credit facility also contains restrictive covenants. In addition, the senior secured credit facility requires TNP to comply with specified financial tests and satisfy certain financial condition tests. TNP's ability to meet these financial ratios and financial condition tests may be affected by events beyond its control. The breach of any of these covenants could result in a default under the senior secured credit facility or the notes. In the event of a default under the senior secured credit facility or the notes, the lender under the senior secured credit facility could accelerate such debt. If TNP were unable to repay those amounts, the lender under the senior secured credit facility could proceed against the collateral granted to them to secure the debt outstanding. In addition, other debt under instruments containing cross-acceleration or cross-default provisions could also be similarly accelerated. If any indebtedness were to be accelerated, TNP might not have sufficient cash to pay it. See the "Description of Other Indebtedness and Preferred Equity" section of this prospectus.

   The notes will be contractually subordinated in right of payment to TNP's senior debt and structurally subordinated in right of payment to its subsidiaries' debt. The notes will be junior in right of payment to all of TNP's senior debt, including indebtedness under its senior secured credit facility. In addition, the indenture permits TNP to incur additional senior debt, if certain conditions are met. In the event of TNP's insolvency, liquidation, reorganization, dissolution or other winding-up or upon a default in payment with respect to, or the acceleration of, any senior debt, the holders of such senior debt must be paid in full before the holders of the notes may be paid. If TNP incurs any additional senior subordinated debt, the holders of such debt would be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up. This may reduce the amount of proceeds paid to the holders of the notes. In addition, no payments may be made with respect to the principal of, or interest on the notes if a payment default exists with respect to TNP's senior debt and, under certain circumstances, no payments may be made with respect to the principal of, or interest on the notes for a certain period if a non-payment default exists with respect to senior debt. See the "Description of the Notes --Subordination" section of this prospectus.

   TNP's subsidiaries are not guarantors of the notes. As a result, all indebtedness of TNP's subsidiaries, including any borrowings under TNMP's credit facilities and other liabilities, will be effectively senior in right of payment to the notes. For more information about the terms of certain indebtedness of TNMP, see the "Description of Certain Indebtedness and Preferred Equity--TNMP" section of this prospectus.

   If any or all of TNP's subsidiaries become subject to bankruptcy proceedings before payment on the notes, we do not expect holders of the notes to have claims in such proceedings. Only after such subsidiaries' creditors are fully paid would any remaining value of the subsidiaries' assets be available to TNP or its creditors, including holders of the notes.

   TNP may not be able to finance the change of control offer required by the indenture. If specific kinds of events that result in our experiencing a change of control occur, TNP will be required to offer to purchase all outstanding notes under the indenture. However, it may not be able to access sufficient funds, internally or otherwise, to purchase any notes tendered. The indenture also requires that, before TNP may repurchase the notes upon a change of control, it would have to:

  . repay or offer to repay in full all obligations and terminate all commitments under the senior secured credit facility and repay the obligations under the senior secured credit facility of each lender who has accepted such offer; or

  . obtain the requisite consents under the senior secured credit facility to permit it to repurchase the notes as described above. TNP's inability to repay its obligations and terminate its commitments or obtain the requisite consent under the senior secured credit facility, and its inability to repurchase all of the tendered notes, would constitute an event of default under the indenture.

   In addition, certain events involving a change of control may result in an event of default under the senior secured credit facility and TNP's other indebtedness that may be incurred in the future. An event of default under the senior secured credit facility or other future indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the notes would require payment in full of all senior debt before TNP can repurchase or make other payments in respect of the notes. However, it is possible that it would not have sufficient funds at the time of the change of control to repurchase the notes or pay its obligations under the senior secured credit facility or other future senior debt. In addition, we cannot assure you that TNP will be able to obtain the consent of the lenders under the senior secured credit facility to enable it to repurchase the notes. See the "Description of the Notes--Change of Control" section of this prospectus.

   You cannot be sure that an active trading market will develop for the notes. There is currently no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. The liquidity of any market for the notes will depend upon the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes, and holders of registered notes may not be able to sell the registered notes, or may not be able to sell them at profitable prices. An active market for the registered notes may not develop, either before, during or after the consummation of the exchange offer.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. There can be no assurance that the market, if any, for the registered notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the registered notes.

   Holders of old notes who do not participate in the exchange offer will hold restricted securities without registration rights. TNP issued the old notes in a private offering exempt from the registration requirements of the Securities Act. Therefore, holders of old notes may not offer, sell or otherwise transfer their old notes except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exceptions from, or in transactions not subject to, such registration requirements. Holders of old notes who do not exchange their old notes for registered notes in the exchange offer will continue to be subject to these transfer restrictions after completion of the exchange offer.

   In addition, after completion of the exchange offer, holders of old notes who do not tender their old notes in the exchange offer will no longer be entitled to any exchange or registration rights under the registration rights agreements, except under limited circumstances. To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes could be adversely affected.

   If you fail to follow the exchange offer procedures, your old notes may not be accepted for exchange. Each holder of old notes wishing to accept the exchange offer must deliver the letter of transmittal, together with the old notes to be exchanged and any other required documentation, to the exchange agent, or effect a tender of old notes by book-entry transfer into the exchange agent's account, in each case in compliance with the instructions provided in "The Exchange Offer" section of this prospectus and in the letter of transmittal.

   The method of delivery of old notes and the letter of transmittal and all other required documentation is at the election and risk of the holders of the old notes. Although we intend to notify tendering holders of any defects or irregularities with respect to their tenders of old notes, neither TNP, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived.

                                 RECENT EVENTS

The Merger

   On May 24, 1999, ST Acquisition agreed to merge with and into TNP. Upon closing, each share of TNP's common stock that was outstanding at the effective time of the merger was automatically converted into the right to receive $44.00 in cash. At that time, TNP ceased to be publicly held, and its common stock is no longer be traded on the New York Stock Exchange. On April 7, 2000, ST Acquisition Corp. was merged with and into TNP, with TNP surviving the merger. On April 25, 2000, in connection with the merger, we dismissed Arthur Andersen LLP as our independent accountants and engaged Deloitte & Touche LLP to replace Arthur Andersen LLP. We filed a Current Report on Form 8-K with the SEC with respect to this change of accountants on May 2, 2000.

Financing for the Merger

   The total financing for the merger was approximately $838.0 million, $591.6 million of which was required to pay the merger consideration. The balance of the financing was used, to refinance certain indebtedness of TNMP that TNMP was required to repurchase as a result of the change of control of TNP contemplated by the merger, and to pay costs and expenses related to the merger. The financing for the merger consisted of: (i) a $200.0 million equity investment comprised of (x) $100.0 million of proceeds from the issuance by ST Acquisition of the Preferred Equity and (y) a $100.0 million contribution from Parent to ST Acquisition, and (ii) $638.0 million of debt financing, comprised of (x) up to $160.0 million of borrowings under a senior secured credit facility, (y) $275.0 million from the issuance of the old notes and (z) $203.0 million of borrowings by TNMP under a backstop credit facility to refinance debt of TNMP that was required to be repurchased as a result of the change of control of TNP resulting from the merger.

   On May 26, 2000, we issued, together with SW Acquisition L.P., $100.0 million in units, each unit consisting of one share of 14 1/2% senior redeemable preferred stock of TNP with an initial liquidation preference of $1,000 per share and one warrant to purchase a limited partnership interest in SW Acquisition L.P.

   The following table sets forth the sources and uses of funds in connection with the merger assuming they were consummated on March 31, 2000 and assuming there were no drawings under the backstop credit facility (in millions):

     Sources of Funds:
       Senior secured credit facility(1)................................ $160.0
       Notes offered hereby.............................................  275.0
       Preferred Equity.................................................  100.0
       Equity contribution by Parent....................................  100.0
       Cash on hand.....................................................    5.3
                                                                         ------
         Total.......................................................... $640.3
                                                                         ======
     Uses of Funds:
       Merger consideration(2).......................................... $591.6
       Estimated fees and expenses......................................   48.7
                                                                         ------
         Total.......................................................... $640.3
                                                                         ======

--------
(1) The senior secured credit facility consists of (i) the $25.0 million revolving credit facility, of which no borrowings have been made under this facility, and (ii) the $160.0 million term loan. See the "Description of Certain Indebtedness and Preferred Equity" section of this offering memorandum.
(2) The merger consideration consists of $44.00 per share of TNP common stock outstanding immediately prior to the closing of the merger.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for TNP on a historical basis:

                                            Year Ended December 31,
                                  --------------------------------------------
                                    1995     1996     1997     1998     1999
                                  -------- -------- -------- -------- --------
Ratio of earnings to fixed
 charges.........................     1.7x     1.5x     2.1x     1.9x     2.1x

                                   For the Twelve Months ended March 31, 2000
                                  --------------------------------------------
Ratio of earnings to fixed
 charges.........................                       2.3x
Pro Forma Ratio of Earnings to
 Fixed Charges...................                       1.1x

   For purposes of this calculation, earnings are defined as income from continuing operations plus income taxes plus fixed charges. Fixed charges consist of total interest; amortization of debt discount, premium, and expense, and the portion of interest implicit in rentals.

                               THE EXCHANGE OFFER

   We issued the old notes on April 7, 2000 (the "Closing Date") to the initial purchasers in an offering to qualified institutional buyers under Rule 144A under the Securities Act. As a condition to the sale of the old notes, TNP and the initial purchasers entered into the Registration Rights Agreement on the Closing Date. The registration statement, of which this prospectus is part, is intended to satisfy our obligation to conduct an exchange offer under the Registration Rights Agreement summarized below. This summary of provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the registration statement and a copy of which is available as set forth in "Where to Find More Information."

   Pursuant to the Registration Rights Agreement, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the registered notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of old notes who are able to make specified representations the opportunity to exchange their old notes for the registered notes. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or any noteholder notifies us within the specified time period that it:

  . is prohibited by law or SEC policy from participating in the exchange offer;

  . may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such noteholder; or

  . is a broker-dealer and holds old notes acquired directly from us or an affiliate of ours,

we will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of the old notes by the noteholders who satisfy conditions relating to the provision of information in connection with the shelf registration statement. The Registration Rights Agreement, dated as of April 7, 2000, provides that we will:

  . file an exchange offer registration statement with the SEC on or prior to June 6, 2000;

  . use our reasonable best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to September 4, 2000;

  . commence the exchange offer and use our reasonable best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, registered notes in exchange for all old notes tendered prior thereto in the exchange offer; and

  . if obligated, to use our reasonable best efforts to file a shelf registration statement with the SEC as promptly as reasonably practicable after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after we are required to file such shelf registration statement.

   If:

  . we fail to file with the SEC either this registration statement or the shelf registration statement required by the Registration Rights Agreement on or before the date specified for such filing;

  . any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  . we fail to consummate the exchange offer on or prior to the date specified with respect to the exchange offer registration statement; or

  . any registration statement required by the Registration Rights Agreement is filed and declared effective but thereafter ceases to be effective or usable for its intended purpose;

(each such event referred to in the clauses above a "Registration Default"), then we will pay liquidated damages to each noteholder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default of a rate per annum equal to 0.50% of the principal amount of transfer restricted securities held by such holder. The rate of the liquidated damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum rate of liquidated damages of 2.0% per annum of the principal amount of transfer restricted securities. We in no event are required to pay liquidated damages for more than one Registration Default at any given time. We will pay all accrued liquidated damages (as more fully set forth in the Indenture and the old notes) on each Interest Payment Date. Following the cure of all Registration Defaults, liquidated damages will not accrue.

Transfer Restricted Securities

   For purposes of the foregoing, transfer restricted securities means:

   each old note until:

  . the date on which such old note is exchanged for a registered note which is entitled to be resold to the public by such noteholder without complying with the prospectus delivery requirements of the Securities Act;

  . the date on which such old note has been disposed of in accordance with a shelf registration statement; or

  . the date on which such old note is sold pursuant to Rule 144 under the Securities Act or may be sold without restrictions pursuant to Rule 144(k) under the Securities Act;

and each Registered Note held by a broker-dealer until the date on which such registered note is disposed of by a broker-dealer as set forth under "Plan of Distribution" below.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the old notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. As of the date of this prospectus, $275.0 million aggregate principal amount of the old notes is outstanding and no registered notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent
on or about            , 2000, to all noteholders known to us. Our obligation
to accept the old notes for exchange pursuant to the exchange offer is subject to the conditions as set forth under "--Certain Conditions to the Exchange Offer" below. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Noteholders may tender some or all of their old notes pursuant to the exchange offer. See "--Consequences of Failure to Exchange." However, the old notes may be tendered only in integral multiples of $1,000.

   The registered notes will evidence the same debt as the old notes for which they are exchanged, and are entitled to the benefits of the indenture. The form and terms of the registered notes are the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act. Therefore, the registered notes will not bear legends restricting their transfer.

   Noteholders do not have any appraisal or dissenters' rights under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

   We shall be deemed to have accepted validly tendered old notes when, as, and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering noteholders for the purpose of receiving the registered notes.

   If any tendered old notes are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of old notes without expense to the noteholder of the old note, as promptly as practicable after the expiration date of the exchange offer.

   Noteholders whose old notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold such old notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the old notes under the indenture. Following completion of the exchange offer, the noteholders will continue to be subject to the existing restrictions upon transfer of the old notes and we will have no further obligation to those noteholders to provide for the registration under the Securities Act of the old notes held by them. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, old notes could be adversely affected.

   Noteholders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "--Fees and Expenses; Solicitation of Tenders."

Expiration Date; Extensions; Amendments

   The term expiration date shall mean 5:00 p.m., New York City time on    ,
2000 unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended. In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered noteholders an announcement of that notice, and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

   We reserve the right at our sole discretion:

  .  to delay accepting any old notes;

  .  to extend the exchange offer;

  . to terminate the exchange offer and not accept the old notes not previously accepted if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

  . to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the noteholders.

   If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all noteholders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to noteholders, if the exchange offer would otherwise expire during such five to ten business day period. During any extension of the expiration date of the exchange offer, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

   We will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the registered notes

   The registered notes will bear interest from the most recent date to which interest has been paid on the old notes, or, if no interest has been paid on the old notes, from April 7, 2000. See "Description of the Registered Notes-- Principal, Maturity and Interest."

Procedures for Tendering the Old Notes

   When a beneficial owner of old notes tenders them to us as set forth below and we accept the old notes, the beneficial owner of the old notes and us will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

   Except as set forth below, if you wish to tender the old notes for exchange pursuant to the exchange offer, we must receive a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

  . the exchange agent must receive certificates for such old notes along with the letter of transmittal;

  . the exchange agent must receive prior to the expiration date of the exchange offer a timely confirmation of a book-entry transfer of such old notes into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

  . the noteholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDER. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. YOU SHOULD NOT SEND LETTERS OF TRANSMITTAL OR OLD NOTES TO US.

   Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered:

  . by a registered noteholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

  .  for the account of an eligible institution (as defined below).

In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the old notes are registered in the name of a person other than the person signing the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered noteholder with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal is signed by a person or persons other than the registered noteholder or noteholders, the old notes must either be endorsed by the registered noteholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the old notes must be signed exactly as the name or names of the registered noteholder or noteholders that appear on the old notes.

   If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any old notes or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

   By tendering, each noteholder will represent to us that, among other things:

  . the registered notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such registered notes, whether or not that person is the noteholder; neither the noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such registered notes;

  . if the noteholder is not a broker-dealer, or is a broker-dealer but will not receive registered notes for its own account in exchange for the old notes, neither the noteholder nor any such other person is engaged in or intends to participate in the distribution of such registered notes; and neither the noteholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act. If the tendering noteholder is a broker-dealer that will receive registered notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, the noteholder may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   DELIVERY OF DOCUMENTS TO US OR THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the old notes tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any noteholder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither the Company, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of the old notes for exchange; Delivery of the registered notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered and will issue the registered notes promptly after acceptance of the old notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, and if we have given verbal or written notice of our acceptance to the exchange agent. In all cases, issuance of the registered notes for the old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  . certificates for such old notes or a timely confirmation of a book-entry transfer of such old notes into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

  .  a properly completed and duly executed letter of transmittal; and

  .  all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the old notes are submitted for a greater principal amount than the noteholder desires to exchange, those unaccepted or non-exchanged old notes will be returned without expense to the tendering noteholder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at the Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the old notes by causing the Depository Trust Company to transfer such old notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a noteholder tendering old notes that are the subject of such timely confirmation of a book-entry transfer that such noteholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such noteholder.

Guaranteed Delivery Procedures

   If a registered noteholder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such noteholder's old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  .  the tender is made through an Eligible Institution;

  . prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, registered or certified mail or hand delivery), setting forth the name and address of the noteholder and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  . the certificates for all physically tendered old notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

   You may withdraw your tender of the old notes at any time prior to the expiration date of the exchange offer.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the applicable address set forth below under "Exchange Agent." Any such notice of withdrawal must:

  . specify the name of the person having tendered the old notes to be withdrawn;

  . identify the old notes to be withdrawn (including the principal amount of such old notes); and

  . (where certificates for old notes have been transmitted) specify the name in which such old notes are registered, if different from that of the withdrawing noteholder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing noteholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such noteholder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the noteholder thereof without cost to such noteholder (or, in the case of old notes tendered by book-entry transfer procedures described above, such old notes will be credited to an account maintained with the Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn old notes by following one of the procedures described under "Procedures for Tendering the old notes" above at any time on or prior to the expiration date of the exchange offer.

Certain Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of such old notes for exchange or the exchange of the registered notes for such old notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

  (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer; or

  (3) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

  (4) any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of registered notes having obligations with respect to resales and transfers of registered notes which exceed those described in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer. If we determine in good faith that any of the conditions are not met, we may:

  . refuse to accept any old notes and return all tendered old notes to exchanging noteholders;

  . extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of noteholders to withdraw such old notes (see "--Withdrawal Rights"); or

  . waive some of the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all noteholders.

   Noteholders have specified rights and remedies against us under the Registration Rights Agreement, including specified liquidated damages, should we fail to consummate the exchange offer within a specified period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect. The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

   The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

        By overnight courier or by hand:       By registered or certified mail:
        The Bank of New York                   The Bank of New York
        Corporate Trust Service Window         101 Barclay Street 21W
        Ground Level                           New York, NY 10286
        101 Barclay Street                     Attention: Michael Daly
        New York, NY 10286                     Telephone: (212) 815-2588
        Attention: Michael Daly                Facsimile: (212) 815-5915
        Corporate Trust Division, 21 West
        Telephone: (212) 815-2588
        Facsimile: (212) 815-5915

IF YOU DELIVER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, IT WILL NOT BE A VALID DELIVERY.

Fees and Expenses; Solicitation of Tenders

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. The cash expenses to be incurred in connection with the exchange offer will be paid by us and include fees and expenses of the exchange agent and Trustee plus accounting and legal fees.

   We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, certificates representing the registered notes or the old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered noteholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the tendering noteholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering noteholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering noteholder.

   We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) noteholders in any jurisdiction in which the making of the exchange offer or the acceptance of this prospectus would not be in compliance with the laws of such jurisdiction.

Accounting Treatment

   We will record the registered notes at the same carrying value as the old notes, which is face value, as recorded in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the exchange offer will be expensed over the term of the registered notes.

Consequences of Failure to Exchange

   If you do not exchange your old notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes. In general, you may not offer to sell or sell the old notes, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the old notes under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any noteholder may offer for resale, resell or otherwise transfer the registered notes issued pursuant to the exchange offer in exchange for the old notes (unless the noteholder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  . the noteholder acquires the registered notes in the ordinary course of its business;

  . the noteholder has no arrangement with any person to participate in the distribution of such old notes; and

  . each broker-dealer that receives registered notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See "Plan of Distribution."

If any noteholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, such noteholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of various jurisdictions, if applicable, you may not offer or sell the registered notes unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the registered notes. As consideration for the registered notes, we will receive in exchange an equivalent principal amount of outstanding old notes, the terms of which are substantially identical to the terms of the registered notes, except that the registered notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

   We will retire and cancel the old notes surrendered in exchange for the registered notes. Accordingly, the issuance of registered notes under the exchange offer will not result in any changes in our outstanding aggregate indebtedness. We used the net proceeds of the offering of old notes, in conjunction with borrowings under our senior secured credit facility, the net proceeds from the issuance of $100.0 million of our Preferred Equity and the issuance by Parent of $100.0 million of partnership interests which were contributed to us as equity, to pay the merger consideration and certain fees and expenses.

                                 CAPITALIZATION

   The following table sets forth:

  . the capitalization of TNP and its subsidiaries as of March 31, 2000, and as adjusted.

You should read the information contained in the following table in conjunction with "The Merger," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus and the consolidated financial statements and notes thereto of TNP included elsewhere in this prospectus.

                                                  As of March 31,
                                                       2000
                                                    (Unaudited)
                                                  ---------------
                                                                       As
                                         Actual     Adjustments     adjusted
                                        --------  ---------------  ----------
                                                  (in thousands)
Cash and cash equivalents.............. $ 11,527     $     --      $   11,527
                                        ========     =========     ==========
Common shareholders' equity............ $331,658     $(235,791)(1) $   95,867
                                        --------     ---------     ----------
Preferred stock subject to mandatory
 redemption............................    1,534        96,246 (2)     97,780
                                        --------     ---------     ----------
Long-term debt (including current
 maturities):
  TNMP revolving credit facilities.....   47,000       209,642 (3)    256,642
  9 1/4% first mortgage notes, series
   U...................................  100,000       (90,506)(4)      9,494
  6 1/4% senior notes..................  175,000           --         175,000
  Unamortized discount.................     (736)          --            (736)
  10 3/4% secured debentures, series
   A...................................  140,000      (112,776)(4)     27,224
  Senior secured revolving credit
   facility............................      --            --             --
  Senior secured term loan.............      --        160,000 (5)    160,000
  Notes offered hereby.................      --        275,000 (5)    275,000
                                        --------     ---------     ----------
    Total debt.........................  461,264       441,360        902,624
                                        --------     ---------     ----------
Total capitalization................... $794,456     $ 301,815     $1,096,271
                                        ========     =========     ==========

--------
(1) Adjustment to eliminate TNP equity, record $100 million equity contribution from SW Acquisition, issuance of 100,000 warrants, less costs associated with the issuance of preferred stock.
(2) Adjustment to record the issuance of $100 million 14 1/2% Senior Redeemable Preferred Stock, less value associated with the issuance of 100,000 warrants.
(3) Adjustment to record borrowings from revolving credit facilities to refinance debt resulting from the tender offer, as required by various indentures resulting from the change of control.
(4) Adjustment to record the retirement of debt, resulting from tender offer in accordance with indentures upon a change of control.
(5) Adjustment to record the issuance of debt related to the merger, including 10.25% Senior Subordinated Notes offered hereby.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                             (Dollars in thousands)

   The following tables set forth selected historical financial data of TNP and selected operating data for TNMP for the years ended December 31, 1995 through 1999 which have been derived from the audited statements of TNP for those periods, and for the quarters ended March 31, 2000 and 1999. As the information presented below is only a summary and does not provide all of the information contained in the financial statements of TNP, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of TNP included elsewhere in this prospectus.

                                      Year Ended December 31,                  Three Months Ended
                          ---------------------------------------------------  --------------------
                                                                               March 31,  March 31,
                            1995       1996       1997      1998      1999       1999       2000
                          ---------  ---------  --------  --------  ---------  ---------  ---------
Statement of operations
 data:
Operating revenues......  $ 485,823  $ 502,737  $578,534  $585,941  $ 576,150  $118,125   $ 124,526
                          ---------  ---------  --------  --------  ---------  --------   ---------
Operating expenses
 Purchased power and
  fuel..................    227,363    243,682   300,614   315,949    279,587    57,372      59,550
 Other operating and
  maintenance...........     82,833     84,417    86,385    95,661    106,634    23,825      24,158
 Depreciation...........     37,850     38,172    38,853    38,056     39,295     9,974      10,230
 Charge for recovery of
  stranded plant........        --         --        --        --      23,376     3,750       1,629
 Taxes other than income
  taxes.................     28,865     33,256    33,667    36,014     33,746     8,000       7,941
 Income taxes...........     12,317     10,375    21,242    15,480     19,120       712       3,579
                          ---------  ---------  --------  --------  ---------  --------   ---------
Total operating
 expenses...............    389,228    409,902   480,761   501,160    501,758   103,633     107,087
                          ---------  ---------  --------  --------  ---------  --------   ---------
Net operating income....     96,595     92,835    97,773    84,781     74,392    14,492      17,439
Other income (net)......     10,425      2,678     1,700     1,238       (482)      281         334
Interest expenses.......     73,960     69,363    56,912    53,885     43,743    11,641      10,514
                          ---------  ---------  --------  --------  ---------  --------   ---------
Income from continuing
 operations.............     33,060     26,150    42,561    32,134     30,167     3,132       7,259
Loss from discontinued
 nonregulated
 operations, net of
 taxes..................        --       3,097    12,883    12,710        --        --          --
Cumulative effect of
 change in accounting
 for unbilled revenues,
 net of taxes...........      8,445        --        --        --         --        --          --
                          ---------  ---------  --------  --------  ---------  --------   ---------
Net income..............     41,505     23,053    29,678    19,424     30,167     3,132       7,259
Dividends on preferred
 stock and other........        655        167       158       150        (19)       36           5
                          ---------  ---------  --------  --------  ---------  --------   ---------
Net income applicable to
 common.................  $  40,850  $  22,886  $ 29,520  $ 19,274  $  30,186  $  3,096   $   7,254
                          =========  =========  ========  ========  =========  ========   =========

Other financial data and
 ratios:
EBITDA(1)...............  $ 149,599  $ 145,366  $161,134  $142,252  $ 161,342  $ 29,761   $  33,473
Ratio of EBITDA to
 consolidated interest
 expense................        2.0x       2.1x      2.8x      2.6x       3.7x      2.6x        3.2x
Ratio of total debt to
 EBITDA.................        4.1x       3.7x      3.0x      3.2x       2.7x      N/A         N/A
Ratio of total debt and
 preferred equity to
 EBITDA.................        4.1x       3.7x      3.0x      3.2x       2.7x      N/A         N/A
Ratio of earnings to
 fixed charges(2).......        1.7x       1.5x      2.1x      1.9x       2.1x      N/A         N/A

Balance sheet data:
Cash and cash
 equivalents............  $  21,105  $   8,387  $ 15,877  $ 12,216  $  14,456  $  6,929   $  11,527
Property, plant and
 equipment, net.........    944,004    933,939   923,268   922,879    907,978   921,142     907,634
Total assets............  1,030,433  1,006,784   991,926   993,765  1,001,199   984,210   1,000,690
Total debt..............    612,995    534,102   478,141   459,000    440,244   475,681     461,264
Preferred Stock subject
 to mandatory
 redemption.............      3,600      3,420     3,240     3,060      1,664     3,060       1,534
Common shareholders'
 equity.................    217,457    278,474   298,241   308,294    327,110   310,611     331,658

                                        Year Ended December 31,               Three Months Ended
                          --------------------------------------------------- -------------------
                                                                              March 31, March 31,
                            1995      1996       1997       1998      1999      1999      2000
                          --------- --------- ---------- ---------- --------- --------- ---------
TNMP Operating Revenues:
 Residential............  $ 200,455 $ 206,748 $  211,398 $  225,870 $ 216,374 $  42,473 $  41,862
 Commercial.............    148,908   150,034    155,539    164,800   163,248    34,770    36,645
 Industrial.............    113,728   129,972    170,169    150,883   147,110    33,968    35,063
 Other..................     22,732    15,983     27,672     33,178    45,695     6,337     9,098
 Power Marketing........        --        --      13,756     11,161     3,666       563     1,844
                          --------- --------- ---------- ---------- --------- --------- ---------
   Total................  $ 485,823 $ 502,737 $  578,534 $  585,892 $ 576,093 $ 118,111 $ 124,512
                          ========= ========= ========== ========== ========= ========= =========

Sales (megawatt-hours):
 Residential............  2,141,553 2,230,558  2,251,119  2,439,478 2,420,512   491,948   502,627
 Commercial.............  1,681,130 1,725,650  1,772,591  1,883,422 1,921,614   401,854   433,595
 Industrial.............  2,704,159 3,797,776  5,523,907  4,981,773 4,799,146 1,155,785 1,153,164
 Other..................    113,985   108,039    107,847    113,535   108,547    26,742    23,078
 Power Marketing........         --        --    494,705    425,216   119,344    21,664    68,348
                          --------- --------- ---------- ---------- --------- --------- ---------
   Total................  6,640,827 7,862,023 10,150,169  9,843,424 9,369,163 2,097,993 2,180,812
                          ========= ========= ========== ========== ========= ========= =========

Number of Customers (at
 end of period):
 Residential............    183,863   187,796    192,005    197,155   199,617   198,641   200,560
 Commercial.............     29,361    29,864     30,289     30,884    33,127    31,002    33,679
 Industrial.............        136       135        139        138       116       139       119
 Other..................        244       224        222        227       799       230       804
 Power Marketing........         --        --         16         16         8         6        11
                          --------- --------- ---------- ---------- --------- --------- ---------
   Total................    213,604   218,019    222,671    228,420   233,667   230,018   235,173
                          ========= ========= ========== ========== ========= ========= =========

Revenue Statistics:
 Average use per
  residential customer
  (kilowatt-hours)......     11,476    11,973     11,835     12,491    12,130     2,486     2,510
 Average revenue per
  residential customer
  (dollars).............      1,074     1,110      1,111      1,157     1,084       215       209
 Average revenue per
  kilowatt-hour sold
  per residential
  customer (cents)......       9.36      9.27       9.39       9.26      8.94      8.63      8.33
 Average revenue per
  kilowatt-hour sold
  total sales (cents)...       7.32      6.39       5.70       5.95      6.15      5.63      5.71

Net Generation and
 Purchases (megawatt-
 hours):
 Generated..............  2,351,000 2,296,056  2,089,448  2,062,958 1,912,673   412,701   496,536
 Purchased..............  4,612,186 5,769,173  8,443,990  8,256,857 7,716,856 1,754,193 1,759,058
                          --------- --------- ---------- ---------- --------- --------- ---------
   Total................  6,963,186 8,065,229 10,533,438 10,319,815 9,629,529 2,166,894 2,255,594
                          ========= ========= ========== ========== ========= ========= =========
Average Cost per
 Kilowatt-hour Purchased
 (cents):...............       3.87      3.51       3.13       3.39      3.18      2.86      2.88

--------
(1) EBITDA represents income from continuing operations before interest expense, income tax expense, charge for recovery of stranded plant, depreciation and amortization and non-cash charges of $2.8 million net of taxes and taxes on other income in 1999 and gain on sale of assets of $9.5 million in 1995 net of taxes. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principals and should not be used as an alternative to operating income or income from continuing operations as an indicator of our operating performance or cash flow as a measure of liquidity.
(2) For purposes of this calculation, earnings are defined as earnings from income from continuing operations plus income taxes plus fixed charges. Fixed charges consist of total interest charges and the portion of interest implicit in rentals.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   TNP is a holding company whose primary operating subsidiary is TNMP, a regulated public utility engaged in generating, purchasing, transmitting and selling electricity to approximately 235,000 residential, commercial and industrial customers in Texas and New Mexico. TNMP's operations consist primarily of the transmission and distribution of electricity from its generation facility (TNP One) and various third-party power plants to end users of electricity. For the year ended December 31, 1999, our transmission and distribution network, which consists of approximately 1,500 miles of transmission lines, served customers in 90 municipalities and adjacent suburban and rural areas throughout our three distinct operating regions. Our operating regions include suburbs of Houston, Dallas and Galveston and rural areas throughout central, north and west Texas and southern New Mexico. Our customers in Texas and New Mexico account for 86% and 14% of our operating revenues, respectively.

   We generate approximately 20% of the electricity we sell and purchase the remaining 80% from various third party suppliers. We have entered into purchased power agreements with suppliers of energy and have adequate resources through firm contracts to serve our entire customer base.

   Our operations are subject to regulation by the PUCT and NMPRC as well as several federal regulatory bodies. New legislation in both Texas and New Mexico that establishes competition in each state's electric utility industry became law in 1999. The impact of this legislation on TNMP's financial results will be noted as necessary in the following discussion.

   The following discussion of our historical results of operation and financial condition should be read in conjunction with the consolidated financial statements and notes thereto of TNP included elsewhere in this prospectus.

Recent Developments

   On April 25, 2000, in connection with the merger, we dismissed Arthur Andersen LLP as our independent accountants and engaged Deloitte & Touche LLP to replace Arthur Andersen LLP. We filed a Current Report on Form 8-K with the SEC with respect to this change of accountants on May 2, 2000. On May 15, 2000, we filed our Quarterly Report on Form 10-Q with the SEC, which includes financial information for the fiscal quarters ended March 31, 2000 and March 31, 1999. As disclosed in the Form 10-Q, we estimate the goodwill resulting from the merger will total approximately $286.6 million; the goodwill will be amortized over a 25 year period; the annual interest expense is now $88.4 million on a pro forma basis for the twelve months ended December 31, 1999; annual income tax expense is now $4.0 million on a pro forma basis for the twelve months ended December 31, 1999; and we are assessing the fair market value of TNP One, regulatory assets and its other assets as required by the purchase method of accounting.

   On May 17, 2000, the New Mexico Public Regulation Commission (NMPRC) revised the date for retail electric competition for residential, schools and small commercial customers to January 1, 2002. The revised date is one year later than the original target for retail electric competition in New Mexico. At the same time, the NMPRC moved the open access date for large commercial and industrial customers back six months, from January 1, 2002 to July 1, 2002.

Results of Operations

   The following table sets forth the percentage relationships of certain items in our income statement to operating revenues.

                         Year Ended December 31,          Three Months Ended
                         -------------------------   -----------------------------
                          1997     1998     1999     March 31, 1999 March 31, 2000
                         -------  -------  -------   -------------- --------------
Operating revenues......   100.0%   100.0%   100.0%      100.0%         100.0%
Operating expenses
  Purchased power and
   fuel.................    52.0%    53.9%    48.5%       48.6%          47.8%
  Other operating and
   maintenance..........    14.9%    16.3%    18.5%       20.1%          19.4%
  Depreciation..........     6.7%     6.5%     6.8%        8.4%           8.2%
  Charge for recovery of
   stranded plant.......     --       --       4.1%        3.2%           1.3%
  Taxes other than
   income taxes.........     5.8%     6.2%     5.9%        6.8%           6.4%
  Income taxes..........     3.7%     2.6%     3.3%        0.6%           2.9%
                         -------  -------  -------       -----          -----
Total operating
 expenses...............    83.1%    85.5%    87.1%       87.7%          86.0%
                         -------  -------  -------       -----          -----
Net operating income....    16.9%    14.5%    12.9%       12.3%          14.0%
Other income (net)......     0.3%     0.2%    (0.1)%       0.2%           0.3%
Interest expense........     9.8%     9.2%     7.6%        9.8%           8.5%
                         -------  -------  -------       -----          -----
Income from continuing
 operations.............     7.4%     5.5%     5.2%        2.7%           5.8%
                         =======  =======  =======       =====          =====

Three Months ended March 31, 2000 compared to Three Months ended March 31, 1999

 Overall Results

   TNP's earnings applicable to common stock were $7.3 million for the quarter ended March 31, 2000 as compared to $3.1 million for the quarter ended March 31, 1999. Since the operations of TNMP (the principal subsidiary) currently represent most of TNP's operations, the following discussion focuses on TNMP's operations unless noted otherwise.

   Under legislation passed in 1999, TNMP's earnings on its Texas operations are capped at a 10.53% return on rate base adjusted for discounted rates to industrial customers, which are expected to be approximately $2.0 million in 2000. TNMP will apply Texas earnings in excess of the cap to recover its stranded costs. During the first quarter of 2000, TNMP recorded pre-tax excess earnings of $2.0 million ($1.2 million after tax). That amount included an adjustment to the excess earnings recorded in 1998 and 1999 due to the resolution of a purchased power dispute.

   TNMP's earnings applicable to common stock were $7.8 million for the quarter ended March 31, 2000 as compared to $3.8 million for the quarter ended March 31, 1999. The $4.0 million increase is attributable to the factors listed below (in millions):

     Changes in base revenues............................................. $1.5
     Non-pass through purchased power and fuel expense....................  2.7
     Transmission expenses................................................  1.1
     Other operating expenses............................................. (1.7)
     Charge for recovery of stranded plant................................  2.1
     Interest.............................................................  1.0
     All other (including income tax effects on the items above).......... (2.7)
                                                                           ----
       Total.............................................................. $4.0
                                                                           ====

 Operating Revenues

   The following table summarizes the components of base revenues (in thousands).

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                                       Increase
                                                      2000     1999   (Decrease)
                                                    -------- -------- ----------
     Operating revenues............................ $124,512 $118,111   $6,401
     Pass-through expenses.........................   47,895   43,033    4,862
                                                    -------- --------   ------
     Base revenues................................. $ 76,617 $ 75,078   $1,539
                                                    ======== ========   ======

   Pass-through expenses in Texas include fuel and the energy-related portion of purchased power. In New Mexico, pass-through expenses include all purchased power costs.

   The following table summarizes the components of the change in base revenues for the three months ended March 31, 2000 compared to the same period in 1999 (in thousands).

       Base revenue
       Weather related.................................................. $1,871
       Customer growth..................................................    882
       Price/sales mix (primarily base rate reductions)................. (2,418)
       Transmission revenue.............................................  1,342
       Other............................................................   (138)
                                                                         ------
         Base revenue increase.......................................... $1,539
                                                                         ======

   Current quarter base revenue increased $1.5 million, or 2.0%, compared to the corresponding 1999 period. The increase resulted from higher weather-related sales in the residential and commercial classes, higher transmission revenues, and growth in the number of residential and commercial customers. These increases were offset in part by a rate reduction in Texas pursuant to the Transition Plan.

   Transmission revenues increased due to a change in the method of allocating Texas transmission costs that the PUCT approved as of September 1, 1999. The PUCT adopted the new method to comply with the restructuring legislation passed in 1999.

   Effective January 1, 2000, TNMP implemented base rate reductions of 3% and 1% for residential and commercial customers, respectively, under the terms of a Declaratory Order issued by the PUCT on December 6, 1999. Similar rate reductions will take effect January 1, 2001.

   The following table summarizes the components of gigawatt-hour (GWH) sales.

                                                            Three Months Ended
                                                                March 31,
                                                          ----------------------
                                                                       Increase
                                                          2000  1999  (Decrease)
                                                          ----- ----- ----------
     GWH sales:
     Residential.........................................   503   492     11
     Commericial.........................................   433   402     31
     Industrial:
       Firm..............................................   130   112     18
       Economy........................................... 1,023 1,044    (21)
     Power marketing.....................................    68    22     46
     Other...............................................    23    26     (3)
                                                          ----- -----    ---
         Total GWH sales................................. 2,180 2,098     82
                                                          ===== =====    ===

   Current quarter sales of 2,180 GWHs increased by 82 GWHs (or 3.9%) as compared to the corresponding 1999 period. The increase resulted from higher off-system sales, higher weather-related sales in the commercial and residential classes, and growth in the number of commercial and residential customers. Although weather in the first quarter of 2000 was below normal, it was not as mild as weather in the first quarter of 1999.

 Operating Expenses

   TNMP incurred operating expenses of $106.5 million in the quarter ended March 31, 2000, an increase of $3.4 million over the amount incurred during the corresponding period of 1999. The increase reflects higher costs for purchased power, fuel, and other operating expenses partially offset by lower transmission expenses and lower charges for recovery of stranded plant.

Purchased Power and Fuel Expenses

   The following table summarizes the components of TNMP's purchased power and fuel expenses (in thousands).

                                                       Three Months Ended March
                                                                 31,
                                                      --------------------------
                                                                       Increase
                                                       2000    1999   (Decrease)
                                                      ------- ------- ----------
     Purchased power and fuel expenses:
     Pass through expenses:
       Purchased power............................... $39,411 $36,071   $3,340
       Fuel..........................................   8,484   6,962    1,522
                                                      ------- -------   ------
                                                       47,895  43,033    4,862
                                                      ------- -------   ------
     Non-pass through expenses:
       Texas demand purchased power..................  11,215  14,092   (2,877)
       Other fuel costs..............................     440     247      193
                                                      ------- -------   ------
                                                       11,655  14,339   (2,684)
                                                      ------- -------   ------
     Total purchased power and fuel.................. $59,550 $57,372   $2,178
                                                      ======= =======   ======

   In the first quarter of 2000, purchased power and fuel expenses increased $2.2 million from the level incurred during the first quarter of 1999. Pass-through expenses increased $4.9 million, reflecting increased purchases caused by higher sales and price increases in New Mexico. Non pass-through expenses decreased $2.7 million due to the deferral of a 1998 payment made to resolve a billing dispute.

Transmission Expenses

   Transmission expenses decreased by $1.1 million in the first quarter of 2000 compared to the corresponding period in 1999, due to the change in cost allocation described in "Operating Revenues," above.

Other Operating Expenses

   Other operating expenses for the current quarter were $1.7 million higher than in the same quarter of 1999. This increase is primarily due to higher payroll costs and a payment to the Texas Department of Housing for programs to assist low-income customers.

Charge for Recovery of Stranded Plant

   Charge for recovery of stranded plant decreased $2.1 million in the first quarter of 2000 compared to the same period in 1999. During the first quarter of 2000, TNMP recorded pre-tax excess earnings of $1.6 million. In the first quarter of 1999, TNMP recorded $3.7 million of additional depreciation under the Transition Plan.

Interest Expense

   Interest charges decreased by $1.0 million due to TNMP's January 1999 issuance of $175 million of 6.25% senior notes, which replaced $130 million of 12.5% secured debentures, and due to reduced debt levels of the credit facilities, and lower amortization of debt related expenses.

Financial Condition

 TNMP Liquidity

   The main sources of liquidity for TNMP are cash flow from operations and borrowings from its credit facility. TNMP's cash flow from operations was $6.5 million lower for the first quarter of 2000 as compared to the first quarter of 1999 due to lower receipts from customers, resulting from base rate reductions in Texas, and the timing of the first interest payment on TNMP's 6.25% senior notes.

   Due to the change in control of TNMP resulting from the merger, TNMP has made a tender offer to purchase its Series U first mortgage bonds and Series A Secured Debentures at a price of 101% of par. Approximately $90.5 million of the Series U first mortgage bonds and $112.8 million of the Secured Debentures were tendered for redemption. TNMP has borrowed from its existing credit facilities to refinance the tendered debt.

   TNMP has sufficient liquidity to satisfy the possibility of any known contingencies. Management believes cash flow from operations, the backstop credit facility described above and periodic borrowings under its revolving credit facility should be sufficient to meet working capital requirements at least through 2000.

 TNP Liquidity

   TNP's main sources of liquidity, and its ability to service the debt issued to finance the merger, depend primarily on the earnings of TNMP and the distribution of those earnings in the form of cash dividends, as well as tax payments from TNMP due under a tax sharing agreement between TNP and TNMP. TNP has a $25 million revolving credit facility that will be used to provide working capital and meet other requirements. The revolving credit facility was put in place at the time of the merger. As of the date of the merger, TNP had not borrowed against the revolving credit facility, and the entire $25 million was available to TNP.

   Cash dividends from TNMP to TNP are limited by restrictions included in TNMP's debt indentures and bank agreements. In addition, the regulatory orders from the PUCT and the NMPRC approving the merger contain additional restrictions on TNMP's ability to pay cash dividends to TNP.

   During the first quarter of 2000, TNP's cash flow from operations was $1.7 million lower than in the first quarter of 1999 due to TNMP's lower cash flow from operations as discussed above, offset by reduced expenditures for non-regulated activities.

   Management believes that dividends from TNMP, payments from TNMP under the tax sharing agreement, and periodic borrowings under its revolving credit facility should be sufficient to meet TNP's working capital requirements at least through 2000.

1999 compared to 1998

   The following table summarizes the components of gigawatt-hour sales and provides a comparison of 1999 to 1998.

                                                  Year Ended
                                                 December 31,
                                                 -------------
                                                                        Percent
                                                  1999   1998  Variance Change
                                                 ------ ------ -------- -------
   Residential..................................  2,420  2,440    (20)    (0.8)%
   Commercial...................................  1,922  1,883     39      2.0%
   Industrial...................................  4,799  4,981   (182)    (3.7)%
   Other........................................    228    539   (311)   (57.7)%
                                                 ------ ------   ----    -----
     Total gigawatt-hour sales..................  9,369  9,843   (474)    (4.8)%
                                                 ====== ======   ====    =====

   In 1999 sales decreased 5%, or 474 gigawatt-hours, from 1998 levels, primarily due to reduced sales to a large industrial customer whose contract was renegotiated (see "Operating revenues") and decreased power marketing sales.

   The following table summarizes the average prices paid per kilowatt-hour by customer class and provides a comparison of 1999 to 1998.

                                                           Year Ended
                                                          December 31,
                                                          -------------
                                                                        Percent
                                                           1999   1998  Change
                                                          ------ ------ -------
   Average Revenue per Kilowatt-hour (cents):
     Residential.........................................   8.94   9.26  (3.5)%
     Commercial..........................................   8.50   8.75  (2.9)%
     Industrial..........................................   3.07   3.03   1.3%

   Average revenue per kilowatt-hour sold to residential and commercial customers decreased as a result of changes, mandated by the Transition Plan, in the calculation of the fuel factor (the portion of a customer's energy costs representing our cost for fuel and purchased power). The Transition Plan changed the calculation of the fuel factor from variable factor to fixed. TNMP implemented the approved fuel factor in late 1998. Average revenue per kilowatt-hour sold to industrial customers increased due to a standby contract entered into in 1999 with a cogeneration customer. Under this contract, we receive revenues for providing backup power services. This contract does not require kilowatt-hour sales unless the cogeneration plant suffers a service interruption. Excluding this contract, the two periods would be comparable.

   Operating revenues: Operating revenues decreased 2% to $576.1 million for 1999 compared to $585.9 million for 1998. Operating revenues consist of two components: (i) base revenues and (ii) pass-through expenses. Pass-through expenses in Texas include fuel and the energy-related portion of purchased power while pass-through expenses in New Mexico were redefined as of July 1, 1999 to include all fuel and purchased power expenses.

   The components of TNMP's base revenues (revenues net of pass-through expenses) are summarized in the following tables (in thousands).

                                              Year Ended
                                             December 31,
                                           -----------------
                                             1999     1998   Increase/(Decrease)
                                           -------- -------- ------------------
   Operating revenues..................... $576,093 $585,892      $ (9,799)
   Pass-through expenses..................  199,939  193,016         6,923
                                           -------- --------      --------
   Base revenues.......................... $376,154 $392,876      $(16,722)
                                           ======== ========      ========

   Base revenues decreased 4% or $16.7 million from $392.9 million in 1998 to $376.2 million in 1999. The following table summarizes the components of the base revenues decrease (in thousands).

   Base Revenues:
   Weather related.................................................. $ (3,979)
   Customer growth..................................................    5,064
   New Mexico purchased power recovery effects from termination of
    Community Choice(R).............................................  (10,192)
   Industrial--firm rate sales......................................   (3,325)
   Clear Lake standby revenue.......................................   (2,453)
   New Mexico stranded cost adjustment..............................    1,697
   Other changes in base revenues...................................   (3,534)
                                                                     --------
     Base revenues decrease......................................... $(16,722)
                                                                     ========

   The base revenues decrease resulted primarily from a change in the classification of New Mexico purchased power recovery revenues from base to pass-through. This reclassification resulted from the NMPRC's termination of Community Choice(R) which restored the pass-through of purchased power costs to TNMP's New Mexico customers as of July 1, 1999. Effective July 1, 1999, pass-through expenses include all purchased power costs while prior to July 1, 1999, purchased power costs were recovered from customers in base rates. Under Community Choice(R), the difference between purchased power recovery and actual purchased power costs affected operating income. The termination of Community Choice(R) limits purchased power recovery to actual purchased power costs and thus purchased power recovery does not affect operating income. This reclassification resulted in a $10.2 million decrease in New Mexico base revenues which was offset by a $10.2 million increase in pass-through revenues.

   Other factors contributing to the base revenues decrease were a renegotiated contract with a large industrial customer who reduced its firm purchased power commitment by 55%, the settlement of litigation with Clear Lake Cogeneration Limited Partnership ("Clear Lake"), which resulted in the loss of standby revenue payments and milder weather compared to 1998. The decrease was partially offset by residential and commercial customer growth.

   Operating expenses: Operating expenses increased to $501.8 million for 1999 from $501.2 million in 1998. The increase of $0.6 million resulted from the charge for recovery of stranded plant and increased other operating and maintenance expenses offset by a decrease in purchase power and fuel expense and taxes other than income taxes.

   The following table summarizes the components of TNMP's purchased power and fuel expenses (in thousands).

                                   Year Ended December 31,
                                   -----------------------
                                      1999        1998     Increase/(Decrease)
                                   ----------- ----------- ------------------
   Pass-through expenses.......... $   199,939 $   193,016      $  6,923
   Non pass-through expenses......      79,648     122,933       (43,285)
                                   ----------- -----------      --------
   Purchased power and fuel
    expenses...................... $   279,587 $   315,949      $(36,362)
                                   =========== ===========      ========

   In 1999, purchased power and fuel expenses decreased 12% or $36.4 million from the $315.9 million in 1998 to $279.6 million in 1999. Non pass-through expenses decreased $43.3 million, reflecting lower demand costs resulting from the replacement of purchases from TXU Electric Company Inc. ("TXU") with purchases from lower cost providers, significant reductions of the rate under which TNMP purchases capacity from Clear Lake, and effects of the termination of New Mexico Community Choice(R). The decreases in non pass-through costs were partially offset by increases in pass-through expenses of $6.9 million. Pass-through expenses increased because of increased costs of electricity purchased in the spot market during the third quarter's extreme weather.

   The NMPRC terminated Community Choice(R) in the second quarter. Under Community Choice(R), rates for recovery of New Mexico purchased power costs were frozen, except those charged to certain industrial customers. The NMPRC order terminating Community Choice(R) required TNMP to pass through to all customers New Mexico purchased power costs as of July 1, 1999. As a result, $11.4 million of New Mexico purchased power costs incurred in the third and fourth quarter were recorded as pass-through expenses. Those costs would have been recorded as non pass-through expenses under Community Choice(R).

   Under the Texas legislation, we are allowed to apply earnings in excess of our maximum allowed return on equity to accelerate the amortization of our stranded costs (charge for recovery of stranded plant). In 1999, based on provisions of the legislation, we earned $23.4 million in excess of our maximum allowed return on equity. These excess earnings were used to increase our amortization of plant and equipment resulting in a reduction to 1999 pre-tax operating income.

   Other operating and maintenance expenses increased 11% or $11.0 million to $106.6 million in 1999 from $95.7 million in 1998 primarily due to increased transmission costs and legal and outside consultant fees associated with the merger ($4.1 million). Transmission expenses increased $7.0 million in 1999, from the same period in 1998, due to discontinued reimbursements in accordance with the Clear Lake settlement, and a new allocation of transmission costs approved by the PUCT in July 1999. The increased transmission expenses approved by the PUCT resulted from our termination of a majority of the TXU purchased power contract at the beginning of 1999. While terminating the contract has produced purchased power savings, the savings were partially offset by increased transmission payments. A second PUCT action in September 1999 partially offset these increases when, in accordance with the Texas legislation, the PUCT approved a change in the method of allocating transmission costs effective September 1, 1999. This change resulted in a $1.7 million reduction in TNMP's transmission expenses in the fourth quarter of 1999 compared to what they would have been without the change.

   Taxes other than income taxes decreased 6.4% or $2.3 million from $36.0 million in 1998 to $33.7 million in 1999 due to reduced property taxes and lower revenue related taxes.

   Operating income: Due to the factors discussed above in operating revenues and expenses, net operating income decreased 12% from $84.8 million in 1998 to $74.4 million in 1999.

   Interest Expense: Interest charges decreased 19% or $10.2 million from $53.9 million in 1998 to $43.7 million in 1999 due to the issuance of $175.0 million of 6.25% senior notes, the proceeds of which were used to retire our $130.0 million senior secured debentures and reduce outstanding borrowings under our credit facility.

1998 compared to 1997

   The following table summarizes the components of gigawatt-hour sales and provides a comparison of 1998 to 1997.

                                             Year Ended
                                            December 31,
                                            ------------
                                            1998   1997  Variance Percent Change
                                            ----- ------ -------- --------------
   Residential............................. 2,440  2,251    189         8.4%
   Commercial.............................. 1,883  1,772    111         6.3%
   Industrial.............................. 4,981  5,524   (543)       (9.8)%
   Other...................................   539    603    (64)      (10.6)%
                                            ----- ------   ----       -----
     Total gigawatt-hour sales............. 9,843 10,150   (307)       (3.0)%
                                            ===== ======   ====       =====

   In 1998, gigawatt-hour sales decreased 3% or 307 gigawatt-hours from 1997 levels, due to the movement of a significant industrial customer to self-generation and decreased off-system sales. This decrease was partially offset by increased residential and commercial sales due to increased demand resulting from hotter-than-normal weather and customer growth.

   The following table summarizes the average prices paid per kilowatt-hour by customer class and provides a comparison of 1998 to 1997.

                                                   Year Ended
                                                   December 31,
                                                  -------------
                                                   1998   1997  Percent Change
                                                  ------ ------ --------------
   Average Revenue per Kilowatt-hour (cents):
   Residential...................................   9.26   9.39      (1.4)%
   Commercial....................................   8.75   8.77      (0.2)%
     Industrial..................................   3.03   3.08      (1.6)%

   Average revenue per kilowatt-hour sold to residential and commercial customers decreased primarily due to rate reductions mandated by the Transition Plan. The Transition Plan specified base rate reduction, effective January 1, 1998, for residential and commercial customers of 3% and 1% respectively. These mandated rate reductions were offset by a higher pass-through of fuel and purchased power. The average revenue per kilowatt-hour sold to industrial customers decreased due to the loss of major customers.

   Operating revenues: Operating revenues increased 1% or $7.4 million to $585.9 million for 1998 from $578.5 million in 1997. Operating revenues consist of two components: (i) base revenues and (ii) pass-through expenses. Pass-through expenses in Texas include fuel and the energy-related portion of purchased power while in New Mexico, the composition of pass-through expenses changed in 1997, as described in the "Operating expenses" section below.

   The components of TNMP's base revenues (revenues net of pass-through expenses) are summarized in the following tables (in thousands).

                                     Year Ended December 31,
                                     -----------------------
                                        1998        1997     Increase/(Decrease)
                                     ----------- ----------- ------------------
   Operating revenues..............  $   585,892    $578,534       $7,358
   Pass through expenses...........      193,016     188,971        4,045
                                     ----------- -----------       ------
     Base revenues.................  $   392,876    $389,563       $3,313
                                     =========== ===========       ======

   The following table summarizes the components of the base revenues increase from 1997 to 1998 (in thousands).

     Base Revenues:
     Weather related................................................. $11,711
     Customer growth.................................................   4,896
     New Mexico purchased power recovery effects from termination of
      Community Choice(R)............................................   1,416
     Industrial--firm rate sales.....................................  (9,020)
     New Mexico stranded costs adjustment............................    (383)
     Other changes in base revenues..................................  (5,307)
                                                                      -------
       Base revenues increase........................................ $ 3,313
                                                                      =======

   Base revenues increased 1% or $3.3 million to $392.9 million in 1998 from $389.6 million in 1997 primarily from increased sales due to hotter-than-normal weather during the summer and customer growth in the residential and commercial classes. These increases were partially offset by the loss of a major industrial customer and other miscellaneous decreases.

   Operating expenses: Operating expenses increased 4% or $20.4 million to $501.2 million in 1998 from $480.8 million in 1997. The increase in operating expenses was due primarily to increased purchased power and other operating and maintenance expenses and taxes other than income. Increases in those items were offset by a decrease in income tax expense.

   The following table summarizes the components of TNMP's purchased power and fuel expenses (in thousands).

                                   Year Ended December 31,
                                   -----------------------
                                      1998        1997     Increase/(Decrease)
                                   ----------- ----------- ------------------
   Pass-through expenses.......... $   193,016 $   188,971      $ 4,045
   Non pass-through expenses......     122,933     111,643       11,290
                                   ----------- -----------      -------
     Purchased power and fuel
      expenses.................... $   315,949 $   300,614      $15,335
                                   =========== ===========      =======

   Purchased power and fuel expenses increased by 5% or $15.3 million in 1998 to $315.9 million from $300.6 million in 1997 due to increased purchased power expenses during the hotter-than-normal summer weather, recognition of expenses in compliance with the Texas Transition and the New Mexico Community Choice plans (both since superseded by legislation) and settlement of a billing dispute. In Texas, the Transition Plan changed the method of recovering purchased power expenses from customers. Effective January 1, 1998, only the energy-related portion of purchased power was passed through directly to customers via the fixed fuel recovery factor. The demand-related portion of purchased power will be recovered through base rates. Therefore, any difference between the amount of demand-related purchased power recovered through TNMP's rates and the actual costs will affect operating income. Texas demand charges were $98.3 million in 1998. Recovery of demand purchased power in Texas amounted to $90.8 million in 1998, resulting in a reduction of $7.5 million in pre-tax operating income. Prior to January 1, 1998, the majority of purchased power costs were recoverable from customers via a recovery clause. The Community Choice(R) plan froze the component of recovering purchased power costs in base rates charged to New Mexico firm customers (primarily residential and commercial). Therefore, differences between actual costs and the amount recovered in base rates impacted operating income. During 1998, TNMP was underrecovered by $3.2 million as compared to 1997.

   Other operating expenses increased 11% or $9.3 million to $95.7 million in 1998 from $86.4 million in 1997. The majority of this increase resulted from additional transmission expenses of $3.1 million as compared to 1997, and the $3.3 million write-off of deferred costs related to the Transition Plan.

   Taxes other than income taxes increased 7% or $2.3 million to $36.0 million in 1998 from $33.7 million in 1997 due to higher revenue-related taxes.

   Operating income: Due to the factors discussed above in operating revenues and expenses, net operating income decreased from $97.8 million to $84.8 million.

   Interest expense: Interest charges decreased 5% or $3.0 million from $56.9 million in 1997 to $53.9 million in 1998 due primarily to reduced borrowings and lower interest rates on our credit facilities.

Liquidity and Capital Resources

   Historically, we have utilized internally generated funds to meet ongoing working capital and capital expenditure requirements. As a result of the merger, we have significantly increased our cash requirements for debt service. As of March 31, 2000, as adjusted, TNP had long term debt outstanding of $435.0 million and up to $25.0 million available under the revolving portion of the senior secured credit facility and TNMP had debt outstanding of $467.6 million and up to $248.3 million available under its credit facility and indentures. We will rely on internally generated funds and, to the extent necessary, borrowings under our revolving credit facilities to meet our liquidity needs.

   TNP's senior secured credit facility consists of: (i) a $25.0 million revolving credit facility, under which no amounts were outstanding at closing and (ii) a $160.0 million term loan. The revolving portion and the term loan portion of the senior secured credit facility mature three years and six years, respectively, from the closing date of the senior secured credit facility. Borrowings under the senior secured credit facility are subject to covenants including maximum ratios of senior debt to EBITDA and total debt to EBITDA, a minimum interest coverage ratio (including indebtedness of TNMP) and a minimum fixed charge coverage ratio.

   TNP's principal liquidity requirements will be for debt service requirements under the notes, the senior secured credit facility, other indebtedness and for working capital needs and capital expenditures. Historically, TNP has funded its capital and operating requirements from cash flow from operations primarily generated from its subsidiary, TNMP. Net cash flow from operations provided $74.6 million, $72.9 million and $103.9 million in 1999, 1998 and 1997, respectively. Net cash flow from operations in 1999 approximated those in 1998. The decrease in net cash flow from operations in 1998 resulted mainly from $20.5 million factoring of unbilled accounts receivables in 1997.

   Net cash used in investing activities was $39.1 million, $40.5 million and $30.0 million in 1999, 1998 and 1997, respectively. Net cash used in investing activities in 1999 approximated those in 1998. The increase in net cash used in investing activities in 1998 reflects an increase in capital expenditures.

   Capital expenditures are generally related to the construction of new facilities for customer growth, maintenance of our existing facilities and improvements in computer information systems. Capital expenditures amounted to $41.4 million, $37.5 million and $28.2 million in 1999, 1998 and 1997, respectively. The increase in capital expenditures reflects new construction to facilitate customer growth and system upgrades associated with Y2K.

   Net cash used in financing activities was $33.2 million, $36.1 million and $66.4 million in 1999, 1998 and 1997, respectively. The net cash used in financing activities in 1997 is higher than the other two years due to the redemption of $100.9 million in first mortgage notes in 1997.

   Based on our current operations, we believe that our cash flow from operations, together with available borrowings under the senior secured credit facility will be adequate to meet our anticipated requirements for working capital, capital expenditures and interest payments for the next few years. However, we cannot ensure that we will generate sufficient cash flow from operations to repay the notes and amounts outstanding under the senior secured credit facility. See the "Description of Certain Indebtedness and Preferred Equity" section of this prospectus.

                                    BUSINESS

Introduction

   TNP is a holding company whose primary operating subsidiary is TNMP, a regulated public utility engaged in generating, purchasing, transmitting and selling electricity to approximately 235,000 residential, commercial and industrial customers in Texas and New Mexico. TNMP's operations consist primarily of the transmission and distribution of electricity from various third-party power plants to end users of electricity. For the year ended December 31, 1999, our transmission and distribution network, which consists of over 1,500 miles of transmission lines, served customers in 90 municipalities and adjacent suburban and rural areas throughout our three distinct operating regions. Our operating regions include suburbs of Houston, Dallas and Galveston and rural areas throughout central, north and west Texas and southern New Mexico. For the year ended December 31, 1999, our customers in Texas and New Mexico accounted for 86% and 14% of our operating revenues, respectively. Also, for the year ended December 31, 1999, we generated revenues of $576.2 million.

   TNMP serves a diverse group of residential and commercial customers as well as a variety of industrial customers, including petrochemical, agricultural, mining and petroleum firms. Our base revenues (operating revenues less certain costs that we are permitted to pass through directly to our customers) are generated primarily from residential and commercial customers. In 1999, these customers accounted for 49% and 35% of our base revenues, respectively. Our primary point of contact with our residential and commercial customers is through our network of 38 local offices, where approximately 50% of our residential customers regularly pay their bills in person. We have differentiated ourselves from other utilities by focusing more of our resources on customer service which we believe results in high customer satisfaction. Industrial customers, who primarily pay us for the delivery of electricity, generate the remaining 16% of our base revenues.

   We generate approximately 20% of the electricity we sell and we purchase the remaining 80% from various third party power suppliers. Our self-generated electricity is provided by TNP One, a 300-megawatt electric power plant located in Robertson County, Texas. For the balance of our electricity requirements we have entered into purchased power agreements with various third party suppliers. The rates we charge our customers are set by state regulators to allow us to recover our fuel and purchased power costs. Under our current regulation approximately 72% of these costs are subject to adjustment clauses which alter our rates to provide for the recovery of the actual costs of fuel and purchased energy.

   Our utility operations are subject to regulation by the PUCT and the NMPRC. Some of our activities are also under the jurisdiction of the FERC. We are also subject to legislation in the states in which we operate. As the result of recent legislation in Texas and New Mexico deregulating the electric utility industries in those states, we will be required to restructure our operations. See the "Industry" and "Business--Government Regulations--Regulatory Matters" sections of this prospectus.

   In Texas we will be required to disaggregate our current operations into three separate businesses by January 1, 2002. Our operations will be separated into: a company engaged in the transmission and distribution of electricity to customers, a company engaged in the generation of electricity, and an REP which will act as a wholesale purchaser of electricity for retail sale to customers. In New Mexico, we will be required to disaggregate our regulated transmission and distribution business activities from our generation and power supply operations, which will be subject to competition.

   Under both states' legislation, the transmission and distribution company will continue to be regulated in much the same way as it is now and generally will not be subject to competition. The remaining portions of our business will be subject to competition, but will also be subject to limited regulation. In Texas, the REP will be subject to restrictions on the rates it can charge and will be required to maintain certain financial, technical and performance standards. In both states, the competitive portions of our business will be subject to regulations governing their transactions and communications with their affiliated transmission and distribution business.

Operating Strengths

   Stable Cash Flow. Electricity is a necessary product with little sales cyclicality, especially among the residential and small business customers that make up the bulk of our sales. Until the end of the Competition Period the rates we charge our customers will be subject to regulatory oversight with legislation in place that provides a specific rate path for the next several years. Although both Texas and New Mexico have passed legislation providing for a transition to competition in the sale of electricity, a significant portion of our operations will remain regulated and not subject to competition. We believe our focus on customer service in the relatively small markets we serve will help us retain our customers as deregulation allows them to choose their energy providers.

   Transmission and Distribution System. Our operations are focused on the transmission and distribution of electricity, a natural monopoly. Our transmission and distribution network consists of approximately 1,500 miles of transmission lines and a network of distribution lines that carry electricity from our energy suppliers to our customers. Under the recently enacted legislation in both Texas and New Mexico, transmission and distribution operations will not be subject to competition and will continue to be regulated. As a result, we expect stable and consistent cash flows from these operations.

   Stable Customer Base. Residential customers and commercial customers account for 49% and 35% of our total base revenues, respectively. Our primary point of contact with our residential and commercial customers is our network of 38 local offices, where approximately 50% of our residential customers regularly pay their bills in person. We have differentiated ourselves from other utilities by focusing more of our resources on customer service, which we believe results in high customer satisfaction. We believe that our residential and commercial customer base positions us to compete effectively in a deregulated market. Additionally, if in a newly deregulated environment a customer decides to purchase electricity from another REP, we will continue to receive revenues for the use of our transmission and distribution system to transfer that electricity from the supplier to the end user.

   Experienced Management. TNMP's management team has significant experience in operating utilities and maintaining positive relationships with regulators. Key members of the management team have on average 24 years of experience within the electric utility industry and 11 years of experience with us. Most members of TNMP's management team continued their employment with TNMP after the merger. The existing management team has successfully negotiated regulatory plans with the PUCT and the NMPRC on various occasions that have benefited both us and our customers. Under the leadership of existing management, TNMP's financial condition has improved markedly over the past few years, resulting in the achievement by TNMP of an investment grade rating on its senior debt.

   At the closing of the merger of ST Acquisition with and into TNP, Dr. William J. Catacosinos joined our management team as Chairman and Chief Executive Officer of TNP and a member of TNMP's board of directors. Dr. Catacosinos has had 15 years of experience in the electric utility industry as Chairman and Chief Executive Officer of LILCO.

Business Strategy

   Our strategy is to focus on the transmission and distribution of electricity, market electricity in our service territories, expand our customer base and manage our cost of power. We believe that this strategy, as described in more detail below, will effectively position us as a strong competitor in the increasingly deregulated utility industry.

   Focus on Transmission and Distribution. We seek to maximize our operating profits and minimize the volatility of our earnings by focusing on the transmission and distribution segments of the utility business, which will continue to be regulated. The transmission and distribution of electricity is a natural monopoly that provides stable and consistent cash flows.

   Provide Local Customer Service. Our principal focus is on providing electric service to residential and commercial customers in small and medium-sized communities. We believe that this demographic focus, combined with the customer service we provide through our network of local offices, will allow us to retain our current customers and increase our customer base as the communities we serve grow. This strategy differentiates us from other electric utilities that have closed their offices in small and medium-sized communities and become more centralized and focused on urban areas. We believe that, by maintaining a local presence in the communities we serve, we will continue to be recognized as a valuable member of those communities. After the disaggregation of our operations required by legislation, we expect that our local recognition and reputation for customer service will provide our REP with an important advantage in the retention of customers in the newly deregulated energy market. We believe that our localized customer service also provides us with a platform to expand our distribution of electricity to customers in areas neighboring our current service territories.

   Expand Industrial Sales. While TNMP's role as a turnkey power supplier to industrial customers will become more price sensitive as markets deregulate, we intend to offset this exposure by expanding sales of secondary services such as standby power. TNMP also plans to focus on selling to self-generating industrial customers through innovative power arrangements such as buying and managing a customer's self-generation which is then sold back at a premium. These arrangements provide such customers with the advantage of TNMP's power resource expertise and the reliability of receiving power from the grid rather than relying solely on their own generation resources.

   Managing Purchased Power Costs. We generate only about 20% of our total electricity requirements and purchase the remainder from other electric utilities and third-party power providers. This allows us to purchase electricity from the most efficient available provider and distribute that electricity to our customers over our transmission and distribution facilities. Over the next several years we will have the opportunity to replace several long-term power supply agreements as they expire, and we expect to enter into new agreements that we expect will lower our cost of electricity.

   Electricity Generation and Supply. Since we purchase approximately 80% of our electricity from third party power providers, we have sought and will continue to seek to increase our flexibility to take advantage of favorable pricing and new capacity additions in the marketplace by shortening the average life of our power contracts. We believe that this better positions us for the implementation of the new regulatory initiatives. In addition, we are evaluating the possible sale of TNP One which would enable the regulated recovery of any stranded costs associated with TNP One. At the time of any sale we would likely enter into an outsourcing agreement for the management of our remaining power supply activities with a full service power supply provider.

TNMP's Service Territories

   Our service territories are organized into three operating regions: the Gulf Coast Region, the North Central Region and the Mountain Region. In all of our regions, the majority of our revenues come from residential and commercial customers. A description of each operating region is provided below.

   Gulf Coast Region. Our Gulf Coast Region includes the area along the Texas Gulf Coast between Houston and Galveston and in Brazoria County, south of Houston. The region encompasses 14 municipalities that in 1998 had an estimated combined population of 214,632, an increase of approximately 14% from its 1990 population of 187,648. The region's economic activity is supported by oil, petrochemical and agricultural industries as well as general commercial activity in the Houston area. More of the company's industrial customers are located in this region than in any other, primarily in the cities of Texas City and LaMarque. Other communities that TNMP serves, such as League City, Friendswood and Pearland, are suburban communities experiencing vigorous growth. For the last year ended December 31, 1999, we generated $299.0 million in operating revenues, $127.3 million in base revenues and $35.6 million in operating income from the

Gulf Coast Region. The following table highlights customer and financial information for the Gulf Coast Region over the past five years.

                                             Year Ended December 31,
                                   --------------------------------------------
                                     1995     1996     1997     1998     1999
                                   -------- -------- -------- -------- --------
Residential customers.............   76,283   77,616   78,543   80,583   81,652
Commercial customers..............    9,648    9,866    9,917   10,127   11,060
Industrial customers..............       60       62       67       66       57
Other customers...................       46       44       38       46      362
                                   -------- -------- -------- -------- --------
  Total customers.................   86,037   87,588   88,565   90,822   93,131
                                   ======== ======== ======== ======== ========
Operating revenues ($000s)........ $250,165 $269,535 $314,423 $295,301 $299,023

   North Central Region. The North Central Region includes areas north and northeast of Dallas and an area south and west of Fort Worth. The region encompasses 58 municipalities and had a combined estimated population in 1998 of 185,315, an increase of approximately 63% from the 1990 population of 113,492. Communities in this region that TNMP serves include Lewisville, a city of approximately 75,000, whose recent significant growth is due in part to its location near the Dallas/Fort Worth airport and within a rapidly growing part of the Dallas/Fort Worth Metroplex. The diversified commercial, trade and industrial activity of the Dallas/Fort Worth area supports Lewisville's economic activity. The rest of the North Central Region's economic activity is supported by agricultural activities and, to a lesser extent, tourism and oil production. For the year ended December 31, 1999, we generated $158.8 million in operating revenues, $83.6 million in base revenues and $22.3 million in operating income in the North Central Region. The following table highlights key demographic, customer and financial information for the North Central Region over the past five years.

                                            Year Ended December 31,
                                  ---------------------------------------------
                                    1995(1)   1996     1997     1998     1999
                                  --------  -------- -------- -------- --------
Residential customers............   58,560    60,420   63,258   65,668   66,857
Commercial customers.............   10,702    10,861   11,081   11,314   11,886
Industrial customers.............       28        29       30       31       28
Other customers..................      159       141      146      143      328
                                  --------  -------- -------- -------- --------
  Total customers................   69,449    71,451   74,515   77,156   79,099
                                  ========  ======== ======== ======== ========
Operating revenues ($000s)....... $137,522  $134,236 $143,562 $162,750 $158,843

--------
(1) On September 15, 1995, TNP sold certain properties in the Texas Panhandle which served 7,350 customers. Operating revenues from these properties for the portion of the year prior to the sale were $7.4 million.

   Mountain Region. The Mountain Region includes areas in southwest and south central New Mexico and West Texas. The region encompasses 18 municipalities, with a combined estimated population in 1998 of 90,487, an increase of approximately 8% from the 1990 population of 84,010. The region's economic activity is supported by mining and agricultural industries and oil and gas production. In New Mexico, communities TNMP serves include Silver City, Alamogordo and Ruidoso. Silver City's economy is anchored by copper mining, but the community's favorable climate has helped attract many retirees to the area in recent years. In West Texas, communities TNMP serves include Pecos and Fort Stockton. For the year ended December 31, 1999, we generated $114.4 million in operating revenues, $47.5 million in base revenues and $14.2 million in operating income in the Mountain Region. The following table highlights customer and financial information for the Mountain Region over the past five years.

                                              Year Ended December 31,
                                     ------------------------------------------
                                      1995    1996     1997     1998     1999
                                     ------- ------- -------- -------- --------
Residential customers...............  49,020  49,760   50,204   50,904   51,108
Commercial customers................   9,011   9,137    9,291    9,443   10,181
Industrial customers................      48      44       42       41       31
Other customers.....................      39      39       38       38      109
                                     ------- ------- -------- -------- --------
  Total customers...................  58,118  58,980   59,575   60,426   61,429
                                     ======= ======= ======== ======== ========
Operating revenues ($000s).......... $98,136 $98,966 $106,844 $117,419 $114,385

Sources of Energy

   We generate approximately 20% of the electricity we sell and we purchase the remaining 80% from various third party power suppliers. TNMP contracts for virtually all of its purchased power commitments. Most of TNMP's purchased power contracts allow TNMP to purchase power on the open market if the open market price is below the contracted price. These purchases are reflected as spot market purchases in the table below which outlines our sources of energy for 1999:

                                                     Year         Percent of
                                               Contract Expires Energy Provided
                                               ---------------- ---------------
   TNP One....................................         --             20.0%
   Purchased power
     Firm contracts expiring in 2000..........         --              6.0%
     Firm contract expiring in 2001-2005......
       TXU....................................        2002             7.0%
       Clear Lake.............................        2004            12.0%
       Others.................................     Various             9.0%
   Buy sell agreements........................         --             26.0%
   Spot market purchases......................         --             20.0%
                                                                     -----
     Total....................................                       100.0%
                                                                     =====

TNP One Generating Facility

   TNP One consists of two 150 megawatt lignite-fired Westinghouse/Mitsubishi TCF-25 steam turbines for a total of 300 megawatts of generation. Commercial operation began for Unit 1 in September 1990 and Unit 2 in 1991. Plant availability in 1999 was approximately 88% and its equivalent forced outage rate, which measures the amount of time that a generating plant is offline because of equipment malfunction or failure, has been consistently below the industry average.

   The primary fuel source for TNP One is Texas lignite supplied from a surface mine located adjacent to the plant site. Natural gas is used for start-up and supplemental firing. A 24p pipeline owned by TXU crosses the

TNP One plant site and is the plant's current source of natural gas. Both Units 1 and 2 are capable of full load operation on 100% natural gas. Additionally, the proven ability of the TNP One units to burn alternative fuels has been well communicated to the PUCT. Ability to burn materials such as chipped tires and oil filter paper offer the potential to successfully mitigate environmental issues facing Texas and surrounding states.

   The TNP One facility is located on approximately 500 acres located in Robertson County, Texas. An additional 2,200 acres are available for expansion of the site. The plant site was designed to accommodate four identical plants with up to eight additional units. The 345 kilovolt double-circuit line transmitting from TNP One can handle approximately 1,200 megawatts of capacity without modification, leaving 900 megawatts of available transmission capacity. The transmission line interconnects with the ERCOT system at TXU's Twin Oaks Substation, approximately 18 miles from TNP One. An interconnection to the Southwestern Power Pool is less than 40 miles from TNP One, greatly expanding the potential markets for electricity generated by TNP One. Water supply is provided from four water wells near the site and is sufficient for significant expansion of the facility. Electricity from TNP One is used to serve our customers in Texas. During 1999 TNP One generated approximately 1,912,673 megawatt-hours of electricity.

Government Regulations; Regulatory Matters

   Industry. The electric utility industry--one of the largest remaining regulated industries in the United States--is in the process of transition to a competitive market. Traditionally vertically integrated, the industry is becoming segmented into its three component parts: the generation of electricity, its transmission to a local market, and its distribution to the end user. Consumers, primarily industrial customers, who want the right to choose the electricity supplier that meets their needs most economically, reliably and efficiently, are driving change in the industry. The federal government, as well as the PUCT within the boundaries of the ERCOT, regulates the transmission of electricity between utilities while state governments regulate the distribution of electricity to customers. At the federal level, FERC has implemented change by encouraging wholesale competition through its issuance in July 1996 of Orders 888 and 889. All 50 states and the District of Columbia have enacted or are evaluating reforms to introduce competition to generation and related electric service. Both Texas and New Mexico enacted legislation during 1999 to open the generation and retail supply of electricity to competition.

   Texas. In June 1999, Texas Governor George W. Bush signed Senate Bill 7, which implements competition in Texas retail electric markets. Under Senate Bill 7, utilities will be able to recover 100% of their net verifiable stranded costs through accelerated depreciation and CTCs. Stranded costs represent the excess of an asset's book value over its market value. CTCs are charges that utilities will be permitted to include in customers' bills beginning in 2002. The actual amount of the CTCs will be subject to the approval by the PUCT. Senate Bill 7 also permits utilities to securitize regulatory assets and up to 75% of their stranded costs, enabling them to accelerate their recovery of stranded costs. Under the legislation, electric utilities are required to prepare for competition from January 1, 1999 to December 31, 2001. Actual competition will be initiated and encouraged from January 1, 2002 to December 31, 2006. After December 31, 2006, retail electric services and generation will be openly competitive.

   By January 1, 2002, utilities in Texas must separate, or "unbundle," their utility operation into three separate, affiliated entities: a transmission and distribution company, a retail electric provider, and an electricity generating company. After the Competition Period, the actual price of electricity will be determined by the market, however transmission and distribution rates are expected to continue to be regulated by the PUCT.

   The new legislation will implement retail competition for customers in most areas of Texas on January 1, 2002. Among other provisions, the new legislation:

  . Requires utilities to provide service according to the rates in effect at September 1, 1999, until December 31, 2001. The legislation does not prohibit changes in the fixed fuel factor that passes through fuel and purchased power energy costs to customers.

  . Allows a utility to recover 100% of its verifiable stranded costs via several methods, including:

    1. Redirection of depreciation--During 1998-2001, a utility may redirect all or a part of the depreciation related to transmission and distribution assets to its generation assets.

    2. Application of earnings in excess of an allowed rate of return-- During the freeze period, utilities' earnings are capped by the cost of capital approved in the utility's most recent rate proceeding before the PUCT. For TNMP, the cap is 10.53% return on rate base. Rate base is the value established by a regulatory authority upon which the utility is permitted to earn a specified rate of return. Earnings in excess of the cap will be used to reduce the net book value of generation assets.

    3. Securitization--At any time after the start of the freeze period, a utility may securitize 100% of its regulatory assets and up to 75% of its estimated stranded costs, and recover those costs from its customers through a transition charge approved by the PUCT.

    4. Assessing a CTC--After the freeze period, stranded costs that have not been recovered by one of the methods above will be recovered through a CTC levied upon all retail customers within a utility's geographical certificated service area as it existed on May 1, 1999.

  . Establishes four alternatives for quantifying the final amount of stranded costs to be used in establishing the CTC, and provides a framework for reconciling estimated stranded costs to the actual stranded costs quantified using those methods.

  . Requires utilities to disaggregate into three distinct businesses: generation, transmission and distribution, and an REP.

  . Provides that once customer choice begins on January 1, 2002, residential and small commercial customers who do not choose an alternative REP will continue to be served by the utility's affiliate REP at a "price-to-beat" which is 6% lower than the rate in effect on January 1, 1999, adjusted to reflect a fuel factor that the PUCT shall determine as of December 31, 2001. This "price-to-beat" must be offered by the utility until December 31, 2006. However, after the earlier of 36 months after customer choice is offered or when it loses 40% or more of its residential sales within its certified service area TNMP may also offer a different rate.

   Prior to the new legislation, TNMP had been operating under its own transition plan that the PUCT approved in 1998. The Transition Plan provided that it will be modified to conform to any legislation enacting competition in the electric utility industry. On October 6, 1999, TNMP filed a Conformed Stipulation with the PUCT that identifies all of the provisions that TNMP believes must be changed to conform the Transition Plan to comply with the new legislation. On December 6, 1999, the PUCT held that TNMP was required to implement the base rate reductions reflected in its tariffs that were filed in compliance with its Transition Plan proceedings and approved on November 25, 1998. Accordingly, TNMP reduced base rates for residential and commercial customers by 3% and 1%, respectively, effective January 1, 2000. Similar rate reductions will take effect January 1, 2001. As a result, operating revenues are estimated to decrease in 2000 and 2001 by $6.7 million and $13.9 million, respectively. The PUCT's order also established that the base rate reductions would offset the 6% rate reduction required by the new legislation to take effect on January 1, 2002. The order is interim in nature and can be appealed. The PUCT postponed consideration of any other impacts of the legislation on the Transition Plan until 2001.

   Historically, TNP's and TNMP's consolidated financial statements reflect the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provides for recognition of the economic effects of rate regulation. EITF 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of SFAS Statements No. 71 and 101," states that application of SFAS 71 should stop "when deregulatory legislation is passed or when a rate order (whichever is necessary to effect the change in the jurisdiction) that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued." With the passage of the legislation, TNMP discontinued the application of SFAS 71 to the generation and power supply portion of its Texas business during the fourth quarter of 1999. As a direct result of discontinuing SFAS 71 and in accordance with the legislation, TNMP has reclassified net regulatory assets (regulatory assets less liabilities) of $19.3 million that pertain to these deregulated operations as Recoverable Stranded Costs. We believe that the $19.3 million represents verifiable stranded costs and intend to have TNMP recover them from customers pursuant to the methods specified in the Texas legislation.

   In conjunction with the discontinuance of SFAS 71, TNMP is required to determine if its generating plant asset, TNP One, is impaired under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Based on TNMP's undiscounted cash flow analysis over the estimated useful life of TNP One, there is no impairment of TNP One, as defined by SFAS 121, as of December 31, 1999. TNMP's impairment analysis includes reasonable estimates of future market prices, capacity factors, operating costs, the effects of competition, and many other factors over the life of TNP One. TNMP's impairment analysis is highly dependent on these estimates. As of December 31, 1999, the net book value of TNP One is $434.6 million.

   On May 17, 1999, TNMP filed its Electric Investor-Owned Utilities Earnings Report ("Earnings Report") with the PUCT. Simultaneously, TNMP filed an Addendum to the Earnings Report ("Addendum") detailing TNMP's calculation of excess earnings under the Transition Plan for the twelve months ended December 31, 1998. The Addendum showed that TNMP had not earned in excess of the 11.25% return on equity cap established in the Transition Plan. The Staff of the PUCT, through the PUCT's Office of Regulatory Affairs ("ORA"), filed a contest to TNMP's earnings report on August 16, 1999, asserting errors in TNMP's calculation of excess earnings. ORA's petition did not quantify the amount of the alleged errors. In addition, ORA proposed to use the Earnings Report contest as a means for conforming the Transition Plan to the legislation.

   ORA is the only party contesting TNMP calculation of excess earnings. On March 27, 2000, the hearings examiner, in accordance with statements from the Commissioners at an open meeting on matters of law raised by ORA, filed a proposed order which has the effect of eliminating ORA's claim that there are any excess earnings. TNMP will urge the Commission to adopt the proposed order. We believe this matter will have no material adverse effect on TNMP's financial condition. On March 30, 2000, TNMP filed its Earnings Report for 1999. As of the date of this memorandum no party has filed a contest of the Earnings Report.

   New Mexico. In April 1999, New Mexico Governor Gary Johnson signed The Electric Utility Industry Restructuring Act of 1999, which opened the state's electricity market to competition. The 1999 Act allows residential customers, small business customers and schools the opportunity to choose among competing electricity suppliers beginning January 1, 2001. Competition will be expanded to include all customers by January 1, 2002. Residential and small business customers who do not choose a competitive power supplier will continue to be served by their existing utility under a standard offer contract. There is no mandatory rate reduction included in the legislation. The 1999 Act allows electric utilities to recover at least 50% of their stranded costs through a charge to customers. On June 8, 1999, the NMPRC entered a final order terminating TNMP's Community Choice(R) transition plan. By terminating Community Choice(R), the NMPRC placed TNMP on the same timetable as other New Mexico utilities with regard to retail competition and restored the pass-through of purchased power costs to customers. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Recent Developments."

   Under the 1999 Act, utilities are guaranteed recovery from customers of at least 50% of their stranded costs over a five-year period. TNMP's Community Choice(R) program, which has been terminated, did not define stranded costs, nor their recovery. In addition, the 1999 Act delays competition to January 1, 2001 for residential, small commercial and schools and beginning January 1, 2002 for all other customers. Community Choice(R) had specified May 1, 2000 for the beginning of retail choice. As a result, TNMP has reduced its accrual for potential stranded costs in New Mexico from $3.4 million as of December 31, 1998, to $2.1 million as of December 31, 1999.

   Community Choice(R) provided for the filing of a rate case by TNMP on June 1, 1999. TNMP and the NMPRC Staff have reached a settlement, and have submitted the settlement to the NMPRC for approval. The settlement calls for a decrease in TNMP's base rates of $1.8 million, or 6%, effective October 1, 1999. TNMP has reflected the base rate reductions in its fourth quarter revenues. We expect the NMPRC to act on the proposed settlement during the second quarter of 2000.

   Agreements with the Regulators. During the hearings conducted by the NMPRC and the PUCT, we gave assurances that were primarily designed to ensure that TNP and TNMP would be operated as separate entities following the merger, and that the assets of TNMP would not be used, to the detriment of rate payers, to satisfy the obligations of TNP.

   Before the PUCT, TNP committed that TNMP would:

  . commit to a guaranteed level of stranded cost mitigation equal to $59.0 million less base rate reductions in 2000 and 2001 (estimated to be $6.7 million and $13.9 million, respectively);

  . strive to maintain its investment grade rating while placing a high priority on maintaining the financial integrity of its utility operations;

  . strive to maintain a 65% maximum debt to total capitalization ratio through December 31, 2001, and with respect to its transmission and distribution businesses, a 70% maximum debt to total capitalization ratio through January 1, 2004; and

  . limit its payments of dividends to TNP unless certain financial tests are satisfied, including limiting dividends to the cumulative amount of cash flow from operations less cash flow from investing before January 1, 2004.

   Additionally, TNP agreed that, in connection with any future borrowings, it would require acknowledgements from its lenders, as long as TNMP has rated debt outstanding, that:

  .  TNMP and TNP will be operated as separate corporate and legal entities;

  . by agreeing to make new loans, those lenders are relying solely on the credit worthiness of TNP and not TNMP; and

  . TNP will not be permitted to take any steps for the purposes of procuring the appointment of a receiver or institute a bankruptcy, reorganization, insolvency, wind-up, or liquidation of TNMP.

   Before the NMPRC, we made similar and additional commitments with respect to TNMP, including committing that TNMP would:

  .  not pay excessive dividends to TNP;

  . furnish a notice of TNMP's declaration to pay a dividend to TNP, specifying the amount of the dividends to be paid, the cumulative amount of the dividends for the calendar year, and the net income and the payout ratio for the two preceding calendar years;

  . not purchase debt instruments or any affiliated interests or guarantee or assume liabilities of affiliated interests without state regulatory approval;
  . not purchase power (not applicable to economy energy purchases) from an affiliate without receiving prior NMPRC approval;

  . not lend or transfer funds or securities or similar assets to affiliated interests without state regulatory approval;

  . not obstruct, hinder, diminish, impair or unduly complicate its supervision and regulation;

  . if required by the NMPRC, have a management audit performed by a consulting firm chosen by and under the direction of the NMPRC to determine whether there are any adverse effects of affiliate transactions upon TNMP, and have an allocation study of transactions between TNMP and its affiliates performed by a consulting firm chosen by and under the direction of the regulatory authorities;

  . hold its customers harmless from any and all negative impacts of the affiliate transactions involved in the acquisition of TNP's stock; and

  . will keep its books and records separately from those of its non-regulated businesses and in accordance with the Uniform System of Accounts.

   We also committed to the NMPRC that TNP would:

  . not take any action that would have a material adverse effect on TNMP's ability to provide reasonable and proper service at fair and just rates;

  . ensure that no TNP debt would contain provisions which are inconsistent with TNP and TNMP being operated as separate corporate and legal entities, and a recognition that TNP's creditors are relying solely on the creditworthiness of TNP; and

  . ensure that no TNP debt would contain provisions allowing TNP's creditors to take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of TNMP or any of its subsidiaries.

   Additionally, TNP and TNMP have committed that the assets of TNMP will not be pledged to pay or guarantee the debt of any TNMP affiliate without prior approval of the PUCT and the NMPRC.

   Regulatory Approval of Certain Transactions. In addition to the agreements described above, TNMP is also subject to additional regulation in New Mexico with respect to certain transactions, particularly those with affiliated companies. These may restrict the ability of TNP to receive funds from TNMP. For example:

  . proceeds from the issuance of debt by TNMP will generally only be available for the acquisition of utility property, the construction, completion, extension or improvement of its facilities, the improvement or maintenance of service, the discharge or lawful refunding of its obligations or the reimbursement of money actually expended for the foregoing;

  . prior approval is required for the transfer of utility assets or for the abandonment of any service;

   . cross-subsidization and improper cost allocation between TNMP and its affiliates is prohibited;

  . any adverse impact on reasonable costs and service as a result of the formation of a holding company is prohibited and, accordingly, some financing alternatives may not be available to TNP;

  . prior notice of any sale, lease or provision of real property, water rights or other goods or services to an affiliate is required, and the NMPRC may issue orders on any such transactions to ensure reliable service at fair, just and reasonable rates; and

  . prior approval is required for any acquisition of TNMP stock or consolidation with TNMP, or any transactions that results in control or exercise of control of TNMP.

Amendments to TNP and TNMP's Articles of Incorporation

   In addition to the assurances given by TNP and TNMP to the state regulatory authorities, at the closing of the merger TNP and TNMP amended their articles of incorporation to include provisions designed to ensure that TNP and TNMP will maintain separate and independent operations in the future. These provisions include:

  . requirements for each of TNP and TNMP to conduct themselves as separate legal entities in all formalities, including, but not limited to: maintaining separate books and financial records; observing all appropriate corporate procedures and formalities; not commingling any assets, funds, liabilities or business functions; holding themselves out a s separate entities; not merging or consolidating with any other person or entering into guarantees for any other person;

  . a requirement that TNMP have at all times at least one independent director appointed by the shareholders, whose consent shall be required for TNMP to amend its articles of incorporation, consolidate or merge with any person, sell all or substantially all of its assets or institute bankruptcy or insolvency proceedings, and who shall be required to consider only the interest of TNMP and its creditors in voting on any such transactions;

  . a prohibition on TNMP using its credit to satisfy the debts or obligations of any other person; and

  . a prohibition on TNMP lending to any person or buying or holding any indebtedness or other obligations issued by any other person, except for cash and cash equivalents.

Employees

   At December 31, 1999, TNMP and TNP collectively had 823 employees. No employees are represented by a union or covered by a collective bargaining agreement. Management believes relations with its employees are good.

Legal Proceedings

   Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, filed on October 1, 1997 and pending in the 149th State District Court of Brazoria County, Texas. The suit, which is in the discovery stage, is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips Petroleum Company ("Phillips") is seeking the recovery of damages arising from the interruption and in May 1999 demanded payment in the amount of $47.1 million. TNMP's tariff approved by the PUCT contains limitations against recovery of the great majority of Phillips' alleged actual damages. The Texas Supreme Court, in another matter, has recently upheld the enforceability of such tariff limitations in litigation of this type; we believe the ruling will operate to substantially limit any recovery by Phillips to the cost of its electrical equipment in the event that any damages are awarded in this matter. Discovery has not sufficiently progressed to quantify any damages to Phillips' electrical equipment; however, Phillips has previously reported to the SEC that it incurred costs of approximately $2.0 million in this interruption. In May 1999, TNMP filed a Third Party Petition naming Sweeny Cogeneration Limited Partnership, the operator of cogeneration and related facilities at the Phillips refinery, as a defendant. The lawsuit is in the discovery stage. We believe that TNMP has insurance coverage on most of Phillips' claims up to a total of $31.0 million. TNMP has previously charged to earnings the deductible amount of its insurance coverage, $0.5 million.

   Power Resource Group, Inc. TNMP is a defendant in a suit styled Power Resource Group, Inc. v. Public Utility Commission of Texas and Texas-New Mexico Power Company, pending in the 345th District Court of Travis County, Texas. This lawsuit, which was originally filed on May 21, 1999, appeals the PUCT's dismissal of a regulatory case that Power Resource Group, Inc. ("PR Group") had filed against TNMP. PR Group is a developer of electric generating plants that are intended to be qualifying cogeneration facilities. This lawsuit and the regulatory case it appeals both stem from discontinued negotiations for power supply. PR Group alleged that TNMP was required to buy power to be generated from an as-yet-unbuilt cogeneration facility. TNMP filed its original answer with the court on June 28, 1999.

   In an amended petition filed January 13, 2000, PR Group asserts a claim of damages of at least $158.0 million. It bases its claim on the assertion that it was damaged when TNMP refused to execute an agreement after the aforementioned discontinued negotiations, that TNMP profited significantly from PR Group's work, that TNMP is in error when it relies on a PUCT order dismissing PR Group's petition before the PUCT on substantially the same facts, and that TNMP misrepresented that it would enter into a contract with PR Group to purchase energy and capacity at rates equal to or below TNMP's avoided costs. We believe that PR Group's claims are without merit and we intend to have TNMP contest this claim vigorously.

   Other. TNMP is involved in various claims and other legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters, as well as those described above, will not have a material adverse effect on TNMP's or our consolidated financial position or results of operations.

                                   MANAGEMENT

   Our and TNMP's directors, executive officers and key employees, their positions and their ages are as follows:

Name                               Age* Position
----                               ---- --------
William J. Catacosinos...........   69  Chairman, President and Chief Executive Officer of
                                        TNP, Director of TNMP
Theodore A. Babcock..............   45  Chief Financial Officer of TNP
Kevern R. Joyce..................   53  Chairman, President and Chief Executive Officer of
                                        TNMP and director of TNP
Jack V. Chambers, Jr. ...........   50  Senior Vice President and Chief Customer Officer of
                                        TNMP
Manjit S. Cheema.................   45  Senior Vice President and Chief Financial Officer
                                        of TNMP
Larry W. Dillon..................   45  Vice President of Power Resources of TNMP
Leeam Lowin......................   54  Director of TNP and TNMP
James T. Flynn...................   66  Director of TNMP
Preston M. Geren III.............   47  Director of TNP and TNMP

--------
* As of December 31, 1999.

   William J. Catacosinos joined TNP upon the closing of the merger as Chairman, President and Chief Executive Officer. He also serves on TNMP's board of directors. Since 1998, Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners LLC ("Laurel Hill"). Dr. Catacosinos served as Chairman and Chief Executive Officer of LILCO from 1984 to 1998.

   Theodore A. Babcock joined TNP upon the closing of the merger as Chief Financial Officer. Since 1998, Mr. Babcock has been a Managing Director of Laurel Hill. From 1996 to 1998, Mr. Babcock served as Vice President and Treasurer of LILCO. Mr. Babcock served as Treasurer of LILCO from 1994 to 1996.

   Kevern R. Joyce has served as Chairman of TNMP since April 1995, and was also Chairman of TNP until the closing of the merger. Mr. Joyce joined TNP and TNMP in April 1994 as President and Chief Executive Officer.

   Jack V. Chambers, Jr. has served as Senior Vice President of TNP since April 1996 and as Senior Vice President and Chief Customer Officer of TNMP since 1994. He was Senior Vice President of TNP from April 1996 until the closing of the merger.

   Manjit S. Cheema has served as Senior Vice President and Chief Financial Officer of TNP since May 1997 and Senior Vice President and Chief Financial Officer of TNMP since July 1996. Mr. Cheema was Senior Vice President and Chief Financial Officer of TNP from May 1997 until the closing of the merger. Prior to that, Mr. Cheema was Vice President and Chief Financial Officer of TNP and TNMP since December 1994. Mr. Cheema joined TNMP as Treasurer in June 1994, a position he held until September 1995.

   Larry W. Dillon has served as TNMP's Vice President of Power Resources since March 1999. Mr. Dillon was Vice President and Regional Customer Officer of TNMP from November 1994 until March 1999.

   Leeam Lowin became a director of both TNP and TNMP at the closing of the merger. For the past 33 years, Mr. Lowin has been an investment manager for private accounts. From 1984 to 1998, Mr. Lowin served as a consultant to LILCO. From 1992 to 1996, he was a member of the board of directors of AEL Industries and managed the sale of that company to Tracor.

   James T. Flynn became a director of TNMP at the closing of the merger. Mr. Flynn, prior to his retirement, was President and Chief Operating Officer of LILCO from 1996 to 1998. From 1994 to 1996, Mr. Flynn was Executive Vice President and Chief Operating Officer of LILCO.

   Preston M. Geren III became a director of both TNP and TNMP at the closing of the merger. Mr. Geren, currently manages personal business interests in real estate, oil and gas and securities. Mr. Geren currently serves on the Board of Directors of Union Pacific Resources (NYSE) and Cullen Frost Bankers (NYSE). Mr. Geren also is Vice Chairman of the Board of Directors of Dallas-Fort Worth International Airport. Previously Mr. Geren worked as a management consultant with Public Strategies, Inc., a Texas-based public affairs firm from 1997 to 1998. He was a member of the United States Congress for four terms, from 1989 until 1997. Previous corporate board experience includes service as an advisory director of TXU.

                             Executive Compensation

   The following table summarizes the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of TNP and its subsidiaries (the "named executive officers") for services rendered in all capacities to TNP and its subsidiaries during 1999, 1998 and 1997.

                           Summary Compensation Table

                                   Annual Compensation
                             ---------------------------------
                                                       LTIP       All Other
Name and Principal Position  Year  Salary  Bonus(1)  Payouts(2) Compensation(3)
---------------------------  ---- -------- --------  ---------  --------------
Kevern R. Joyce............. 1999 $391,146 $278,466  $304,714      $19,174
 President and Chief         1998  370,525  340,822   418,151       25,367
 Executive Officer           1997  355,083  147,000   449,816       25,944
Jack V. Chambers, Jr., ..... 1999 $233,294 $ 99,826  $175,666      $11,143
 Senior Vice President       1998  223,819  129,092   249,893       14,347
                             1997  215,733   77,597   268,831       14,794
Manjit S. Cheema............ 1999 $204,898 $ 94,413  $158,229      $10,246
 Senior Vice President and   1998  195,239  118,488   213,756       12,775
 Chief Financial Officer     1997  183,750   68,378   205,835       12,837
John P. Edwards(4).......... 1999 $207,633 $ 86,861  $158,229      $12,315
 Senior Vice President       1998  199,202  111,476   187,634       16,352
                             1997  192,000   68,900   121,128       18,242
Ralph S. Johnson(4)......... 1999 $197,327 $ 85,091  $158,229      $10,927
 Senior Vice President       1998  189,314  107,586   210,240       13,870
                             1997  182,333   68,212   197,110       13,153

--------
(1) The 1999 amounts shown in this column are the following awards relating to 1999 and paid in 2000: (a) cash awards under the Management and Broad-Based Short-Term Incentive Plans; and (b) the second installment of an incentive and retention bonus. The Compensation Committee awarded the incentive and retention bonuses as additional compensation to reflect contributions during 1998 and prior years to the improvement in TNP's value to its shareholders. These incentive and retention bonuses are being paid in five equal annual installments; the first installment was paid in 1999. Subsequent installments are subject to the named officer being employed by TNP or TNMP on the scheduled date of the payment. They were replaced by arrangements set forth in new employment agreements that were put in place in connection with the merger. See the "Change-in-Control Arrangements" section below. The total amounts of the bonuses to be paid over the five year period are Mr. Joyce--$850,000; Mr. Chambers-- $235,000; Mr. Cheema-- $235,000; Mr. Edwards--$200,000; and Mr. Johnson--$200,000.
(2) The 1999 amounts in this column are the value of shares issued and dividend equivalents paid in 2000 under the TNP Long-Term Incentive Compensation Plan for the 1997-1999 performance period. These amounts represent the value of the following numbers of shares, at $41.22 per share, the average of the high and low prices of TNP stock on December 31, 1999, and dividend equivalents of $3.26 per share: Mr. Joyce--6,850; Mr. Chambers--3,949; Mr. Cheema--3,557; Mr. Edwards--3,557; and Mr. Johnson--3,557. This payout reflects that TNP met the performance measures set at the beginning of the performance period as follows: TNP's shareholder return relative to the S&P 500 was at approximately 135% of the target; TNP's shareholder return relative to the S&P Electric Utility Index exceeded the maximum goal.

(3) The 1999 amounts in this column and the table below consist of the following items earned or paid in 1999: (a) company contributions to TNMP's 401(k) plan; (b) company contributions to the TNMP Deferred Compensation Plan, an unfunded benefit plan that allows eligible employees, including the Named Executive Officers, to defer receipt of salary and bonuses and receive matching Company contributions and interest credits, whenever and to the extent that Internal Revenue Code restrictions limit their participation in the 401(k) plan; (c) premiums for group life insurance paid by the Company (none of the Named Executive Officers has any cash value rights related to such insurance). The amounts shown for the 401(k) and Deferred Compensation Plans include incentive matching contributions for 1999 paid in 2000.
(4) Messrs. Edwards and Johnson left TNP and TNMP at the closing of the merger.

                                                    Deferred
                                    401(k) Plan Compensation Plan Life Insurance
                                    ----------- ----------------- --------------
     Kevern R. Joyce...............   $6,468         $9,344           $2,982
     Jack V. Chambers, Jr..........    6,468          2,963            1,712
     Manjit S. Cheema..............    6,212          2,070            1,964
     John P. Edwards...............    6,468          1,925            3,922
     Ralph S. Johnson..............    6,468          1,509            2,950

Dr. Catacosinos Employment Agreement

   In connection with the merger, TNP entered into a three year renewable employment agreement with Dr. Catacosinos to serve as Chairman, President and Chief Executive Officer of TNP and a member of the board of TNMP. Dr. Catacosinos agreed to devote a sufficient amount of his time to enable him to fulfill his obligations under the employment agreement. For his services, he receives cash compensation commensurate with his position as a chief executive officer of a utility company and participates in retirement, savings, incentive and welfare benefit plans on the same terms enjoyed by our present senior officers. The employment agreement contains provisions relating to termination, death and disability which will result in different periods for which salary and benefits continue to be paid, the longest of which is 18 months.

Compensation Arrangements

   In connection with the merger, TNMP entered into employment agreements with certain members of TNMP's senior management. These employment agreements provide that the executive continues to hold his present position with TNMP and will receive a minimum level of compensation over the next three years consisting of:

  . an annual base salary and an annual bonus payable in a lump sum on each of the first, second and third anniversary of the new agreement, provided the executive is still employed by TNMP;

  . an annual incentive bonus of up to 37.5% of the executive's base salary based on his attainment of certain pre-established financial and operational goals, and subject to employment through the end of the relevant year; and

  . an additional bonus equal to the shortfall from a minimum predetermined compensation including base salary, bonus and incentive bonus.

   The new employment agreements supersede the severance agreements and the incentive compensation agreements that existed prior to the merger.

Pension Plan

   Effective October 1, 1997, TNMP amended its pension plan to change it to a cash balance retirement plan. As amended, the pension plan provides benefits based on an account balance rather than a formula-based benefit. Before that date, the pension plan was a noncontributory defined benefit plan. Employees who, as of October 1, 1997, were at least 50 years of age and had at least 10 years of service, can be "grandfathered" in the prior pension plan, and will receive benefits under the plan that provides the better retirement payments.

   The amended pension plan bases its benefits on a employee's account balance when he or she retires or leaves the company. An employee's initial account balance was based on his or her accrued pension benefits under the pre-amendment plan. The account balance will grow as TNMP adds benefit credits consisting of a percentage of compensation and interest credits based on one-year Treasury bill rates. All employees are eligible to participate in the pension plan. All named executive officers will participate in the pension plan.

   The following table sets forth information concerning annual benefits payable upon normal retirement at age 65 to TNP and TNMP employees under the pre-amendment pension plan, and reflects the "grandfathered" benefit formula for individuals retiring in 1999 with the years of service indicated.

                               Pension Plan Table

                                       Years of Service
                     -----------------------------------------------------
   Remuneration(1)      15       20       25       30       35       40
   ---------------   -------- -------- -------- -------- -------- --------
      $125,000       $ 27,519 $ 36,692 $ 45,865 $ 55,038 $ 64,219 $ 72,336
       150,000         33,894   45,192   56,490   67,788   79,086   88,836
       175,000         40,269   53,692   67,115   80,538   93,961  105,336
       200,000         46,644   62,192   77,740   93,288  108,836  121,836
       250,000         59,394   79,192   98,990  118,788  138,586  154,836
       300,000         72,144   96,192  120,240  144,288  168,336  187,836
       350,000         84,894  113,192  141,490  169,788  198,086  220,836
       400,000         97,644  133,192  162,740  195,288  227,836  253,836
       450,000        110,394  147,192  183,990  220,788  257,586  286,836
       500,000        123,144  164,192  205,240  246,288  287,336  319,836

--------
(1) Benefits shown do not take into account limits under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or the $160,000 salary cap in effect after 1996, resulting from Code Section 401(a)(17) limits. Consequently, a portion of the benefits would be paid from the Excess Benefit Plan (as defined below).

   Annual contributions to the pre-amendment pension plan are computed on an actuarial basis and cannot be calculated readily on a per person basis. Benefits for each eligible employee under the old formula are based on his or her years of service computed through the month of his or her retirement, multiplied by a specified percentage of his or her average monthly compensation for each full calendar year of service completed after 1992. TNMP made no contribution to the pension plan for 1999.

   Pension plan benefits are not subject to reduction for Social Security benefits, but are subject to reduction for retirement prior to age 62.

   Highly compensated employees whose pensions are subject to being reduced to an amount below what the pension plan otherwise would provide as a result of compliance with Code Sections 415 and 401(a)(17), and whom the board of directors designate as eligible, may also participate in TNP's "Excess Benefit Plan." The Board has designated 24 active or retired employees as eligible to participate in the Excess Benefit Plan, including the named executive officers and three retired employees now receiving excess benefit payments. Amounts paid as long-term incentive compensation pursuant to the TNP Equity Incentive Plan or other plans will be included in the remuneration base for pension and Excess Benefit Plan purposes. TNMP owns policies insuring the lives of the Excess Benefit Plan participants; policy proceeds are payable to TNMP to reimburse it for its payments to the retirees.

   As of December 31, 1999, the named executive officers were credited with the years of service set forth in the following table. Executive pension benefits are computed actuarially.

     Name                                              Years of Credited Service
     ----                                              -------------------------
     Kevern R. Joyce..................................    18 years(1)
     Jack V. Chambers, Jr.............................    20 years, 11 months
     Manjit S. Cheema.................................    5 years, 6 months
     John P. Edwards..................................    22 years(1)
     Ralph S. Johnson.................................    21 years(1)

--------
(1) TNMP has credited each of Messrs. Joyce, Edwards and Johnson with additional years of service, including years before joining TNP and TNMP, for purposes of determining their retirement benefits under the TNMP Excess Benefit Plan. The credits for prior years service were required in order to retain the services of these executives. Each such executive who is employed by TNP or TNMP at age 65 will be credited with a total of 30 years of service; this number will be reduced by one year for each year that his retirement precedes age 65. Excess Benefit Plan benefits that each receives will be reduced by the amount of any retirement payments that he receives from the TNMP pension plan and from other employers. Any who retires before age 55 and five years of service will receive no benefits, unless there is a change in control of TNP or TNMP. If there is a change in control, the benefits to each will be fully vested and accrued as of either the date of the change in control or as of his 62nd birthday, whichever date provides the greater benefit.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   SW Acquisition, L.P. owns 100% of our equity interests. The following table sets forth the beneficial ownership of TNP Enterprises, Inc. as of the date of this prospectus:

                                                                     Percentage
                                                                    Beneficially
       Name of Beneficial Owner                                        Owned
       ------------------------                                     ------------
       SW Acquisition, L.P.(1).....................................    100.0%
       William J. Catacosinos(2)...................................    100.0%
       Kevern R. Joyce(3)..........................................      0.0%
       Leeam Lowin(3)..............................................      0.0%
       Preston M. Geren III(3).....................................      0.0%
       Theodore A. Babcock(4)......................................      0.0%
       All directors and executive officers as a group(2)..........    100.0%

--------
(1) The business address of S.W. Acquisition, L.P. is 2 Robbins Lane, Suite 201, Jericho, New York 11753.
(2) Dr. William J. Catacosinos who controls SW I Acquisition GP, L.P., the general partner of SW Acquisition, L.P., may also be deemed to have beneficial ownership of the equity interests reported in the table. The business address of Dr. Catacosinos is 2 Robbins Lane, Suite 201, Jericho, NY 11753.
(3) The addresses for Messrs. Joyce, Lowin and Geren is c/o TNP Enterprises, Inc., 4100 International Plaza, Fort Worth, Texas 76113.
(4) The addresses for Mr. Babcock is c/o Laurel Hill Capital Partners LLC, 2 Robbins Lane, Suite 201, Jericho, New York 11753.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with CIBC and Laurel Hill and their affiliates

   We have entered into and agreed to enter into certain transactions with CIBC and Laurel Hill and certain of their affiliates in connection with the merger:

  . CIBC and its affiliates structured, arranged and syndicated a senior secured credit facility in an aggregate amount of $185.0 million, pursuant to which CIBC or its affiliates acted as co-arranger and lender under our senior secured credit facility and administrative agent. An affiliate of CIBC received certain fees in connection with our senior secured credit facility.

  . CIBC and its affiliates have acted to structure, and arrange and syndicate a backstop credit facility in an aggregate amount of $203.0 million, in order to repay outstanding debt which became due and payable as a result of the merger. CIBC or its affiliates acted as co-arranger and lender under the backstop credit facility and as administrative agent.

  . CIBC, Continental Casualty Company and Laurel Hill purchased Preferred Equity with a liquidation preference of $32.5 million, $32.5 million and $2.5 million, respectively, issued concurrently with the issue of the old notes and received customary commitment and funding fees in connection therewith. In addition, CIBC acted as initial purchaser in our issue of $100.0 million of units of senior preferred stock and warrants to purchase limited partnership interests in SW Acquisition L.P., used to replace the Preferred Equity, and received certain fees in connection therewith.

  . Pursuant to the Limited Partnership Agreement of Parent, CIBC or its affiliates may receive annual advisory fees for certain consulting and advisory services provided from time to time to TNP.

  . Pursuant to a management services advisory agreement, TNP may pay Laurel Hill an annual fee for certain consulting and advisory services provided from time to time. In addition, TNP will pay Laurel Hill customary investment banking fees in the future for advisory services in connection with merger, acquisition, or purchase or sale of asset transactions.

            DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED EQUITY

   Upon completion of the exchange, in addition to the old notes, if any, and the registered notes, we will have the following indebtedness and preferred equity outstanding:

TNP

Senior Secured Credit Facility

   General. As part of the merger TNP entered into a senior secured credit facility with CIBC as a lender, co-lead arranger and administrative agent and Chase as a lender and co-lead arranger. The senior secured credit facility provides for a $160.0 million term loan and revolving loans for up to $25.0 million. Subject to certain restrictions, the senior secured credit facility may be used to finance the merger and for working capital and general corporate purposes, including transaction fees and expenses. The obligation of the lenders to provide the initial advances under the senior secured credit facility will be subject to the satisfaction of certain conditions.

   Repayment. The revolving loan must be repaid on or before the third anniversary of closing of the merger. Prior to that time the revolving loan may be borrowed, repaid and reborrowed, without premium or penalty subject to the satisfaction of certain conditions on the date of any such borrowing. The term loan is required to be amortized in quarterly installments on March 31, June 30, September 30, and December 31 of each fiscal year beginning on June 30, 2000 as set forth below:

         Year                                       Amortization
         ----                                       ------------
         2000...................................... $ 1,200,000
         2001......................................   1,600,000
         2002......................................   1,600,000
         2003......................................   1,600,000
         2004......................................   1,600,000
         2005......................................  76,800,000
         2006......................................  75,600,000

   Interest. All borrowings under the senior secured credit facility will bear interest, at TNP's option, at a rate per annum equal to either:

  (a) the "ABR" (which is the higher of (i) the rate of interest publicly announced by CIBC as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%) plus 1.75%, or

  (b) the "eurodollar rate" (which is the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by us) appearing on Page 3750 of the Dow Jones Markets screen) plus 2.75%.

   Fees. A commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the revolving loan, will be payable quarterly in arrears.

   Covenants.

   The senior secured credit facility contains financial covenants, including:

  .  maximum consolidated leverage ratio;

  .  maximum senior debt leverage ratio;

  .  minimum interest coverage ratio; and

  .  maximum ratio of consolidated TNMP debt to TNMP total capitalization.

   The senior secured credit facility also contains negative covenants that restrict TNP's ability to, among other things:

  .  borrow money;

  .  create liens;

  .  guarantee indebtedness of others;

  .  sell certain assets or merge with or into other companies;

  .  consolidate, liquidate or dissolve;

  .  enter into leases;

  .  pay dividends on, or make other payments in respect of, capital stock;

  .  make capital expenditures;

  .  make investments, loans or advancements;

  . make optional payments in respect of, or modify the terms of, subordinated and other debt instruments;

  .  enter into transactions with affiliates;

  .  enter into sale and leaseback transactions;

  .  make changes in the fiscal year;

  . enter into negative pledge clauses or clauses restricting subsidiary distributions;

  .  make changes in the lines of business; and

  .  make changes in our passive holding company status.

   Events of Default: The senior secured credit facility contains events of default including, without limitation: failure to make payments when due;

  .  breach of representations and warranties;

  . breach of covenants (subject, in the case of certain affirmative covenants, to a grace period);

  .  cross-default to other indebtedness;

  .  bankruptcy events;

  .  certain ERISA events;

  .  material judgments;

  . actual or asserted invalidity of any guarantee, security document, security interest or subordination provision; and

  .  a change of control (as defined in the senior secured credit facility).

Units

   We issued, together with SW Acquisition, L.P., 100,000 units consisting of 100,000 shares of 14 1/2% senior redeemable preferred stock of TNP and warrants to purchase limited partnership interests of SW Acquisition. In the aggregate, the warrants are exercisable for limited partnership interests entitling the holders to receive the amount limited partners who had made an aggregate $3,753,886.01 capital contribution (3.5% of total contributions as of the date of this offering memorandum supplement) would receive of the residual distributions to all partners in accordance with their capital contributions after a return of capital and preferred distributions are made to the limited partners (other than holders of limited partnership interests issued upon exercise of the warrants) and the general partner subject to adjustment as described herein.

   Separability. The senior preferred stock and the warrants may not be separately transferable until the earliest of:

  (1) 180 days after the issue date of the units;

  (2) the occurrence of a change of control;

  (3) the occurrence of a voting rights triggering event;

  (4) the effectiveness of a registration statement with respect to the senior preferred stock or the exchange preferred stock; or

  (5) such earlier date as determined by CIBC World Markets Corp. in its discretion.

The Senior Preferred Stock

   Liquidation Preference. The Senior Preferred Stock has a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends.

   Dividends. Dividends on the Senior Preferred Stock will be payable at the rate of 14 1/2% when, as and if declared by our board of directors out of funds legally available for the payment of dividends on each April 1 and October 1, beginning on October 1, 2000.

   On or prior to April 1, 2005, dividends will be payable by issuing additional shares of senior preferred stock having an aggregate liquidation preference equal to the amount of the dividend to be paid. Thereafter, dividends will be payable at our option either in cash or by issuing additional shares of senior preferred stock having an aggregate liquidation preference equal to the amount of the dividend to be paid.

   Mandatory Redemption. We must redeem any outstanding senior preferred stock at a price equal to its liquidation preference, plus accumulated dividends, on April 1, 2011.

   Optional Redemption. Except in the case of certain public equity offerings by us, we cannot choose to redeem the senior preferred stock prior to April 1, 2005.

   At any time from and after that date (which may be more than once), we can chose to redeem some or all of the senior preferred stock at specified prices, plus accumulated dividends.

   Optional Redemption after Public Equity Offerings. At any time before April 1, 2003, we can choose to buy back all but not less than all of the outstanding senior preferred stock with money that we raise in one or more public equity offerings, as long as:

  . we pay 114.5% of the liquidation preference of the senior preferred stock bought, plus accumulated and unpaid dividends; and

  . we buy the senior preferred stock within 90 days of completing the public equity offering.

   Change of Control. Before April 1, 2005, we can buy back all but not less than all of the senior preferred stock at the liquidation preference, plus a make-whole premium, plus accumulated dividends, in the event of a change of control. If we experience a change of control, and if we do not exercise our right to redeem the senior preferred stock, we must give holders of the senior preferred stock the opportunity to sell us their senior preferred stock at 110% of their liquidation preference, plus accumulated and unpaid dividends.

   Voting. The senior preferred stock is non-voting, except as otherwise required by law and except in certain circumstances described herein, including:

  .  amending certain rights of the holders of the senior preferred stock;
     and

  . the issuance of any class of equity securities that ranks equal with or senior to the senior preferred stock.

   In addition, if we:

  . fail to make a mandatory redemption or an offer to purchase upon a change of control; or

  .  fail to comply with certain covenants,

holders of a majority of the shares of the senior preferred stock, voting as a class, will be entitled to elect the lesser of two directors or that number of directors constituting at least 25% of our board of directors.

   Certain Restrictive Provisions. The statement of resolution governing the senior preferred stock of TNP limits what we may do. However, our regulated subsidiaries, which currently consist of TNMP, the principal operating subsidiary of TNP, and its subsidiaries, are not subject to some of these limitations. The provisions of the amended and restated articles of incorporation of TNP limit our ability to:

  .  incur more debt;

  .  pay dividends and make distributions;

  .  issue preferred stock of subsidiaries

  .  make certain investments;

  .  repurchase stock;

  .  restrict the ability of our subsidiaries to make payments to us;

  .  enter into transactions with affiliates;

  .  merge or consolidate; and

  .  amend or modify the certificate of designation.

   These covenants are subject to a number of important exceptions, including that the amended and restated articles of incorporation of TNP do not limit the ability of our regulated subsidiaries to:

  .  incur more debt; and

  .  issue preferred stock.

   Ranking. The senior preferred stock is, with respect to dividend and liquidation rights, our most senior class or series of capital stock. We may not issue any capital stock which ranks equal or senior to the senior preferred stock in terms of dividend and liquidation rights without the approval of holders of at least a majority of the shares of outstanding senior preferred stock.

   Registration Rights. We have agreed to attempt to register shares of preferred stock with the SEC in order to try to give holders of the Senior Preferred Stock the opportunity in the future to exchange the senior preferred stock for preferred stock that may be publicly traded. In certain circumstances, we agreed to register the Senior Preferred Stock under a shelf registration.

The Warrants

   Total Number of Warrants. SW Acquisition L.P. issued 100,000 warrants which, when exercised, entitle their holders to acquire in the aggregate limited partnership interests entitling them to receive the amount limited partners who had made an aggregate $3,753,886.01 capital contribution (3.5% of total limited partner contribution as of the date of this offering memorandum supplement) would received of the residual distributions to all partners in accordance with their capital contributions after a return of capital and preferred distributions are made to the limited partners (other than holders of limited partnership interests issued upon exercise of the warrants) and the general partner subject to adjustment. The warrants expire on April 1, 2011 (the "expiration date").

   Voting Rights. Warrant holders have no voting rights as warrant holders.

   Rights as a Limited Partner. Warrant holders will not have any rights as limited partners unless they exercise their warrants. The limited partnership interests issuable upon the exercise of the warrants will provide warrants holders with the same rights and obligations as are provided to limited partners, except in certain cases where rights and obligations apply only to the original limited partners and except for the right to receive the preferred distribution and the benefits and obligations under certain tag-along and right of first offer provisions.

   Registration Rights. A holder of warrants has piggyback registration rights to have the limited partnership interests underlying its warrants registered under the Securities Act.

   Bring-Along Rights. Holders of the warrants, and the limited partnership interests issuable upon exercise of the warrants, may be required to include their warrants or limited partnership interests in a sale initiated by partners proposing to sell at least 66% of the limited partnership interests.

TNMP

Revolving Credit Facility

   In August 1996, TNMP entered into a revolving credit facility with First National Bank of Chicago to support its working capital requirements. The First Chicago credit facility originally had a $100.0 million commitment which TNMP voluntarily reduced to $80.0 million. The interest rate on this credit facility is currently LIBOR plus 0.75% and is based on a pricing grid tied to the note ratings of TNMP. The credit facility has a 0.375% unused fee. The credit facility is unsecured and matures in December 2000. The credit facility is subject to terminations by the vote of two thirds of the holders of the commitments upon a future change of control. The terms of the revolving credit facility limit dividends that TNMP may pay to cumulative net income over the previous twenty-four months, less dividends paid over that same period. As of December 31, 1999, TNMP had $27.7 million of undistributed net income available for distribution according to this test.

First Mortgage Bonds

   In September 1993, TNMP issued $100.0 million of 9.25% Series U First Mortgage Bonds concurrent with the refinancing of bank borrowings that were used to build TNP One. The first mortgage bonds are secured by substantially all tangible utility property owned directly by TNMP, including all tangible utility property acquired by TNMP in the future. The maximum amount of any additional first mortgage bonds that TNMP can issue is determined by both a collateral requirement and by an interest coverage requirement. The collateral requirement is a function of property additions, previously redeemed first mortgage bonds, and cash deposited with the trustee. As of December 31, 1999, the collateral requirement was more restrictive than the interest coverage requirement, and TNMP could issue up to $96.3 million of additional first mortgage bonds. The first mortgage bonds mature in September 2000.

   The terms of the first mortgage bonds indenture limit dividends that TNMP may pay to $1.5 million plus cumulative net income from 1969, less dividends paid and all payments on preferred stock. As of December 31, 1999, TNMP had $80.6 million of undistributed net income available for distribution according to this test.

   On June 1, 2000, TNMP closed its offer to repurchase the first mortgage bonds pursuant to change of control provisions following the merger. Approximately $90.5 million of first mortgage bonds were tendered for redemption. TNMP borrowed from the backstop credit facility to refinance the tendered debt and created a new series of first mortgage bonds.

Secured Debentures

   In September 1993, TNMP issued $140.0 million of Series A 10.75% Secured Debentures concurrent with refinancing of its bank borrowings that were used to build TNP One. The secured debentures are collateralized by a first lien on a portion of TNP One, and by second liens on substantially all utility plant in Texas owned directly by TNMP. The secured debentures contain restrictive covenants on dividends and asset dispositions and are callable at the outstanding principal amount beginning on September 15, 2000. On June 1, 2000, TNMP closed its tender offer to repurchase the secured debentures pursuant to their change of control provisions following the merger. TNMP repurchased $112.8 million of secured debentures tendered with proceeds from its backstop credit facility and created a new series of secured debentures.

Senior Notes

   In January 1999, TNMP issued $175.0 million of 6.25% Senior Notes due 2009 and used the proceeds to retire $130.0 million of its 12.5% Secured Debentures and reduce outstanding borrowings under TNMP's credit facilities. The senior notes are initially secured by first mortgage notes; however, when TNMP repays its existing first mortgage notes and secured debentures, the collateral securing the senior notes can be released and the senior notes may become unsecured obligations of TNMP.

Preferred Equity

   In 1963, TNMP issued Series B Preferred Stock. At December 31, 1999, there were shares with an aggregate stated value of $839,000 outstanding. The Series B Preferred Stock pays cash dividends semi-annually at a rate of 4.65% and has a mandatory repurchase requirement of $120,000 per year.

   In 1965, TNMP issued Series C Preferred Stock. At December 31, 1999, there were shares with an aggregate stated value of $825,000 outstanding. The Series C Preferred Stock pays cash dividends semi-annually at a rate of 4.75% and has a mandatory repurchase requirement of $60,000 per year.

Backstop Credit Facility

   The revolving credit facility, the first mortgage bonds and the secured debentures have a change of control covenant. As a result of the merger, we were required to make an offer to repurchase the first mortgage bonds and the debentures at 101% of the outstanding principal amount. In addition, the revolving credit facility may be terminated upon a vote of banks holding two-thirds of the commitments. As part of the merger, we have put in place a backstop credit facility of $240.0 million to fund the purchase or retirement of any debt that we are required to repurchase under the change of control provisions. On June 1, 2000 TNMP closed the tender offer process for its Series U First Mortgage Bonds and its 10.75% secured debentures, and drew a total of $203.3 million under the backstop credit facility to repurchase $90.5 million tendered under its Series U First Mortgage Bonds and $112.8 million tendered under its 10.75% Secured Debentures. Commitments associated with the unused portion of the backstop credit facility terminated on June 1, 2000, and are no longer available to TNMP. The backstop credit facility is secured by a new series of first mortgage bonds and a new series of secured debentures, each on the same amount of the securities that were purchased pursuant to the tender offer. The interest rate on the backstop credit facility will initially be LIBOR plus 1.25%. The backstop credit facility matures 364 days after closing of the acquisition. CIBC and Chase act as co-lead arrangers and co-book managers for this credit facility.

                       DESCRIPTION OF THE EXCHANGE NOTES

   Except as otherwise indicated below, the following summary applies to both the old notes and the registered notes. As used in this section, the term "Notes" means the old notes and the registered notes, unless otherwise indicated. For purposes of this section, references to the "Company", "we", "us" and "our" include only TNP Enterprises, Inc. and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions."

   The form and terms of the registered notes are substantially identical to the form and terms of the old notes, except that the registered notes:

  .  will be registered under the Securities Act, and

  .  will not bear legends containing transfer restrictions.

   ST Acquisition Corp. will issue the registered notes, like the old notes under the Indenture between itself and The Bank of New York, as trustee. TNP, as the continuing Person in the merger of ST Acquisition Corp. with and into TNP, at the effective time of the merger assumed the obligations of ST Acquisition Corp. under the old notes and the Indenture. The terms of the registered notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

   The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these Notes. You can find a copy of the Indenture as described in the section titled "Where You Can Find More Information".

Brief Description of the Notes

   The Notes:

  .  are general unsecured obligations of the Company;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Company; and

  . are senior in right of payment to any future subordinated Indebtedness of the Company.

   Assuming we had completed the offering of the Notes and applied the net proceeds as intended, as of December 31, 1999, the Company would have had total Senior Indebtedness of approximately $160.1 million and approximately $24.9 million of additional borrowings available under the Senior Credit Facility. As indicated above and as discussed in detail below under the subheading "-- Subordination," payments on the Notes will be subordinated to the payment of Senior Indebtedness. The Indenture will permit us to incur additional Senior Indebtedness.

   As of the Issue Date, all of our Subsidiaries were "Restricted Subsidiaries." However, our Regulated Restricted Subsidiaries, which as of the Issue Date consist of our principal operating Subsidiary, TNMP, and its Subsidiaries, will not be subject to many of the restrictive covenants in the Indenture that would ordinarily apply to Restricted Subsidiaries. Under the circumstances described below in the definition of "Unrestricted Subsidiary," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. None of our Subsidiaries guaranteed, or will guarantee the Notes on the Issue Date. In the event of a bankruptcy, liquidation or reorganization of any of our Subsidiaries, such Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us.

Principal, Maturity and Interest

   The Company will issue Notes with a maximum aggregate principal amount of $275.0 million. The Company issued the old notes, and will issue the registered notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on April 1, 2010.

   Interest on the Notes will accrue at the rate of 10.25% per annum and will be payable semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2000. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding March 15 and September 15. The interest rate on the Notes is subject to increase under the circumstances described below under the heading "Exchange Offer; Registration Rights."

   Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

   Before April 1, 2003, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at any time and from time to time at a redemption price equal to 110.25% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date, out of the Net Proceeds of one or more Public Equity Offerings; provided that

  (1) at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption; and

  (2) any such redemption occurs within 90 days following the closing of such Public Equity Offering.

   On and after April 1, 2005, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on April 1 of each year listed below:

         Year                                         Percentage
         ----                                         ----------
         2005........................................  105.125%
         2006........................................  103.417%
         2007........................................  101.708%
         2008 and thereafter.........................  100.000%

   In the event of a redemption of less than all of the Notes, the Trustee will select the Notes to be redeemed as follows:

  (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or
  (2) if the Notes are not then listed, on a pro rata basis, by lot or in such other manner as the Trustee deems fair and equitable.

   The Notes will be redeemable upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a Holder's registered address. Notices of redemption may not be conditional.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A Registered Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company has failed to redeem any such Note.

Subordination

   The indebtedness represented by the Notes is, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company whether outstanding on the date of the Indenture or thereafter incurred. The holders of Senior Indebtedness of the Company will be entitled to receive payment in full of all amounts due on or in respect of all Senior Indebtedness of the Company (including interest after the commencement of any such proceeding at the rate specified on the applicable Senior Indebtedness whether or not such interest constitutes an allowed claim in such proceeding) before the Holders are entitled to receive or retain any payment of any kind on the Notes (other than a payment from the trust described under the subheading "--Legal Defeasance and Covenant Defeasance") in the event of any distribution to creditors of the Company in any:

  (1) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or to its assets;

  (2) liquidation or dissolution or other winding-up of the Company;

  (3) assignment for the benefit of creditors of the Company; or

  (4) marshalling of assets or liabilities of the Company.

   The Company also may not make any payment in respect of the Notes (other than a payment from the trust described under the subheading "--Legal Defeasance and Covenant Defeasance") if:

  (1) a Payment Default on Designated Senior Indebtedness occurs and is continuing and the Trustee receives a notice of such Payment Default from the representative of the holders of Designated Senior
      Indebtedness; or

  (2) any Non-Payment Default occurs and is continuing on Designated Senior Indebtedness and the Trustee receives a notice of such Non-Payment Default (a "Payment Blockage Notice") from the representative of the holders of such Designated Senior Indebtedness.

   Payments on the Notes must be resumed:

  (1) in the case of a Payment Default, upon the date on which such Payment Default is cured, waived in writing or otherwise ceases to exist; and

  (2) in case of a Non-Payment Default, the earlier of the date on which such Non-Payment Default is cured, waived in writing or otherwise ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until:

  (1) 360 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice; and

  (2) all scheduled payments of principal, premium and interest on the Notes that have come due have been paid in full in cash.

   No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been waived for a period of not less than 90 days.

   When the payment blockages described above are no longer in effect, the Company must resume making any and all required payments on the Notes, including any missed payments. If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the Holders to accelerate the maturity thereof. See "--Events of Default."

   A Holder by its acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. See the "Risk Factors--Subordination" section of this prospectus.

Certain Covenants

   Set forth below are certain covenants contained in the Indenture. During any period of time that (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described below under "--Limitation on Additional Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Transactions with Affiliates," "--Limitation on Asset Sales" and clause (3) of "--Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraw their ratings or downgrade the ratings assigned to such Notes below the required Investment Grade Ratings, then the Company and each of its Restricted Subsidiaries (except to the extent that any such Restricted Subsidiary is not subject to such covenant pursuant to the terms thereof) will thereafter again be subject to the Suspended Covenants for the benefit of such Notes and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "--Limitation on Restricted Payments" as if such covenant had been in effect during the entire period of time from the date of the Indenture.

 Limitation on Additional Indebtedness

   The Company will not, and will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness); provided that if no Default or Event of Default has occurred and is continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1 if the Indebtedness is incurred on or prior to December 31, 2001 and 2.25 to 1 if the Indebtedness is incurred thereafter.

   Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness; provided that the Company may not incur any Permitted Indebtedness that ranks junior in right of payment to the Notes that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness which the Company and any Restricted Subsidiary are permitted to issue, the Company and such Restricted Subsidiary, as the case may be, will have the right, in the Company's sole discretion, to classify such item of Indebtedness at the time of its issuance and from time to time thereafter and will only be required to include the amount and type of such Indebtedness under the clause permitting the Indebtedness as so classified.

 Limitation on Other Senior Subordinated Indebtedness

   The Company will not, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes) that is both

  (1) subordinate in right of payment to any Senior Indebtedness of the Company; and

  (2) senior in right of payment to the Notes. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes if it is not explicitly subordinated in right of payment to Senior Indebtedness of the Company at least to the same extent as the Notes are subordinated to such Senior Indebtedness.

 Limitation on Restricted Payments

   The Company will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

  (1) no Default or Event of Default has occurred and is continuing at the time of or immediately after giving effect to such Restricted Payment;

  (2) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Additional Indebtedness" above; and

  (3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments made after the Issue Date does not exceed the sum of

    (a) 50% of the Company's Cumulative Consolidated Net Income (or minus 100% of any cumulative deficit in Consolidated Net Income during such period);

    (b) 100% of the aggregate Net Proceeds received by the Company from the issue or sale after the Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which have been so converted, exercised or exchanged, as the case may be;

    (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate Net Proceeds received by the Company from any equity contribution from a holder of the Company's Capital Stock, excluding any Net Proceeds from a Public Equity Offering to the extent used to redeem the Notes; and

    (d) without duplication, the sum of:

      (i) the aggregate amount returned in cash on or with respect to an Investment (other than a Permitted Investment) in any Person made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions; and

      (ii) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition (other than to the Company or a Subsidiary of the Company), retirement or redemption of all or any portion of an Investment described in clause (3)(d)(i);

       provided, however, that, with respect to an Investment in any Person, the sum of clauses (i) and (ii) above with respect to the Investment in such Person may not exceed the aggregate amount of all Investments made in such Person subsequent to the Issue Date; and

    (e) $5.0 million.

   For purposes of determining under clause (3) above, the amount expended for Restricted Payments, cash distributed will be valued at the face amount thereof and property other than cash will be valued at its fair market value.

   The provisions of this covenant will not prohibit

  (1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture;

  (2) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company or Indebtedness subordinate in right of payment to the Notes by conversion into, or by or in exchange for, shares of Capital Stock of the Company (other than Disqualified Capital Stock), or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock);

  (3) the redemption or retirement of Indebtedness of the Company subordinate in right of payment to the Notes in exchange for, by conversion into, or out of the Net Proceeds of a substantially concurrent sale or incurrence of, Indebtedness of the Company (other than any Indebtedness owed to a Subsidiary of the Company) that is Refinancing Indebtedness;

  (4) distributions to SW Acquisition, L.P. by the Company for the purpose of
      (a) enabling the partners of SW Acquisition, L.P. to pay their tax liabilities and (b) enabling SW Acquisition, L.P. to pay management, consulting and financial advisory fees and reimburse expenses in an amount in the case of this clause (b) not to exceed $2.0 million in the aggregate in any fiscal year;

  (5) the repurchase, redemption or other acquisition or retirement of any shares of Disqualified Capital Stock out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock; provided, however, that the amounts of the redemption obligations of the Disqualified Capital Stock being issued shall not exceed the amounts of the redemption obligations of, and such Disqualified Capital Stock shall have redemption obligations no earlier than those required by, the Disqualified Capital Stock being refinanced;

  (6) the repurchase, redemption, retirement or acquisition of Capital Stock of the Company from employees or directors of the Company upon such employees' or directors' death, retirement or termination of employment or otherwise in accordance with any employment agreement, employee or director stock option plan or agreement or employee or director equity subscription agreement, in an aggregate amount not to exceed $2.0 million in any calendar year, plus the aggregate cash proceeds received by the Company during such calendar year from any issuance of such Capital Stock to employees or directors of the Company, plus the portion of such $2.0 million which remains unused at the end of the prior calendar year, but in no event to exceed $3.0 million in any calendar year; provided, that the cancellation of Indebtedness owing to the Company from employees or directors in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment; and

  (7) investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale.

   In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) of the first paragraph above, amounts expended pursuant to clauses (1), (2) and (6) of the immediately preceding paragraph will be included in such calculation.

   Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an officers' certificate stating that

  (1) such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above were computed, which calculations may be based upon the Company's latest available financial statements, and

  (2) no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur immediately after giving effect to any such Restricted Payment.

 Limitation on Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of the Company which owns property or assets, now owned or hereafter acquired, without making or causing the Restricted Subsidiary to make effective provision for securing the Notes; and

  (1) if such Lien secures Indebtedness which is subordinate in right of payment to the Notes, such Lien will be subordinate to the Lien granted to Holders to the same extent as such Indebtedness is subordinate in right of payment to the Notes; and

  (2) in all other cases, the Notes are equally and ratably secured.

 Limitation on Transactions with Affiliates

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise amend or modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless

  (1) such Affiliate Transaction is between or among the Company and one or more of its Wholly Owned Subsidiaries; or

  (2) the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

   In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2.0 million which is not permitted under clause (1) above, the Company must obtain a board resolution of the Board of Directors of the Company (and approved by at least a majority of the disinterested directors) certifying that such Affiliate Transaction complies with clause (2) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $5.0 million which is not permitted under clause (1) above, the Company must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

   The foregoing provisions will not apply to

  (1) any Restricted Payment that is not prohibited by the provisions described under "--Limitation on Restricted Payments" above;

  (2) fees and compensation paid to, indemnity provided on behalf of, and employee benefit arrangements for, officers, directors or employees of the Company or any Restricted Subsidiary of the Company, as determined in good faith by the Company's Board of Directors or senior management;

  (3) any transactions with and any reasonable fees paid to Laurel Hill Capital Partners LLC and its Affiliates and CIBC World Markets Corp. and its Affiliates relating to advisory, banking and investment banking services provided to the Company or any Restricted Subsidiary of the Company, subject to approval by the Company's Board of Directors;

  (4) distributions to SW Acquisition, L.P. by the Company for the purpose of
      (a) enabling the partners of SW Acquisition, L.P. to pay their tax liabilities and (b) enabling SW Acquisition, L.P. to pay management, consulting and financial advisory fees and reimburse expenses in an amount in the case of this clause (b) not to exceed $2.0 million in the aggregate in any fiscal year;

  (5) loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any time;

  (6) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business approved in good faith by the Company's Board of Directors; or

  (7) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date.

 Limitation on Asset Sales

   The Company will not, and will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to, consummate an Asset Sale (excluding any sale of interests in an Unrestricted Subsidiary) unless

  (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of; and

  (2) not less than 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash and Cash Equivalents other than in the case where the Company is undertaking a Permitted Asset Swap; provided that the following will be deemed to be cash for purposes of this clause (2):

    (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinate in right of payment to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

    (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

   The Asset Sale Proceeds received by the Company or any Restricted Subsidiary may be applied to one or more of the following purposes in such combination as the Company or the applicable Restricted Subsidiary shall elect:

  A. to the extent the Company or any such Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase Indebtedness under any then existing Senior Indebtedness of the Company or any such Restricted Subsidiary within 270 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment must result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; and

  B. (i) to an Investment in property or other assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) or (ii) to the cash collateralization of letters of credit or bankers acceptances designed to facilitate the purchase of property and services; provided that any cash collateral released to the Company or such Restricted Subsidiary upon the expiration of such letters of credit, bankers acceptances or other instruments or arrangements shall be deemed Asset Sale Proceeds received on the date of such release; provided, however, that in the case of clauses (i) and (ii) above, such applications of Asset Sale Proceeds must be made in compliance with "--Limitation on Conduct of Business" below within 270 days following the receipt of such Asset Sale Proceeds; and

  C. to the reimbursement of the Company or any such Restricted Subsidiary within 270 days following the receipt of insurance proceeds for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Asset Sale Proceeds consist of insurance proceeds received on account of such loss, damage or taking.

   The aggregate Asset Sale Proceeds from any Asset Sale made by the Company or any of its Restricted Subsidiaries (other than any such Asset Sale Proceeds received by any Regulated Restricted Subsidiary that are not paid as a dividend to the Company) that have not been applied in accordance with the preceding paragraph, and that have not yet been the basis for an Excess Proceeds Offer in accordance with the following paragraph, are referred to herein as "Available Asset Sale Proceeds."

   If the Available Asset Sale Proceeds exceed $10.0 million, the Company or such Restricted Subsidiary, as the case may be, must apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer").

   Within 30 days of the date specified in clause (B) above, the Company will mail to the Trustee and each Holder a notice stating, among other things, that the Company or such Restricted Subsidiary is making an Excess Proceeds Offer and offering to repurchase Notes on the date specified in such notice (which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) pursuant to the procedures required by the Indenture and described in such notice.

   If an Excess Proceeds Offer is not fully subscribed, the Company or such Restricted Subsidiary may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes.

   In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation or Sale of Assets" below, the successor Person will be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and must comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

   The Company and any such Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company or such Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

 Limitation on Preferred Stock of Restricted Subsidiaries

   The Company will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to issue any Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to hold any such Preferred Stock unless such Restricted Subsidiary would be entitled to incur or assume Indebtedness (other than Permitted Indebtedness) in compliance with "--Limitation on Additional Indebtedness" above in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.


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

 Limitation on Capital Stock of Restricted Subsidiaries

   The Company will not

  (1) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Company (other than any such transaction resulting in a Lien which constitutes a Permitted Lien); or

  (2) permit any of its Restricted Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly Owned Subsidiary of the Company.

The foregoing restrictions will not apply to (i) an Asset Sale made in compliance with "--Limitation on Asset Sales" above (provided that if such Asset Sale is for less than all of the outstanding Capital Stock of any Restricted Subsidiary held by the Company or any of its Restricted Subsidiaries, such Asset Sale must also comply with "--Limitation on Restricted Payments" above), (ii) the issuance of Preferred Stock in compliance with "-- Limitation on Preferred Stock of Restricted Subsidiaries" above or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" above if made on the date of such issuance, sale or other disposition.

 Limitation on Transfer of Assets to Certain Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of its assets or property to any Subsidiary that is not a Wholly Owned Subsidiary.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

  (1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary of the Company

    (a) on its Capital Stock, or

    (b) with respect to any other interest or participation in, or measured by, its profits;

  (2) repay any Indebtedness or any other obligation owed to the Company or any Restricted Subsidiary of the Company;

  (3) make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries; or

  (4) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of

  (1) encumbrances or restrictions existing or entered into on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date, including, without limitation, the stipulation agreements entered into with the hearings held by the NMPRC and the PUCT, the restrictions to be included in the amended and restated articles of incorporation of TNP and TNMP that will become effective on the date of the closing of the merger, and any amendments, extensions or renewals thereof that are no more restrictive in any material respect with regard to the interests of the Holders of Notes than the restrictions and encumbrances in effect on the Issue Date;


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

  (2) any instrument governing Indebtedness of Regulated Restricted Subsidiaries; provided that such restrictions or encumbrances are no more restrictive in the aggregate than those contained in the instruments governing Indebtedness of Regulated Restricted Subsidiaries on the Issue Date;

  (3) any instrument governing Indebtedness of any Restricted Subsidiary that was a Regulated Restricted Subsidiary at any time after such Restricted Subsidiary ceases to be a Regulated Restricted Subsidiary, to the extent and in the manner such encumbrances and restrictions are in effect on the date such Restricted Subsidiary ceases to be a Regulated Restricted Subsidiary; provided that such encumbrances and restrictions (together with encumbrances and restrictions that apply to all Regulated Restricted Subsidiaries and Restricted Subsidiaries that were Regulated Restricted Subsidiaries) are no more restrictive in the aggregate than those contained in the instruments governing Indebtedness of Regulated Restricted Subsidiaries on the Issue Date;

  (4) financial maintenance covenants;

  (5) the Indenture and the Notes;

  (6) applicable law or regulation;

  (7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired;

  (8) customary net worth or non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices;

  (9) Refinancing Indebtedness; provided that such restrictions, including restricted payment baskets, are no more restrictive than those contained in the agreements governing the Indebtedness being refunded, refinanced or extended;

  (10) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages; or

  (11) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

 Limitation on Guarantees by Restricted Subsidiaries

   The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company (other than the guarantee of Indebtedness of a Regulated Restricted Subsidiary by another Regulated Restricted Subsidiary), unless, in any such case,

  (1) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing a guarantee of payment of the Notes by such Restricted Subsidiary (the "Guarantee"); and

  (2) if any such guarantee of such Restricted Subsidiary is provided in respect of:

    (a) Senior Indebtedness, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Indebtedness may be superior to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture; and

    (b) Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

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

   Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

  (1) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

  (2) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that

    (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and

    (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other
        Indebtedness so guaranteed.

 Limitation on Conduct of Business

   The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or related to the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date. No Regulated Restricted Subsidiary will own any capital stock of any Restricted Subsidiary that is not a Regulated Restricted Subsidiary.

 Limitation on Sale and Lease-Back Transactions

   The Company will not, and will not permit any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary) to, enter into any Sale and Lease-Back Transaction; provided that the Company may enter into a Sale and Lease-Back Transaction if:

  (1) the Company could have

    (a) incurred Indebtedness (other than Permitted Indebtedness) in an amount equal to the Attributable Indebtedness relating to such Sale and Lease-Back Transaction under "--Limitation on Additional Indebtedness" above; and

    (b) incurred a Lien to secure such Indebtedness pursuant to "-- Limitation on Liens" above;

  (2) the gross cash proceeds of that Sale and Lease-Back Transaction are at least equal to the fair market value of the property sold; and

  (3) the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with "--Limitation on Asset Sales" above.

 Payments for Consent

   The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Change of Control Offer

   If a Change of Control occurs, the Company must make an offer to repurchase (the "Change of Control Offer") each Holder's outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to

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

101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

   Within 30 days of the occurrence of a Change of Control, the Company will mail to the Trustee and each Holder a notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date")) pursuant to the procedures required by the Indenture and described in such notice.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   On the Change of Control Payment Date, the Company will

  (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

  (2) deposit with the Paying Agent money sufficient to pay the Change of Control Purchase Price of all Notes or portions thereof so tendered; and

  (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof tendered to the Company.

The Paying Agent will promptly mail to each Holder of Notes so accepted payment in an amount equal to the Change of Control Purchase Price for such Notes, and the Company will execute and issue, and the Trustee will promptly authenticate and mail to such holder, a registered note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such registered note will be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   Prior to complying with any of the procedures of this "Change of Control" covenant, but in any event within 30 days following any Change of Control, the Company covenants to

  (1) repay in full all obligations and terminate all commitments under or in respect of all Senior Indebtedness the terms of which prohibit the purchase by the Company of the Notes upon a Change of Control in compliance with the terms of this covenant or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay the Senior Indebtedness owed to each such lender who has accepted such offer; or

  (2) obtain the requisite consents under all such Senior Indebtedness to permit the repurchase of the Notes as described above.

The Company must first comply with the covenant described in the preceding sentence before it will be required to purchase Notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence will constitute an Event of Default described in clause (3) under "--Events of Default" below.

   The Indenture further provides that (1) if the Company or any of its Restricted Subsidiaries has outstanding any Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock, and the Company or such Restricted Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a Change of Control, the Company will not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company has paid the Change of Control Purchase Price to the Holders that have accepted the Company's Change of Control Offer and must otherwise have consummated the Change of Control Offer and (2) the Company will not issue Indebtedness that is subordinated in right of payment to

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

the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

   The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company or TNMP. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to purchase Notes as a result of a sale, lease, exchange or other transfer, of less than all of the assets of the Company to another person or group may be uncertain.

Merger, Consolidation or Sale of Assets

   The Company will not (1) consolidate or merge with or into another Person (whether or not the Company will be the continuing Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless:

  (1) the Company is the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the assets of the Company are sold, assigned, transferred, leased, conveyed or otherwise disposed of must be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and must expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Indenture and the Notes, and the obligations thereunder will remain in full force and effect;

  (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; and

  (3) immediately after giving effect to such transaction on a pro forma basis the Company or such Person will be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Certain Covenants--Limitation on Additional Indebtedness" above;

provided, however, that any such transaction effected solely for the purpose of changing the Company's jurisdiction of incorporation need not comply with the foregoing clauses (2) and (3).

   In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.


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

Reports to Holders

   Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders, within 15 days of the time periods specified in the SEC's rules and regulations:

  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

   If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in a management's discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

   In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within 15 days of the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. The Company will also furnish to Holders and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No Personal Liability of Officers, Directors, Employees and Stockholders

   No officer, employee, director or stockholder of the Company or any Subsidiary of the Company shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes or the Indenture, or for any claim based on or in respect of, or by reason of, such obligations or the creation or any such obligation. Each Holder of the Notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for the issuance of the Notes. The foregoing waiver may not be effective to waive liabilities under the federal securities laws and the SEC is of the view that such a waiver is against public policy.

Events of Default

   The following events are defined in the Indenture as "Events of Default":

  (1) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon redemption, required repurchase or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture);

  (2) default for 30 days in payment of any interest on the Notes;

  (3) default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant in the Notes or the Indenture for 30 days after written notice from the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenant which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4) failure to pay at final maturity (giving effect to any waiver or extension thereof) principal of any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such

     Indebtedness, if the aggregate amount of such Indebtedness, together with the amount of any other such Indebtedness in default for failure to pay principal, at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

  (5) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $10.0 million is rendered against the Company or any Restricted Subsidiary thereof, and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect;

  (6) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof; and

  (7) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (in each case other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

   The Indenture provides that the Trustee may withhold notice to the Holders of any Default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the Holders to do so.

   The Indenture provides that if an Event of Default (other than an Event of Default of the type described in clause (6) above) has occurred and is continuing, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued and unpaid interest, if any, to the date of acceleration and (1) the same will become immediately due and payable or (2) if there are any amounts outstanding under the Senior Credit Facility, will become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five Business Days after receipt by the Company and the representative under the Senior Credit Facility of a notice of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such acceleration if

  (1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture;

  (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (3) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (4) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above Events of Default, the Trustee must have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto. In case an Event of Default of the type described in clause (6) above occurs, the principal, premium and interest amount with respect to all of the Notes will be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

   The Holders of a majority in principal amount of the Notes then outstanding have the right to waive any existing Default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations provided for in the Indenture and under the TIA.

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

   No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless

  (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

  (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee;

  (3) the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request; and

  (4)  the Trustee has failed to institute such a proceeding within 60 days.

   Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

Modification of Indenture

   From time to time, the Company, the Guarantors, if any, and the Trustee may, without the consent of the Holders, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the Trustee, materially and adversely affect the rights of any Holder. The Indenture contains provisions permitting the Company, the Guarantors, if any, and the Trustee, with the consent of Holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture, except that no such modification may, without the consent of each Holder affected thereby,

  (1) reduce the percentage of the principal amount of Notes whose Holders must consent to an amendment, supplement, or waiver to the Indenture;

  (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note;

  (3) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor;

  (4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

  (5) waive a Default on the payment of the principal of, interest on, or redemption payment with respect to any Note;

  (6) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (7) after such obligation has arisen, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

  (8) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

  (9) release any Guarantor from any of its obligations under any Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.


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

Legal Defeasance and Covenant Defeasance

   The Indenture provides that the Company may elect

  (1) to defease and be discharged from any and all of its obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("Legal Defeasance"); or

  (2) to be released from its obligations with respect to the Notes under some of the covenants contained in the Indenture ("Covenant Defeasance")

upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture.

   The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (3), (4), (5) and, with respect only to Restricted Subsidiaries, (6), or because of the Company's failure to comply with "Merger, Consolidation or Sale of Assets" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust with the Trustee the money or U.S. government obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income taxes on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the old notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)  either:

    (a) all the Notes authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

    (b) all Notes not delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2) the Company has paid all other sums payable under the Indenture by the Company; and


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

  (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Compliance Certificate

   The Company will deliver to the Trustee on or before 90 days after the end of the Company's fiscal year and on or before 45 days after the end of each the first, second and third fiscal quarters in each year an officers' certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default, its status and the intended method of cure, if any.

Methods of Receiving Payments on the Notes

   The Company will make all principal, premium and interest payments on the Notes at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Trustee

   The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Transfer and Exchange

   Holders may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption and is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The Notes will be issued in a transaction exempt from registration under the Securities Act and will be subject to the restrictions on transfer described in "Notice to Investors."

   The registered holder of a Note may be treated as the owner of such Note for all purposes.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. We refer you to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

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   "Acquired Indebtedness" means Indebtedness of a Person (including an
Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

   "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under "-- Certain Covenants--Limitation on Transactions with Affiliates" beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control.

   "Asset Acquisition" means

  (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company; or

  (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than to the Company or any of its Wholly Owned Subsidiaries, in any single transaction or series of related transactions of

  (1) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Company; or

  (2) any other property or assets of the Company or of any Restricted Subsidiary thereof;

provided that Asset Sales do not include

  (1) a transaction or series of related transactions that involves assets having a fair market value or for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

  (2) sales of inventory and vehicles in the ordinary course of business and consistent with past practices;

  (3) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Merger, Consolidation or Sale of Assets" above;

  (4) a disposition of obsolete, worn-out, damaged or otherwise unsuitable or unnecessary equipment or other obsolete assets;

  (5) dispositions with respect to sales of excess energy, capacity and rights of use in the Company's distribution network in the ordinary course of the electricity transmission and distribution business and the electricity generation business;

  (6) a sale-leaseback of assets within one year of the acquisition of such assets; and

  (7) a transaction or series of transactions that results in a Change of Control.


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   "Asset Sale Proceeds" means, with respect to any Asset Sale,

  (1) cash received by the Company or any Restricted Subsidiary of the Company from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

    (a) provision for all income or other taxes measured by or resulting from such Asset Sale,

    (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

    (c) provision for minority interest holders in any Restricted Subsidiary of the Company as a result of such Asset Sale,

    (d) repayment of Indebtedness that is secured by the assets subject to such Asset Sale or otherwise required to be repaid in connection with such Asset Sale, and

    (e) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary of the Company as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

  (2) promissory notes and other noncash consideration received by the Company or any Restricted Subsidiary of the Company from such Asset Sale or other disposition upon the liquidation or conversion of such promissory notes or noncash consideration into cash.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with
GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

   "Board of Directors" means, as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner (or, if there is more than one general partner of such person, the general partner or general partners which may take the applicable action pursuant to the partnership agreement of such Person) of such Person or, if such Person is a limited liability company, the board of managers of such company) or similar governing body or any duly authorized committee thereof.

   "Business Day" means a day that is not a Legal Holiday. A "Legal Holiday" is a Saturday, a Sunday or other day on which (i) commercial banks in The City of New York are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

   "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness will be the capitalized amount of such obligations determined in accordance with GAAP.

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   "Cash Equivalents" means

  (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

  (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

  (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

   A "Change of Control" of the Company will be deemed to have occurred at such time as

  (1) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of the Company's Capital Stock;

  (2) there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or TNMP to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

  (3) there is consummated any consolidation or merger of the Company or TNMP in which the Company or TNMP, as the case may be, is not the continuing or surviving Person or pursuant to which the Common Stock of the Company or TNMP, as the case may be, would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Capital Stock of the surviving corporation immediately after such consolidation or merger;

  (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or TNMP (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or TNMP, as the case may be, has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or TNMP, as the case may be, then in office;


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

  (5) the approval by the holders of Capital Stock of the Company or TNMP of any plan or proposal for the liquidation or dissolution of the Company or TNMP, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); or

  (6) any order, judgment or decree shall be entered against the Company or TNMP decreeing the dissolution or split-up of the Company or TNMP, as the case may be; provided that any sale, assignment, conveyance, transfer or other disposition of TNMP's assets to another Restricted Subsidiary in connection with the Company's compliance with Texas Senate Bill 7 shall not be deemed to be a Change of Control hereunder.

   "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to

  (1)  vote in the election of directors of such Person; or

  (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to

  (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Net Income would be includable pursuant to the definition of "Consolidated Net Income") (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

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

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more agreements in respect of Hedging Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of

  (1) Consolidated Interest Expense, plus

  (2) the product of

    (a) the amount of all dividend payments (whether or not in cash) on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Capital Stock (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times

    (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest expense which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis including, but not limited to,

  (1) imputed interest included in Capitalized Lease Obligations and Attributable Indebtedness;

  (2) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (3) the net payment obligations associated with Hedging Obligations;

  (4) amortization of financing fees and expenses and the write-off of deferred financing costs;

  (5) the interest portion of any deferred payment obligation;

  (6) amortization of discount or premium, if any;

  (7) all non-cash interest expense (other than interest amortized to cost of sales);

  (8) all capitalized interest for such period; and

  (9) all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person.

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

   "Consolidated Leverage Ratio" means, with respect to any Person, the ratio of:

  (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries and Preferred Stock of any such Restricted Subsidiary issued in accordance with "--Certain Covenants-- Limitation on Preferred Stock of Restricted Subsidiaries" as of the date of calculation (the "Transaction Date") on a consolidated basis determined in accordance with GAAP to

  (2) such Person's EBITDA for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination for which financial statements are available.

   For purposes of this definition, clauses (1) and (2) above will be calculated after giving effect on a pro forma basis to:

  (1) any incurrence or repayment of Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2) any Asset Sales or Asset Acquisitions (including any EBITDA (provided that such EBITDA will be included only to the extent that Consolidated Income would be includable pursuant to the definition of "Consolidated Net Income") (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange
      Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

   If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that

  (1) the portion of Net Income of any Person, other than a Restricted Subsidiary of the referent Person, will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person;

  (2) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions will be excluded to the extent of, and for only the period of time that, such restriction or limitation actually prohibits the payment of such dividends or the making of such other distributions;

  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

  (4) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business will be excluded;

  (5) extraordinary gains and losses will be excluded;

  (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded; and

  (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded.

   "Cumulative Consolidated Net Income" means, with respect to any Person, as of any date of determination, the Consolidated Net Income of such Person from April 1, 2000 to the end of such Person's must recently ended full fiscal quarter prior to such date, taken as a single accounting period.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Indebtedness," as to the Company, means (i) any Senior Indebtedness under the Senior Credit Facility and (ii) after the Senior Credit Facility has been paid in full and terminated, any other Senior Indebtedness permitted under the Indenture, (x) the principal amount of which is $50.0 million or more and (y) has been designated by the Company as "Designated Senior Indebtedness."

   "Disqualified Capital Stock" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock will be deemed to include any Preferred Stock of a Person or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions described under "--Change of Control Offer" above, will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

   "EBITDA" means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to

  (1) the sum of

    (a) Consolidated Net Income for such period, plus

    (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

    (c) Consolidated Interest Expense for such period, plus

    (d) depreciation for such period on a consolidated basis, plus

    (e) amortization of intangibles for such period on a consolidated basis, plus

    (f) any other non-cash items reducing Consolidated Net Income for such period, other than non-cash items that represent accruals of, or reserves for, cash disbursements to be made in any future period; minus

  (2) all non-cash items increasing Consolidated Net Income (other than any non-cash items that were accrued in the ordinary course of business) for such period, all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than a Restricted Subsidiary) of such Person will be included only

  (1) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

  (2) if the cash income derived from such Investment is attributable to Cash Equivalents.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution of such Board of Directors.

   "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

   "Guarantor" means the issuer at any time of a Guarantee (so long as such Guarantee remains outstanding).

   "Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity, electricity or fuel prices, interest rates or currency exchange rates.

   "Holder" means a Person in whose name a Note is registered on the Registrar's books.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable," and "incurring" will have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed an incurrence of such Indebtedness.

   "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by notes, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and will also include, to the extent not otherwise included

  (1) any Capitalized Lease Obligations of such Person;

  (2) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby have been assumed;

  (3) guarantees of (or obligations with respect to letters of credit supporting) items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

  (4) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

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  (5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof and any Preferred Stock of a Restricted Subsidiary of such Person incurred under "--Certain Covenants--Limitation on Preferred Stock of Restricted Subsidiaries" above; and

  (6) hedging obligations of any such Person applicable to any of the foregoing (if and to the extent such hedging obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that

  (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

  (2) Indebtedness will not include

    (a) any liability for federal, state, local or other taxes, and

    (b) any accounts payable, trade payables and other accrued liabilities arising from the purchase of goods or materials or for services obtained in the ordinary course of business.

   "Independent Financial Advisor" means an investment banking firm of national reputation in the United States

  (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

  (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

Notwithstanding the foregoing, CIBC and its Affiliates shall be deemed to be Independent Financial Advisors.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. (or any successor to the rating agency business thereof), respectively.

   "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, notes, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments exclude

  (1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person; and

  (2) the repurchase of securities of any Person by such Person.

For the purposes of the "Limitation on Restricted Payments" covenant, (1) "Investments" (a) include and are valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and (b) exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, provided, that, in no event may such amount exceed the net amount of any Investments constituting Restricted

                                       97
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Payments made in such Subsidiary after the Issue Date and (2) the amount of any
Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the (i) amount returned in cash with respect to such Investment whether through interest payments, principal payments, dividends or other distributions and
(ii) proceeds received by the Company or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investment; provided that the aggregate of all such reductions may not exceed the amount of such initial Investment plus the cost of all additional Investments; provided, further, that no such payment of distributions or receipt of any such other amounts may reduce the amount of any Investment if such payment of distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

   "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

   "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

   "Net Proceeds" means

  (1) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith;

  (2) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith); and

  (3) in the case of any issuance of any Indebtedness by the Company or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payment of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

   "Non-Payment Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

   "Notes" means $275.0 million aggregate principal amount of 10.25% senior subordinated notes due 2010 of the Company issued on the Issue Date and any exchange notes issued pursuant to the Registration Rights Agreement.


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   "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of or premium, if any, or interest on or any other amount payable in connection with Designated Senior Indebtedness.

   "Permitted Asset Swap" means, with respect to any Person, the substantially concurrent exchange of assets of such Person for assets of another Person which are useful to the business of such aforementioned Person.

   "Permitted Holders" means Laurel Hill Capital Partners LLC, Caravelle Investment Fund, L.L.C., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, L.L.C., Continental Casualty Company and their respective affiliates, other than their portfolio companies.

   "Permitted Indebtedness" means:

  (1) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Senior Credit Facility in an aggregate principal amount not to exceed $185.0 million at any time outstanding less any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder;

  (2) Indebtedness under the Notes and the Indenture;

  (3) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date reduced by the amount of any mandatory prepayments, permanent reductions or scheduled payments actually made thereunder;

  (4) Indebtedness of the Company to any Wholly Owned Subsidiary and Indebtedness of any Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary, in each case subject to no Lien held by a Person other than the Company; provided, however, that:

    (a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinate in right of payment to the prior payment in full in cash of all obligations with respect to the Notes in the case of the Company; and

    (b) if as of any date any Person other than the Company or a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or if as of any date any Person other than the Company holds a Lien in respect of such Indebtedness, such Indebtedness or Lien shall be deemed to constitute an incurrence of Indebtedness not permitted by this clause (4);

  (5) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed $10.0 million at any one time outstanding;

  (6) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

  (7) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of the Company or such Restricted Subsidiary and not for speculative purposes; provided that, in the case of any Hedging Obligation that relates to

    (a) interest rate risk, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates, and

    (b) currency risk, such Hedging Obligation does not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

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

  (8) Indebtedness of a Restricted Subsidiary (other than any Regulated Restricted Subsidiary) of the Company assumed by the Company to the extent such Indebtedness was permitted to be incurred by such Restricted Subsidiary at the time of incurrence thereof;

  (9) Refinancing Indebtedness;

  (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (11) Indebtedness consisting of performance and other similar notes and reimbursement obligations incurred by the Company in the ordinary course of business securing the performance of contractual, franchise, license or other obligations of the Company or a Restricted Subsidiary;

  (12) Indebtedness of a Receivables Subsidiary that is not recourse to the Company or any other Restricted Subsidiary (other than with respect to Standard Securitization Undertakings) in connection with a Qualified Receivables Transaction;

  (13) Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to bankers' acceptances and letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that obligations arising upon the drawing of such letters of credit or the incurrence of such Indebtedness are reimbursed within 30 days following such drawing or incurrence;

  (14) the accrual of interest, the issuance of additional Indebtedness in the form of additional promissory notes or otherwise in lieu of the payment of cash interest and the accretion of accreted value; and

  (15) additional Indebtedness of the Company and its Restricted Subsidiaries (other than its Regulated Restricted Subsidiaries) not to exceed $25.0 million in aggregate principal amount at any one time outstanding (which may be, but shall not be required to be, in the form of additional Indebtedness under the Senior Credit Facility).

   "Permitted Investments" means Investments made on or after the Issue Date consisting of

  (1) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Wholly Owned Subsidiary;

  (2) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

    (a) such Person becomes a Wholly Owned Subsidiary of the Company, or

    (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary thereof;

  (3) Investments in cash and Cash Equivalents;

  (4) reasonable and customary loans made to employees not to exceed $2.0 million in the aggregate at any one time outstanding;

  (5) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any Capital Stock, notes, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under "--Certain Covenants--Limitation on Asset Sales" above;

  (6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (7) Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business and not for speculative purposes;

  (8) any Investment solely in exchange for the issuance of equity interests (other than Disqualified Capital Stock) of the Company;

  (9) the contribution by the Company of any portion or all of the undeveloped sites located on the 2,700 acres adjacent to TNP One to any Person in exchange for an equity interest in such Person; provided that such Person may not be a Subsidiary of the Company; provided, further, that (a) at or prior to the time of such contribution, the Company shall have received a minimum of $150.0 million of gross proceeds form the sale of TNP One and (b) at the time of such contribution, the Company's Consolidated Leverage Ratio is equal to or less than 4.5 to 1.0; and

  (10) additional Investments not to exceed $10.0 million at any one time outstanding.

   "Permitted Liens" means

  (1) Liens on property or assets of, or any shares of Capital Stock of or secured Indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person is merged into the Company or any of its Restricted
      Subsidiaries; provided that such Liens

    (a) are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, and

    (b) do not extend to or cover any property, assets, Capital Stock or Indebtedness other than those of such Person at the time such Person becomes a Restricted Subsidiary or is merged into the Company or any of its Restricted Subsidiaries;

  (2) Liens securing Senior Indebtedness which Senior Indebtedness is outstanding on the Issue Date or incurred in compliance with "--Certain Covenants--Limitation on Additional Indebtedness" above;

  (3) Liens existing on the Issue Date;

  (4) Liens securing the Notes and Liens in favor of the Trustee and any Lien granted in respect of amounts owed to the Trustee or to any trustee or similar institution under any indenture for Indebtedness permitted under the Indenture;

  (5) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, asset, Capital Stock or Indebtedness other than the property, asset, Capital Stock or Indebtedness so refunded, refinanced or extended;

  (6) Liens in favor of the Company or any of its Restricted Subsidiaries (other than any Regulated Restricted Subsidiary);

  (7) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture; provided that

    (a) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the purchase price, or the cost of installation, construction or improvement, of the property or asset to which such Purchase Money Indebtedness relates,

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

    (b) such Lien does not extend to or cover any Property or asset other than such item of property or asset and any improvements on such property or asset, and

    (c) such Lien is created at the time of such acquisition or within 100 days of such acquisition or the completion of such installation, construction or improvement, as the case may be;

  (8) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens imposed by law or arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP have been made therefor;

  (9) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings;

  (10) Liens securing Capitalized Lease Obligations permitted to be incurred under clause (5) of the definition of "Permitted Indebtedness"; provided that such Lien does not extend to any property other than that subject to the underlying lease;

  (11) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (12) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal notes, bids, leases, governmental contracts, performance, completion and return-of-money notes and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

  (13) judgment Liens not giving rise to a Default or an Event of Default so long as such Lien is adequately noteed and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (14) Liens relating to Hedging Obligations;

  (15) Liens in favor of the Company securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company;

  (16) Liens securing reimbursement obligations with respect to letters of credit incurred in the ordinary course which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; provided, the Indebtedness represented thereby is permitted under the Indenture;

  (17) Liens on Capital Stock of Unrestricted Subsidiaries;

  (18) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $1.0 million in the aggregate at any one time outstanding; and

  (19) any extensions, substitutions, replacements or renewals of the foregoing.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

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   "Public Equity Offering" means a public offering by the Company of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.

   "Purchase Money Indebtedness" means Indebtedness of any Person incurred in the normal course of business of such Person for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement of, any property or asset.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any Restricted Subsidiary) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any Restricted Subsidiary and any asset related thereto, including, without limitation, all collateral securing the accounts receivable, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable. In addition, "Qualified Receivables Transaction" shall include any financing transaction by the Company or any Restricted Subsidiary under Chapter 39, Subchapter G of the Texas Public Utility Regulatory Act or any analogous law which the Company or such Restricted Subsidiary is subject to.

   "Rating Agencies" means Standard & Poor's Ratings Service, a division of McGraw Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

   "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary:

  (1) has no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

    (a) is guaranteed by the Company or any other Restricted Subsidiary (excluding guarantees of obligations pursuant to Standard
        Securitization Undertakings),

    (b) is recourse to or obligates the Company or any other Restricted Subsidiary in any way other than pursuant to Standard
        Securitization Undertakings, or

    (c) subjects any property or asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Company or such other Restricted Subsidiary of the Company than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a Wholly Owned Subsidiary of the Company as a Receivables Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that the designation complied with preceding conditions and was permitted by the Indenture.

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   "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that

  (1) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all;

  (2) the Refinancing Indebtedness is scheduled to mature either

    (a) no earlier than the Indebtedness being refunded, refinanced or extended, or

    (b) after the maturity date of the Notes;

  (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes;

  (4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

    (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,

    (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and

    (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

  (5) such Refinancing Indebtedness is incurred by the same Person (or its successor) that initially incurred the Indebtedness being refunded, refinanced or extended.

   "Regulated Restricted Subsidiary" means a Restricted Subsidiary that is regulated or certified by the PUCT or the NMPRC or any successor thereto or any analogous regulatory body of any state of the United States or the District of Columbia.

   "Restricted Payment" means any of the following:

  (1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and (b) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company);

  (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock;

  (3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to

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     the Notes (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

  (4) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment;

  (5) any designation of a Subsidiary as an Unrestricted Subsidiary (valued at the fair market value of the net assets of such Subsidiary on the date of designation); and

  (6) the forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Restricted Subsidiary of the Company.

   "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action),

  (1) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--Certain Covenants--Limitation on Additional Indebtedness" above; and

  (2) no Default or Event of Default has occurred and is continuing or results therefrom.

   "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

   "Senior Credit Facility" means the Credit Agreement dated as of April 7, 2000, among ST Acquisition Corp., whose rights and obligations thereunder were assumed by the Company upon consummation of the merger, the lenders party thereto in their capacities as lenders thereunder, Canadian Imperial Bank of Commerce, as administrative agent, and CIBC World Markets Corp. and Chase Securities Inc., as co-arrangers and co-book managers, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under "--Certain Covenants--Limitation on Additional Indebtedness" above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Senior Indebtedness" means the principal of and premium, if any, and interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with

  (1) all Indebtedness of the Company owed to lenders under the Senior Credit Facility;

  (2) all obligations of the Company with respect to Hedging Obligations;


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  (3) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

  (4) all other Indebtedness of the Company which does not provide that it is to rank equally with or subordinate to the Notes; and

  (5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include

  (1) Indebtedness of the Company to any of its Subsidiaries, or to any Affiliate of the Company or any of such Affiliate's Subsidiaries;

  (2) Indebtedness represented by the Notes;

  (3) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

  (4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

  (5) Indebtedness incurred in violation of the Indenture;

  (6) Indebtedness represented by Disqualified Capital Stock; and

  (7) any Indebtedness to or guaranteed on behalf of, any shareholders, director, officer or employee of the Company or any Subsidiary of the Company.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

   "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

  (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

  (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

   "Texas Senate Bill 7" means Senate Bill 7 of the State of Texas signed in June 1999 by Texas Governor George W. Bush which implements competition in Texas retail electric markets.

   "Unrestricted Subsidiary" means

  (1) any Subsidiary of an Unrestricted Subsidiary; and

  (2) any Subsidiary of the Company which is designated after the Issue Date as an Unrestricted Subsidiary by a board resolution of the Board of Directors of the Company;

  provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

  (a) such designation is in compliance with "--Certain Covenants--Limitation on Restricted Payments" above; and


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

  (b) neither the Company nor any Restricted Subsidiary will at any time

    (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

    (ii) be directly or indirectly liable for any Indebtedness of such Subsidiary, or

    (iii) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) to the extent

    (i) that the Company or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness (other than as Permitted Indebtedness) pursuant to "--Certain Covenants-- Limitation on Additional Indebtedness" above, and

    (ii) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under "--Certain Covenants--Limitation on Restricted Payments" above.

The Trustee will be provided with an officers' certificate stating that such designation is permitted and setting forth the basis upon which the calculations required by this definition were computed, together with a copy of the board resolution adopted by the Board of Directors of the Company making such designation.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

  (1) the then outstanding aggregate principal amount of such Indebtedness into

  (2) the sum of the total of the products obtained by multiplying

    (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares and, in the case of TNMP, other than shares of preferred stock outstanding on the Issue
Date) of which are owned, directly or indirectly, by the Company.

Book-Entry, Delivery And Form

   The registered notes will initially be issued in the form of one or more permanent global certificates in definitive, fully registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited on the date of the closing of this exchange offering with, or on behalf of, the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary (such nominee being referred to herein as the "Global Note Holder").

   Registered notes that are issued as described below under "--Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of registered notes being transferred, subject to the transfer restrictions set forth in the Indenture.

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

   DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised the Company that, pursuant to procedures established by it:

  (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

   So long as the Global Note Holder is the registered owner of any registered notes, the Global Note Holder will be considered the sole Holder under the Indenture of any registered notes evidenced by the Global Notes. Beneficial owners of registered notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the registered notes.

   Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the registered notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

   DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the registered notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of registered notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company.

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

Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the registered notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Registered Notes

   Subject to specified conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the Trustee, exchange such beneficial interest for registered notes in the form of certificated registered notes. Upon any such issuance, the Trustee is required to register such certificated Registered Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if:

  (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated registered notes in lieu of a Global Note; or

  (3) there shall have occurred and be continuing a Default or Event of Default with respect to the registered notes;

then, upon surrender by the Global Note Holder of its Global Note, registered notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related registered notes.

   Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of registered notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Same Day Settlement and Payment

   The Company will make payments in respect of the registered notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to certificated registered notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof holding more than $1.0 million of registered notes or, if no such account is specified, or if such Holder of certificated registered notes holds $1.0 million or less of registered notes, by mailing a check to each such Holder's registered address. The registered notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such registered notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated registered notes will also be settled in immediately available funds.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following general discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and the exchange of the notes for Exchange Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant in light of your personal circumstances. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as "capital assets" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, traders who elect to mark to market, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" against currency risk, a "conversion transaction" or other integrated transaction, and persons that have a "functional currency" other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion is generally limited to the tax consequences to initial holders that purchased the Notes at the "issue price." For this purpose the "issue price" of a note is the first price at which a substantial part of the notes is sold to the public for money (excluding sales to bond houses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

   This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

   You should consult your own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction to your particular situation.

U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is a U.S. person. A U.S. person is:

  .  a citizen or resident of the United States,

  . a corporation or partnership created or organized in the United States or under the law of the United States or any State,

  . an estate, the income of which is subject to U.S. federal income tax regardless of the source, or

  . a trust the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all significant decisions.

   Certain U.S. federal income tax consequences relevant to a holder of a note other than a U.S. person are discussed separately below.

   Stated Interest. Interest we pay to you will be includible in gross income by you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for tax purposes. If we fail to comply with certain provisions requiring registration of the notes, we will pay you additional interest. Treasury regulations generally require the current accrual of contingent payments, like the additional interest payments, unless certain conditions are satisfied. Under these regulations, the possibility that we will pay additional interest will not affect the yield of the notes if, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that we will not be required to make any payments of additional interest. Based on all the facts and circumstances, we believe it is significantly more likely than not that we will not be required to make any payments of additional interest to you. Accordingly, you will be required to include payments of additional interest in gross income only if additional interest becomes payable,

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

in which case you may become taxable on the additional interest payments on an economic accrual basis (regardless of your regular method of accounting).

   Exchange Offer. The exchange of the notes for Exchange Notes pursuant to the Registration Rights Agreement will not be a taxable exchange for U.S. federal income tax purposes. As a result, your exchange of notes for Exchange Notes will not result in any U.S. federal income tax consequences.

   Sale, Exchange or Redemption of the Notes. Upon the disposition of a note by sale, exchange or redemption, you will generally recognize gain or loss equal to the difference between (i) the amount you realize on the disposition (other than amounts attributable to accrued interest) and (ii) your tax basis in the note. Your tax basis in a note generally will equal the cost of the note (other than any cost attributable to accrued interest as of the date you acquired the note). Such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the note for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

   Backup Withholding and Information Reporting. Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions of the notes. This withholding applies only if you (i) fail to furnish your social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) fail to report interest properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Any amount withheld from a payment to you under the backup withholding rules is allowable as a credit (and may entitle you to a refund) against your U.S. federal income tax liability, provided you furnish the required information to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. The U.S. Treasury Department has issued new regulations, generally effective for payments made after December 31, 2000, that modify in certain respects the backup withholding and information reporting rules discussed above. You should consult your tax advisor as to your qualification for exemption from withholding and the procedure for obtaining such exemption, as well as the impact, if any, of the new regulations.

Non-U.S. Holders

   The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership, and disposition of the notes by an initial purchaser of the notes that is a not a U.S. person as defined above.

   Interest. Interest that we pay to you will not be subject to U.S. withholding tax if you:

  . do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

  . are not a controlled foreign corporation with respect to which we are a related person, and

  . you certify to us, our payment agent, or the person who would otherwise be required to withhold U.S. tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a U.S. person and provide your name and address.

   If you do not satisfy the three preceding requirements, your interest on a note would generally be subject to U.S. withholding tax at a flat rate of 30% (or a lower applicable treaty rate).

   If you are engaged in trade or business in the U.S., and if interest on a note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the U.S.), you will be exempt from U.S. withholding tax but will be subject to regular U.S. federal income tax on the interest in the same manner as if you were a U.S. person. In order to

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

claim the benefits of a tax treaty or to establish an exemption from U.S. withholding tax on the grounds that the interest is effectively connected with your conduct of a U.S. trade or business, you must provide to us, our payment agent or the person who would otherwise be required to withhold U.S. tax, a properly executed IRS Form W8-BEN or W-8ECI (or applicable substitute form). In addition to regular U.S. federal income tax, if you are a foreign corporation, you may be subject to a U.S. branch profits tax.

   Gain on Disposition. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, redemption, or other disposition of a note unless:

  . the gain is effectively connected with the conduct by you of a trade or business within the U.S., or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the U.S., or

  . if you are an individual, you are present in the U.S. for 183 or more days in the taxable year and certain other requirements are met.

   Federal Estate Taxes. If interest on the notes is exempt from withholding of U.S. federal income tax under the rules described above, the notes held by an individual who at the time of death is a non-U.S. person generally will not be subject to U.S. federal estate tax as a result of such individual's death provided such individual did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business within the U.S.

   Information Reporting and Backup Withholding. We will, when required, report to you and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

   Backup withholding tax is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under U.S. information reporting requirements. In the case of payments of interest to you, backup withholding tax and certain information reporting will not apply to such payments with respect to which either the certification described under "Interest" above has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that you are a U.S. person or that the conditions of any other exemption are not in fact satisfied.

   Payments to you of the proceeds from the sale of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) may apply to such payments, unless the broker has documentary evidence in its records that you are not a U.S. person and certain other conditions are met or you otherwise establish an exemption, if the broker is:

  .  a U.S. person,

  .  a controlled foreign corporation for U.S. tax purposes,

  . a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

  . with respect to payments made after December 31, 2000, a foreign partnership if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

   Payments to you of the proceeds from the sale of a note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless you certify under penalties of perjury as to your non-U.S. status or otherwise establish an exemption from information reporting and backup withholding.

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

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

   The U.S. Treasury Department has issued new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding, backup withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in certain circumstances to claim a reduction in U.S. federal withholding tax and new rules are provided for foreign persons that hold debt instruments through a foreign intermediary. The new regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor with respect to the impact, if any, of the new regulations.

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                              PLAN OF DISTRIBUTION

   This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with the resale of the registered notes received in exchange for the old notes where such old notes were acquired for its own account as a result of market-making activities or other trading activities (other than where acquired directly from the Company or any "Affiliate," as defined in Rule 144 of the Securities Act). Each such Broker-Dealer that participates in the exchange offer that receives the registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. We have agreed that for a period of 180 days after the exchange offer is consummated or until the old notes are resold, whichever comes first, we will use our best efforts to make this prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of registered notes by Participating Broker-Dealers. Registered notes received by Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such registered notes. Any Broker-Dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Broker-Dealer that requests such documents in the letter of transmittal.

   This prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchasers in connection with the offers and sales related to market-making transactions in the registered notes. The initial purchasers may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchasers have no obligation to make a market in the registered notes and may discontinue their market-making activities at any time without notice, at their sole discretion.

                                 LEGAL MATTERS

   The validity of the registered notes offered in this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements of TNP as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the notes thereto included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing in this prospectus. Following the merger, TNP dismissed Arthur Andersen LLP as its independent accountants and engaged Deloitte & Touche LLP to replace Arthur Andersen LLP.

                         INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...................................  F-2


TNP ENTERPRISES, INC. AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF INCOME........................................  F-4
  CONSOLIDATED STATEMENTS OF CASH FLOWS....................................  F-5
  CONSOLIDATED BALANCE SHEETS..............................................  F-6
  CONSOLIDATED STATEMENTS OF CAPITALIZATION................................  F-7
  CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS EQUITY....................  F-8


TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF INCOME........................................  F-9
  CONSOLIDATED STATEMENTS OF CASH FLOWS.................................... F-10
  CONSOLIDATED BALANCE SHEETS.............................................. F-11
  CONSOLIDATED STATEMENTS OF CAPITALIZATION................................ F-12
  CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY................... F-13


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................. F-14

                    INDEX TO UNAUDITED FINANCIAL STATEMENTS

TNP ENTERPRISES, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF INCOME--FOR THE THREE MONTHS ENDED MARCH 31,
   2000 AND 1999........................................................... F-33


  CONSOLIDATED STATEMENTS OF CASH FLOWS--FOR THE THREE MONTHS ENDED MARCH
   31, 2000 AND 1999....................................................... F-34


  CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2000 AND DECEMBER 31, 1999... F-35


TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF INCOME--FOR THE THREE MONTHS ENDED MARCH 31,
   2000 AND 1999........................................................... F-36

  CONSOLIDATED STATEMENTS OF CASH FLOWS--FOR THE THREE MONTHS ENDED MARCH
   31, 2000 AND 1999....................................................... F-37

  CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2000 AND DECEMBER 31, 1999... F-38

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS................................ F-39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of TNP Enterprises, Inc.:

   We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of TNP Enterprises, Inc. (a Texas corporation) (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Fort Worth, Texas
February 16, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder and Board of Directors of Texas-New Mexico Power Company:

   We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Texas-New Mexico Power Company (a Texas corporation) (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Fort Worth, Texas
February 16, 2000

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                        For the Years Ended December 31,

                                      1999           1998           1997
                                  -------------  -------------  -------------
                                   (In thousands except per share amounts)

OPERATING REVENUES............... $     576,150  $     585,941  $     578,534
                                  -------------  -------------  -------------
OPERATING EXPENSES:
  Purchased power and fuel.......       279,587        315,949        300,614
  Other operating and mainte-
   nance.........................       106,634         95,661         86,385
  Depreciation...................        39,295         38,056         38,853
  Charge for recovery of stranded
   plant (Note 3)................        23,376            --             --
  Taxes other than income taxes..        33,746         36,014         33,667
  Income taxes...................        19,120         15,480         21,242
                                  -------------  -------------  -------------
    Total operating expenses.....       501,758        501,160        480,761
                                  -------------  -------------  -------------
NET OPERATING INCOME.............        74,392         84,781         97,773
                                  -------------  -------------  -------------
OTHER INCOME (LOSS):
  Other income and deductions,
   net...........................        (2,348)         1,363          1,443
  Income taxes...................         1,866           (125)           257
                                  -------------  -------------  -------------
    Other income (loss), net of
     taxes.......................          (482)         1,238          1,700
                                  -------------  -------------  -------------
INCOME BEFORE INTEREST CHARGES...        73,910         86,019         99,473
                                  -------------  -------------  -------------
INTEREST CHARGES:
  Interest on long-term debt.....        38,538         48,393         52,557
  Other interest and amortization
   of debt-related costs.........         5,205          5,492          4,355
                                  -------------  -------------  -------------
    Total interest charges.......        43,743         53,885         56,912
                                  -------------  -------------  -------------
INCOME FROM CONTINUING OPERA-
 TIONS...........................        30,167         32,134         42,561
Loss from discontinued nonregu-
 lated operations, net of taxes
 (Note 4)........................           --          12,710         12,883
                                  -------------  -------------  -------------
NET INCOME.......................        30,167         19,424         29,678
Dividends on preferred stock and
 other...........................           (19)           150            158
                                  -------------  -------------  -------------
INCOME APPLICABLE TO COMMON
 STOCK........................... $      30,186  $      19,274  $      29,520
                                  =============  =============  =============
EARNINGS PER SHARE OF COMMON
 STOCK:
  Earnings from continuing opera-
   tions......................... $        2.25  $        2.42  $        3.24
  Loss from discontinued nonregu-
   lated operations..............           --           (0.96)         (0.98)
                                  -------------  -------------  -------------
EARNINGS PER SHARE............... $        2.25  $        1.46  $        2.26
                                  =============  =============  =============
DIVIDENDS PER SHARE OF COMMON
 STOCK........................... $        1.16  $        1.10  $       1.005
                                  =============  =============  =============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING.....................        13,394         13,244         13,083
                                  =============  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        For the Years Ended December 31,

                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers........ $ 532,237  $ 600,596  $ 625,032
 Purchased power and fuel costs paid..........  (291,384)  (318,616)  (299,554)
 Cash paid for payroll and to other
  suppliers...................................   (89,455)  (116,852)  (125,188)
 Interest paid, net of amounts capitalized....   (35,527)   (51,592)   (57,337)
 Income taxes paid............................    (7,527)    (6,825)    (9,089)
 Other taxes paid.............................   (34,140)   (35,089)   (32,990)
 Other operating cash receipts and payments,
  net.........................................       353      1,250      2,979
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....    74,557     72,872    103,853
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant...................   (41,144)   (37,534)   (28,232)
 Additions to other property and nonregulated
  investments.................................       100     (1,020)    (1,777)
 Withdrawals from (deposits to) escrow
  account.....................................     1,902     (1,902)       --
                                               ---------  ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES.........   (39,142)   (40,456)   (30,009)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common
  stocks......................................   (15,640)   (14,729)   (13,305)
 Common stock issuances.......................     4,167      5,355      3,392
 Borrowings from (repayments to) revolving
  credit facilities--net......................   (63,000)   (11,000)    45,000
 Issuances:
   Senior notes, net of discount..............   174,164        --         --
 Deferred expenses associated with
  financings..................................    (1,588)    (7,382)       --
 Redemptions:
   First mortgage bonds.......................       --      (8,000)  (100,900)
   Secured debentures.........................  (130,000)       --         --
   Preferred stock............................    (1,396)      (180)      (180)
   Other......................................       118       (141)      (361)
                                               ---------  ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES.........   (33,175)   (36,077)   (66,354)
                                               ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......     2,240     (3,661)     7,490
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.......................................    12,216     15,877      8,387
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.... $  14,456  $  12,216  $  15,877
                                               =========  =========  =========
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
 Net income................................... $  30,167  $  19,424  $  29,678
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation...............................    39,295     38,056     38,853
   Charge for recovery of stranded plant......    23,376        --         --
   Amortization of debt-related costs and
    other deferred charges....................     8,044      7,390      5,633
   Allowance for funds used during
    construction..............................      (933)      (228)       (47)
   Deferred income taxes......................     6,535      4,722      7,434
   Investment tax credits.....................     2,205      1,281      1,406
   Deferred purchased power and fuel costs....   (20,425)       894        995
 Cash flows impacted by changes in current
  assets and liabilities:
   Accounts payable...........................    (7,711)       976     (1,411)
   Accrued interest...........................     3,400     (2,303)    (3,556)
   Accrued taxes..............................    (1,472)    (3,299)    (1,244)
   Reserve for customer refund................   (10,289)    10,971        --
   Changes in other current assets and
    liabilities...............................     8,862     (2,215)    25,099
 Clear Lake settlement payment................    (8,000)       --         --
 Other, net...................................     1,503     (2,797)     1,013
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES..... $  74,557  $  72,872  $ 103,853
                                               =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                                             1999       1998
                                                          ---------- ----------
                                                             (In thousands)
                         ASSETS
UTILITY PLANT:
 Electric plant.......................................... $1,288,104 $1,260,147
 Construction work in progress...........................      2,501      6,294
                                                          ---------- ----------
     Total...............................................  1,290,605  1,266,441
 Less accumulated depreciation...........................    382,627    343,562
                                                          ---------- ----------
     Net utility plant...................................    907,978    922,879
                                                          ---------- ----------
OTHER PROPERTY AND INVESTMENTS, at cost..................      4,243     10,384
                                                          ---------- ----------
CURRENT ASSETS:
 Cash and cash equivalents...............................     14,456     12,216
 Accounts receivable.....................................      8,384      5,955
 Inventories, at lower of average cost or market:
   Fuel..................................................        575        677
   Materials and supplies................................      3,834      4,567
 Deferred purchased power and fuel costs.................        304        --
 Accumulated deferred income taxes.......................        --       2,235
 Other current assets....................................        635      4,403
                                                          ---------- ----------
     Total current assets................................     28,188     30,053
                                                          ---------- ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs (Note 3).....................     19,256        --
 Deferred purchased power and fuel costs (Note 3)........     21,797      1,676
 Deferred charges........................................     19,737     28,773
                                                          ---------- ----------
     Total long-term and other assets....................     60,790     30,449
                                                          ---------- ----------
                                                          $1,001,199 $  993,765
                                                          ========== ==========
             CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholders' equity:
   Common stock--no par value per share. Authorized
    50,000,000 shares;
    issued 13,416,556 shares in 1999 and 13,293,996 in
    1998................................................. $  196,685 $  192,518
   Retained earnings.....................................    130,425    115,776
                                                          ---------- ----------
     Total common shareholders' equity...................    327,110    308,294
 Redeemable cumulative preferred stock...................      1,664      3,060
 Long-term debt, less current maturities.................    340,244    459,000
                                                          ---------- ----------
     Total capitalization................................    669,018    770,354
                                                          ---------- ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt....................    100,000        --
 Accounts payable........................................     20,300     28,011
 Accrued interest........................................      8,420      5,020
 Accrued taxes...........................................     12,818     14,290
 Customers' deposits.....................................      3,786      3,609
 Accumulated deferred income taxes.......................      7,543        --
 Reserve for customer refund (Note 3)....................        682     10,971
 Other current liabilities...............................     29,720     25,202
                                                          ---------- ----------
     Total current liabilities...........................    183,269     87,103
                                                          ---------- ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities..............................      6,633        957
 Accumulated deferred income taxes.......................     97,196     97,346
 Accumulated deferred investment tax credits.............     23,978     20,916
 Deferred credits........................................     21,105     17,089
                                                          ---------- ----------
     Total long-term and other liabilities...............    148,912    136,308
                                                          ---------- ----------
COMMITMENTS AND CONTINGENCIES (Note 10)
                                                          ---------- ----------
                                                          $1,001,199 $  993,765
                                                          ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                  December 31,

                                                                1999     1998
                                                              -------- --------
                                                               (In thousands)
COMMON SHAREHOLDERS' EQUITY
  Common stock with no par value per share
    Authorized shares--50,000,000............................
    Outstanding shares--13,416,556 in 1999 and 13,293,996 in
     1998.................................................... $196,685 $192,518
  Retained earnings..........................................  130,425  115,776
                                                              -------- --------
      Total common shareholders' equity......................  327,110  308,294
                                                              -------- --------
PREFERRED STOCK
  Preferred stock with no par value
    Authorized shares--5,000,000.............................
    Outstanding shares--None.................................
  Redeemable cumulative preferred stock of TNMP with $100 par value
    Authorized shares--1,000,000.............................

                                 Redemption     Outstanding
                               price at TNMP's    shares
                                   option       1999   1998
                               ---------------------- ------
    Series B..................  4.65% $ 100.00 8,390  19,200    839    1,920
    Series C..................  4.75%   100.00  8,250 11,400    825    1,140
                                               ------ ------ ------ --------
      Total redeemable
       cumulative preferred stock...........   16,640 30,600  1,664    3,060
                                               ------ ------ ------ --------


LONG-TERM DEBT
  FIRST MORTGAGE BONDS
    Series U, 9.25% due 2000...............................   100,000   100,000
  SENIOR NOTES
    6.25% due 2009.........................................   175,000       --
    Unamortized discount...................................      (756)      --
  SECURED DEBENTURES
    12.50% due 1999........................................       --    130,000
    Series A, 10.75% due 2003..............................   140,000   140,000
  REVOLVING CREDIT FACILITIES
    1996 Facility..........................................    26,000    80,000
    1998 Facility..........................................       --      9,000
                                                            ---------  --------
      Total long-term debt.................................   440,244   459,000
      Less current maturities..............................  (100,000)      --
                                                            ---------  --------
      Total long-term debt, less current maturities........   340,244   459,000
                                                            ---------  --------
TOTAL CAPITALIZATION....................................... $ 669,018  $770,354
                                                            =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

                        For the Years Ended December 31,

                                               Common Shareholders' Equity
                                            ----------------------------------
                                             Common Stock
                                            --------------- Retained
                                            Shares  Amount  Earnings   Total
                                            ------ -------- --------  --------
                                                     (In thousands)
YEAR ENDED DECEMBER 31, 1997
  Balance at January 1, 1997............... 13,006 $183,771 $ 94,703  $278,474
  Net income...............................    --       --    29,678    29,678
  Dividends on preferred stock.............    --       --      (158)     (158)
  Dividends on common stock--$1.005 per
   share...................................    --       --   (13,158)  (13,158)
  Sale of common stock.....................    127    3,392      --      3,392
  Retirement of preferred stock............    --       --        13        13
                                            ------ -------- --------  --------
    Balance at December 31, 1997........... 13,133  187,163  111,078   298,241
YEAR ENDED DECEMBER 31, 1998
  Net income...............................    --       --    19,424    19,424
  Dividends on preferred stock.............    --       --      (150)     (150)
  Dividends on common stock--$1.10 per
   share...................................    --       --   (14,579)  (14,579)
  Sale of common stock.....................    161    5,355      --      5,355
  Retirement of preferred stock............    --       --         3         3
                                            ------ -------- --------  --------
    Balance at December 31, 1998........... 13,294  192,518  115,776   308,294
YEAR ENDED DECEMBER 31, 1999
  Net income...............................    --       --    30,167    30,167
  Dividends on preferred stock.............    --       --       (99)      (99)
  Dividends on common stock--$1.16 per
   share...................................    --       --   (15,537)  (15,537)
  Sale of common stock.....................    123    4,167      --      4,167
  Retirement of preferred stock............    --       --       118       118
                                            ------ -------- --------  --------
    Balance at December 31, 1999........... 13,417 $196,685 $130,425  $327,110
                                            ====== ======== ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                       CONSOLIDATED STATEMENTS OF INCOME

                        For the Years Ended December 31,

                                                     1999      1998      1997
                                                   --------  --------  --------
                                                         (In thousands)
OPERATING REVENUES................................ $576,093  $585,892  $578,534
                                                   --------  --------  --------
OPERATING EXPENSES:
  Purchased power and fuel........................  279,587   315,949   300,614
  Other operating and maintenance.................   99,390    91,663    84,294
  Depreciation of utility plant...................   39,295    38,054    38,851
  Charge for recovery of stranded plant (Note 3)..   23,376       --        --
  Taxes other than income taxes...................   33,296    36,298    33,260
  Income taxes....................................   20,799    16,863    22,062
                                                   --------  --------  --------
    Total operating expenses......................  495,743   498,827   479,081
                                                   --------  --------  --------
NET OPERATING INCOME..............................   80,350    87,065    99,453
                                                   --------  --------  --------
OTHER INCOME:
  Other income and deductions, net................    1,940     1,035     1,120
  Income taxes....................................      277       (52)      257
                                                   --------  --------  --------
    Other income, net of taxes....................    2,217       983     1,377
                                                   --------  --------  --------
INCOME BEFORE INTEREST CHARGES....................   82,567    88,048   100,830
                                                   --------  --------  --------
INTEREST CHARGES:
  Interest on long-term debt......................   37,919    48,342    52,557
  Other interest and amortization of debt-related
   costs..........................................    5,205     5,385     4,355
                                                   --------  --------  --------
    Total interest charges........................   43,124    53,727    56,912
                                                   --------  --------  --------
NET INCOME........................................   39,443    34,321    43,918
Dividends on preferred stock and other............      (19)      150       158
                                                   --------  --------  --------
INCOME APPLICABLE TO COMMON STOCK................. $ 39,462  $ 34,171  $ 43,760
                                                   ========  ========  ========



  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        For the Years Ended December 31,

                                                 1999       1998       1997
                                               ---------  ---------  ---------
                                                      (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers........ $ 528,552  $ 579,482  $ 606,803
 Purchased power and fuel costs paid..........  (291,384)  (318,616)  (299,554)
 Cash paid for payroll and to other
  suppliers...................................   (74,372)   (72,590)   (86,607)
 Interest paid, net of amounts capitalized....   (34,924)   (51,545)   (57,331)
 Income taxes paid............................   (17,592)    (2,786)    (8,464)
 Other taxes paid.............................   (33,540)   (35,492)   (32,980)
 Other operating cash receipts and payments,
  net.........................................       100        864      2,600
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....    76,840     99,317    124,467
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant...................   (40,911)   (37,506)   (27,942)
 Withdrawals from (deposits to) escrow
  account.....................................     1,902     (1,902)     1,670
                                               ---------  ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES.......   (39,009)   (39,408)   (26,272)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common
  stocks......................................   (29,102)   (19,249)   (44,458)
 Borrowings from (repayments to) revolving
  credit facilities--net .....................   (54,000)   (20,000)    45,000
 Issuances:
  Senior notes, net of discount...............   174,164        --         --
 Deferred expenses associated with
  financings..................................    (1,590)    (7,275)       --
 Redemptions:
   First mortgage bonds.......................       --      (8,000)  (100,900)
   Secured debentures.........................  (130,000)       --         --
   Preferred stock............................    (1,396)      (180)      (180)
   Other......................................       118        --         --
                                               ---------  ---------  ---------
NET CASH USED IN FINANCING ACTIVITIES.........   (41,806)   (54,704)  (100,538)
                                               ---------  ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS.......    (3,975)     5,205     (2,343)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.......................................     7,977      2,772      5,115
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.... $   4,002  $   7,977  $   2,772
                                               =========  =========  =========
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
 Net income................................... $  39,443  $  34,321  $  43,918
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation of utility plant..............    39,295     38,054     38,851
   Charge for recovery of stranded plant......    23,376        --         --
   Amortization of debt-related costs and
    other deferred charges....................     8,044      7,281      5,633
   Allowance for funds used during
    construction..............................      (933)      (228)       (47)
   Deferred income taxes......................     6,716      9,559     10,650
   Investment tax credits.....................     2,149      1,173      2,121
   Deferred purchased power and fuel costs....   (20,425)       894        995
 Cash flows impacted by charges in current
  assets and liabilities:
   Accounts payable...........................    (6,814)     2,029     (2,395)
   Accrued interest...........................     3,384     (2,319)    (3,556)
   Accrued taxes..............................    (6,260)     2,698        850
   Reserve for customer refund................   (10,289)    10,971        --
   Changes in other current assets and
    liabilities...............................    10,264     (4,485)    24,751
 Clear Lake settlement payment................    (8,000)       --         --
 Other, net...................................    (3,110)      (631)     2,696
                                               ---------  ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES..... $  76,840  $  99,317  $ 124,467
                                               =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                  December 31,

                                                             1999       1998
                                                          ---------- ----------
                                                             (In thousands)
                         ASSETS
UTILITY PLANT:
 Electric plant.......................................... $1,288,080 $1,260,099
 Construction work in progress...........................      2,501      6,294
                                                          ---------- ----------
     Total...............................................  1,290,581  1,266,393
 Less accumulated depreciation...........................    382,627    343,562
                                                          ---------- ----------
     Net utility plant...................................    907,954    922,831
                                                          ---------- ----------
OTHER PROPERTY AND INVESTMENTS, at cost..................        213      2,116
                                                          ---------- ----------
CURRENT ASSETS:
 Cash and cash equivalents...............................      4,002      7,977
 Accounts receivable.....................................      6,347        923
 Inventories, at lower of average cost or market:
   Fuel..................................................        575        677
   Materials and supplies................................      3,834      4,567
 Deferred purchased power and fuel costs.................        304        --
 Other current assets....................................        356      4,093
                                                          ---------- ----------
     Total current assets................................     15,418     18,237
                                                          ---------- ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs (Note 3).....................     19,256        --
 Deferred purchased power and fuel costs (Note 3)........     21,797      1,676
 Deferred charges........................................     19,757     28,706
                                                          ---------- ----------
     Total long-term and other assets....................     60,810     30,382
                                                          ---------- ----------
                                                          $  984,395 $  973,566
                                                          ========== ==========
             CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholder's equity:
   Common stock, $10 par value per share
    Authorized 12,000,000 shares; issued 10,705 shares... $      107 $      107
   Capital in excess of par value........................    222,149    222,149
   Retained earnings.....................................     90,302     79,840
                                                          ---------- ----------
     Total common shareholder's equity...................    312,558    302,096
 Redeemable cumulative preferred stock...................      1,664      3,060
 Long-term debt, less current maturities.................    340,244    450,000
                                                          ---------- ----------
     Total capitalization................................    654,466    755,156
                                                          ---------- ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt....................    100,000        --
 Accounts payable........................................     20,074     26,888
 Accrued interest........................................      8,388      5,004
 Accrued taxes...........................................     14,189     20,449
 Customers' deposits.....................................      3,786      3,609
 Accumulated deferred income taxes.......................      8,434        649
 Reserve for customer refund (Note 3)....................        682     10,971
 Other current liabilities...............................     28,015     17,076
                                                          ---------- ----------
     Total current liabilities...........................    183,568     84,646
                                                          ---------- ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities..............................      6,633        957
 Accumulated deferred income taxes.......................     95,165     93,378
 Accumulated deferred investment tax credits.............     23,978     22,729
 Deferred credits........................................     20,585     16,700
                                                          ---------- ----------
     Total long-term and other liabilities...............    146,361    133,764
                                                          ---------- ----------
COMMITMENTS AND CONTINGENCIES (Note 10)
                                                          ---------- ----------
                                                          $  984,395 $  973,566
                                                          ========== ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                  December 31,

                                                                 1999     1998
                                                               -------- --------
                                                                (In thousands)
COMMON SHAREHOLDERS' EQUITY
  Common stock, $10 par value per share
    Authorized shares--12,000,000.............................
    Outstanding shares--10,705................................ $    107 $    107
  Capital in excess of par value..............................  222,149  222,149
  Retained earnings...........................................   90,302   79,840
                                                               -------- --------
      Total common shareholders' equity.......................  312,558  302,096
                                                               -------- --------
PREFERRED STOCK
  Redeemable cumulative preferred stock with $100 par value
    Authorized shares--1,000,000..............................

                                             Redemption
                                              price at    Outstanding
                                               TNMP's        shares
                                               option     1999   1998
                                            ------------- ----- ------
    Series B............................... 4.65% $100.00 8,390 19,200  839   1,920
    Series C................................ 4.75% 100.00 8,250 11,400  825   1,140
                                                          ----- ------  ---   -----

      Total redeemable cumulative preferred stock..... 16,640 30,600    1,664 3,060
                                                                        ----- -----

LONG-TERM DEBT
  FIRST MORTGAGE BONDS
    Series U, 9.25% due 2000................................  100,000   100,000
  SENIOR NOTES
    6.25% due 2009..........................................  175,000       --
    Unamortized discount....................................     (756)      --
  SECURED DEBENTURES
    12.50% due 1999.........................................      --    130,000
    Series A, 10.75% due 2003...............................  140,000   140,000
  REVOLVING CREDIT FACILITIES
    1996 Facility...........................................   26,000    80,000
                                                             --------  --------
      Total long-term debt..................................  440,244   450,000
      Less current maturities............................... (100,000)      --
                                                             --------  --------
      Total long-term debt, less current maturities.........  340,244   450,000
                                                             --------  --------
TOTAL CAPITALIZATION........................................ $654,466  $755,156
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (a wholly owned subsidiary of TNP Enterprises, Inc.)

             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY

                        For the Years Ended December 31,

                                            Common Shareholder's Equity
                                     -------------------------------------------
                                     Common Stock  Excess of
                                     ------------- Capital in Retained
                                     Shares Amount Par Value  Earnings   Total
                                     ------ ------ ---------- --------  --------
                                                   (In thousands)
YEAR ENDED DECEMBER 31, 1997
  Balance at January 1, 1997........   11    $107   $222,133  $65,308   $287,548
  Net income........................  --      --         --    43,918     43,918
  Dividends on preferred stock......  --      --         --      (158)      (158)
  Dividends on common stock.........  --      --         --   (44,300)   (44,300)
  Retirement of preferred stock.....  --      --          13      --          13
                                      ---    ----   --------  -------   --------
    Balance at December 31, 1997....   11     107    222,146   64,768    287,021
YEAR ENDED DECEMBER 31, 1998
  Net income........................  --      --         --    34,321     34,321
  Dividends on preferred stock......  --      --         --      (150)      (150)
  Dividends on common stock.........  --      --         --   (19,099)   (19,099)
  Retirement of preferred stock.....  --      --           3      --           3
                                      ---    ----   --------  -------   --------
    Balance at December 31, 1998....   11     107    222,149   79,840    302,096
YEAR ENDED DECEMBER 31, 1999
  Net income........................  --      --         --    39,443     39,443
  Dividends on preferred stock......  --      --         --       (99)       (99)
  Dividends on common stock.........  --      --         --   (29,000)   (29,000)
  Retirement of preferred stock.....  --      --         --       118        118
                                      ---    ----   --------  -------   --------
    Balance at December 31, 1999....   11    $107   $222,149  $90,302   $312,558
                                      ===    ====   ========  =======   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

 General Information

   The consolidated financial statements of TNP and subsidiaries include the accounts of TNP and its wholly owned subsidiaries, TNMP, FWI, and TNP Operating Company. The consolidated financial statements of TNMP and subsidiaries include the accounts of TNMP and its wholly owned subsidiaries, TGC and TGC II. All intercompany transactions and balances have been eliminated in consolidation.

   TNMP is TNP's principal operating subsidiary. TNMP is a public utility engaged in generating, purchasing, transmitting, distributing, and selling electricity in Texas and New Mexico. TNMP is subject to PUCT and NMPRC regulation. Some of TNMP's activities, including the issuance of securities, are subject to FERC regulation, and its accounting records are maintained in accordance with FERC's Uniform System of Accounts.

   The use of estimates is required to prepare TNP's and TNMP's consolidated financial statements in conformity with generally accepted accounting principles. Management believes that estimates are essential and will not materially differ from actual results. However, adjustments may be necessary in the future to the extent that future estimates or actual results are different from the estimates used in the 1999 financial statements.

 Accounting for the Effects of Regulation

   As discussed in Note 3, legislation that establishes competition became effective during 1999 in Texas and New Mexico. As a result, SFAS 71, "Accounting for the Effects of Certain Types of Regulation," is no longer applied to the generation/power supply portion of TNMP's operations in Texas and New Mexico. Based on the legislation, TNMP believes that SFAS 71 continues to apply to the transmission and distribution portion of its operations in both states.

   SFAS 71 allows TNMP to recognize the economic effects of rate regulation in the transmission and distribution portion of its business. Among these effects are the recognition of regulatory assets and liabilities. Regulatory assets represent revenues associated with certain costs that TNMP expects to recover from customers in future rates. Regulatory liabilities are costs previously collected from customers or other amounts that reduce future rates. The following table summarizes TNP's and TNMP's regulatory assets and liabilities as of December 31, 1999 and 1998.

                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
Regulatory Assets:
  Deferred purchased power and fuel costs...................... $22,101 $ 1,676
  Deferred charges:
    Losses on reacquired debt..................................   2,837   6,494
    Rate case expenses.........................................     201   1,396
    Recoverable stranded costs.................................  19,256     --
    Deferred accounting amounts................................     --    3,221
                                                                ------- -------
      Total.................................................... $44,395 $12,787
                                                                ======= =======
Regulatory Liabilities:
  Income tax related, net...................................... $ 6,633 $   957
                                                                ======= =======

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   As a result of discontinuing SFAS 71 to the generation/power supply Texas operations, the following accounting policy changes will be effective January 1, 2000:

  . Allowance for funds used during construction will no longer be accrued to generation-related construction projects. Interest will be capitalized to these projects in accordance with SFAS 34, "Capitalization of Interest Cost."

  . Under SFAS 71, TNMP deferred the gains or losses that arose when long-term debt was redeemed prior to maturity, and amortized those costs over the life of the new debt. Effective January 1, 2000, gains or losses incurred for the early retirement of debt attributable to TNMP's generation/power supply operations will be recorded in accordance with SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt."

 Utility Plant

   Utility plant is stated at the historical cost of construction, which includes labor, materials, indirect charges for such items as engineering and administrative costs, and AFUDC. Property repairs and replacement of minor items are charged to operating expenses; major replacements and improvements are capitalized to utility plant.

   AFUDC is a non-cash item designed to enable a utility to capitalize financing costs during periods of construction. Established regulatory practices enable TNMP to recover these costs from customers. The composite rate used for AFUDC was 10.6% in 1999 and 6% in both 1998 and 1997.

   The costs of depreciable units of plant retired or disposed of in the normal course of business are eliminated from utility plant accounts and such costs plus removal expenses less salvage are charged to accumulated depreciation. When complete operating units are disposed of, appropriate adjustments are made to accumulated depreciation, and the resulting gains or losses, if any, are recognized.

   Depreciation is provided on a straight-line method based on the estimated lives of the properties as indicated by periodic depreciation studies. A portion of depreciation of transportation equipment used in construction is charged to utility plant accounts in accordance with the equipment's use. Depreciation as a percentage of average depreciable cost was 3.1%, 3.2%, and 3.3% in 1999, 1998, and 1997, respectively.

 Cash Equivalents

   All highly liquid debt instruments with maturities of three months or less when purchased are considered cash equivalents.

 Customer Receivables and Operating Revenues

   TNMP accrues estimated revenues for electricity delivered since the latest billing. TNMP, under a factoring arrangement with an unaffiliated company, sells its customer receivables on a nonrecourse basis. Amounts estimated to have been delivered, but remaining unbilled, are also sold in connection with this agreement.

 Purchased Power and Fuel Costs

   In Texas, fuel and the energy-related portion of purchased power costs are recovered from customers through the fuel adjustment clause authorized by the PUCT. The demand-related portion of purchased power is recovered through base rates and is not subject to adjustment or future reconciliation. Therefore, any difference between the amount of demand-related purchased power recovered through TNMP's rates and the actual cost of such affects operating income.

   In New Mexico, TNMP recovers all purchased power costs through the fuel and purchased power adjustment clause authorized by the NMPRC. The purchased power recovery factor changes monthly to reflect over or under collections of purchased power costs. Prior to July 1, 1999, the recovery of purchased power had been frozen in base rates in accordance with Community Choice.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Deferred Charges

   Expenses incurred in issuing long-term debt and related discount and premium are amortized on a straight-line basis over the lives of the respective issues.

   Included in deferred charges are other assets that are expected to benefit future periods and certain costs that are deferred for ratemaking purposes and amortized over periods allowed by regulatory authorities.

 Derivatives

   The initial cost of an interest rate collar is being amortized over the term of the related agreement. Unamortized premiums of $66,000 are included in Deferred Charges in the consolidated balance sheets. Amounts to be received or paid under the agreement, if any, will be recognized when they occur as a component of interest expense. As of December 31, 1999, TNMP had neither an obligation to pay, nor the right to receive any amounts under the agreement.

 Income Taxes

   TNP files a consolidated federal income tax return that includes its subsidiaries and the consolidated operations of TNMP. The amounts of income taxes recognized in TNMP's accompanying consolidated financial statements were computed as if TNMP and its subsidiaries filed a separate consolidated federal income tax return.

   ITC amounts utilized in the federal income tax return are generally deferred and amortized to earnings ratably over the estimated service lives of the related assets.

 Fair Values of Financial Instruments

   Fair values of cash equivalents, temporary investments, and customer receivables approximated the carrying amounts because of the short maturities of those instruments.

   The estimated fair values of long-term debt and preferred stock were based on quoted market prices of the same or similar issues. The estimated fair values of TNP's financial instruments are as follows:

                              December 31, 1999           December 31, 1998
                         --------------------------- ---------------------------
                         Carrying Amount Fair Values Carrying Amount Fair Values
                         --------------- ----------- --------------- -----------
                                             (In thousands)
Assets
  Interest rate
   collars..............    $     66      $  3,578      $    164      $   (333)
Capitalization and
 Liabilities
  Long-term debt........     441,000       420,731       459,000       475,189
  Preferred stock.......       1,664         1,664         3,060         1,978

 Common Stock

   At December 31, 1999, 519,304 shares of TNP's common stock were reserved for issuance to TNMP's 401(k) plan, and 1,738,491 shares of TNP's common stock were reserved for subsequent issuance under other stock compensation or shareholder plans.

 Shareholder Rights Plan

   TNP has a shareholder rights plan that is designed to protect TNP's shareholders from coercive takeover tactics and inadequate or unfair takeover bids. The rights plan provides for the distribution of one right for each share of TNP's common stock currently outstanding or issued until the close of business on August 11, 2008.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Upon the occurrence of certain events, each right entitles a shareholder to elect to purchase one share of common stock at $100 per share or, under certain circumstances, shares of common stock at half the then-current market price, or to receive TNP common stock or other securities having an aggregate value equal to the excess of (i) the value of the common stock or other securities on the date the rights are exercised over or (ii) the cash payment that would have been payable upon exercise of the rights if cash payment had been elected.

   Until certain triggering events occur, the rights will trade together with TNP's common stock and separate rights certificates will not be issued. Among the triggering events are the acquisition by a person or group of 10% or more of TNP's outstanding common stock or the commencement of a tender or exchange offer that, upon consummation, would result in a person or group of persons owning 15% or more of TNP's outstanding common stock. The rights expire August 11, 2008, unless earlier redeemed or exchanged by TNP, and have had no effect on EPS.

   On June 4, 1999, TNP amended its shareholder rights plan to exempt the Merger discussed in Note 2 from the provisions of the shareholder rights plan.

 Stock-Based Compensation

   As discussed in Note 5, TNP has an equity-based incentive compensation plan that awards stock-based compensation. In 1995 the FASB issued SFAS 123, "Accounting for Stock-Based Compensation", that changes the method for calculating expenses associated with stock-based compensation. SFAS 123, which became effective for 1996, also allows companies to retain the approach as set forth in APB Opinion 25, "Accounting for Stock Issued to Employees", for measuring expense for its stock-based compensation. TNP has elected to continue to apply the provisions of APB Opinion 25 in calculating stock-based compensation. The application of SFAS 123 would have had no significant effect on the amount of expense associated with TNP's stock-based compensation.

 Reclassification

   Certain items in 1997 and 1998 were reclassified to conform to the 1999 presentation.

Note 2. Acquisition

   TNP, SW Acquisition, L.P., and ST Acquisition Corp. have entered into a Merger Agreement, dated as of May 24, 1999, which provides for a merger of ST Corp. with and into TNP, with TNP being the surviving corporation. Under the terms of the Merger Agreement, each issued and outstanding share of common stock of TNP will be canceled and converted automatically into the right to receive $44.00 in cash. The Merger will convert TNP from a listed public corporation to a privately owned corporation.

   TNP expects the Merger to close early in the second quarter of 2000. The Merger Agreement requires various approvals. To date, approvals have been obtained from TNP's shareholders, the Federal Trade Commission, FERC, the PUCT, and the NMPRC. Approvals are final in all jurisdictions except Texas. Information regarding the approval status in each jurisdiction is as follows:

   Shareholder Approval. A special meeting of TNP shareholders was held September 22, 1999, at which shareholders approved the Merger, with more than 98 percent of the votes cast favoring the transaction. The affirmative votes represented approximately 81 percent of the outstanding shares of TNP.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   FERC. On July 9, 1999, TNMP and SW filed a joint application with the FERC seeking approval of the Merger. Simultaneously, TNMP filed an application with the FERC seeking approval of a Backstop Credit Facility (Credit Facility). As a result of the Merger, TNMP must offer to repurchase certain existing debt. Should holders of this debt accept TNMP's repurchase offer, proceeds from the Credit Facility would fund the repurchase. On September 29, 1999, the FERC issued an order approving the Merger, concluding that the Merger would be consistent with the public interest. The FERC issued an order approving the Credit Facility on September 30, 1999.

   FTC. On September 3, 1999, TNMP filed an application with the FTC seeking approval of the Merger, as required under the Hart-Scott-Rodino Act. The FTC approved the application on September 21, 1999.

   Texas. On July 15, 1999, TNP and TNMP filed an application with the PUCT seeking a determination that the Merger is consistent with the public interest. On November 10, 1999, TNMP and the staff of the PUCT agreed to a settlement that resolves all issues between the two parties. At a hearing held November 12, 1999, the remaining parties joined the settlement, withdrew from the case, or waived their rights to hearing and did not oppose the settlement. In late December 1999, the administrative law judge assigned to the case issued a draft order approving the Merger. On February 10, 2000, the PUCT voted unanimously to approve the Merger. Approval by the PUCT is expected to be final in March 2000. Approval by the PUCT requires TNMP to honor certain financial and operational commitments, including a guaranteed level of stranded cost mitigation equal to $59 million less base rate reductions in 2000 and 2001. The subject base rate reductions are described in Note 3.

   New Mexico. Also on July 15, TNMP filed an application with the NMPRC seeking to obtain all approvals and authorizations necessary to consummate the Merger, including approval of the Credit Facility described above. On October 8, 1999, the Staff of the NMPRC filed testimony recommending approval of the Merger, subject to certain financial and operational commitments of TNMP. On October 18, 1999, TNMP filed testimony agreeing to make the proposed commitments. No other parties opposed the Merger. Hearings before the NMPRC were held October 25 and 26, 1999. On January 18, 2000, the NMPRC voted to approve the Merger. The decision became final on February 17, 2000.

Note 3. Regulatory Matters

   The electric utility industry continues its transition toward increased competition. During 1999, legislation was passed in both Texas and New Mexico that establishes retail competition for generation operations. Retail competition is scheduled to begin in New Mexico and Texas on January 1, 2001, and January 1, 2002, respectively. The legislation in both states provides for recovery of "stranded costs", the difference between the regulatory value of TNMP's investments in generation assets and purchased power contracts and the market price for energy in a competitive market. The increasingly competitive environment presents opportunities to compete for new customers, as well as the risk of loss of existing customers. TNMP expects the portions of operations pertaining to transmission and distribution to continue to be regulated.

   The following discusses the legislation in Texas and New Mexico, the effects of the legislation on TNMP's operating results, and the relationship of the legislation in Texas to the Transition Plan.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Texas

   Legislation. On September 1, 1999, legislation that establishes competition in the generation portion of the Texas electric utility industry went into effect. The legislation will implement retail competition in generation for customers in most areas of Texas on January 1, 2002. Among other provisions, the legislation:

  . Requires utilities to provide service according to the base rate tariffs in effect at September 1, 1999, until December 31, 2001. The legislation does not prohibit changes in the fixed fuel factor that passes through fuel and purchased power energy costs to customers.

  . Allows a utility to recover 100% of its verifiable stranded costs via several methods, including:

    . Redirection of depreciation--A utility may redirect all or a part of the depreciation related to transmission and distribution assets to its generation assets for the periods 1998 through 2001.

    . Application of earnings in excess of an allowed rate of return-- During the freeze period (January 1, 1999 through December 31,
       2001), utilities' earnings are capped by the cost of capital approved in the utility's most recent rate proceeding before the PUCT. For TNMP, the cap is a 10.53% return on rate base. Earnings in excess of the cap will be used to reduce stranded costs.

    . Securitization--A utility may securitize 100% of its regulatory assets and up to 75% of its estimated stranded costs, and recover those costs from its customers through a charge approved by the PUCT.

    . Assessment of a competition transition charge--After the freeze period, stranded costs that have not been recovered by one of the methods above will be recovered through a competition transition charge levied upon all retail customers within a utility's geographical certificated service area as it existed on May 1, 1999.

  . Establishes four alternatives for quantifying the final amount of stranded costs, and provides a framework for reconciling estimated stranded costs to the actual stranded costs quantified using those methods. Reconciliation will occur sometime after January 10, 2004, according to a schedule to be established by the PUCT.

  . Requires utilities to disaggregate, on or before January 1, 2002, into three distinct businesses: generation, transmission and distribution, and retail electric provider. A retail electric provider is an entity that sells electric energy to retail customers in Texas. Such an entity cannot own or operate generation assets.

  . Provides that once customer choice begins on January 1, 2002, residential and small commercial customers who do not choose an alternative provider will continue to be served by TNMP's affiliate retail energy provider at a "price-to-beat" which is 6% lower than the rate in effect on January 1, 1999, adjusted to reflect a fuel factor that the PUCT shall determine as of December 31, 2001. This "price to beat" must be offered by the utility until the earlier of 36 months after customer choice is offered or when it loses 40% or more of its residential sales within its certified service area.

   Prior to the legislation, TNMP had been operating under a voluntary Transition Plan approved by the PUCT in 1998. The Transition Plan covered a five-year period, and had provided for rate reductions, sharing of earnings in excess of 11.25% return on equity and recovery of stranded costs. It also included a provision requiring that TNMP conform the Plan to any legislation enacting competition in the electric utility industry. There are provisions of the legislation that conflict with provisions of the Transition Plan. In such instances, including the calculation and subsequent application of excess earnings, Management believes the legislation supercedes the Transition Plan.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Management has calculated excess earnings for the twelve months ended December 31, 1999, based on the provisions of the legislation. The calculation resulted in a reduction to 1999 pre-tax operating income of $23.4 million ($1.09 per share). The $23.4 million of excess earnings are displayed in the income statement under the caption "Charge for recovery of stranded plant." TNMP did not have excess earnings under the Transition Plan in 1998.

   1998 Earnings Monitoring Report and Transition Plan Conformance. On May 17, 1999, TNMP filed its Electric Investor-Owned Utilities Earnings Report (Earnings Report) with the PUCT. Simultaneously, TNMP filed an Addendum to the Earnings Report (Addendum) detailing TNMP's calculation of excess earnings under the Transition Plan for the twelve months ended December 31, 1998. The Addendum showed that TNMP had not earned in excess of the 11.25% return on equity cap established in the Transition Plan. After reviewing the Addendum, the Office of Regulatory Affairs (ORA) of the PUCT filed a contest to TNMP's earnings report on August 16, 1999, asserting errors in TNMP's calculation of excess earnings. ORA's petition did not quantify the amount of its alleged errors. In addition, the ORA proposed to use the Earnings Report contest as a means for conforming the Transition Plan to the legislation. The PUCT hearing examiner assigned to the Earnings Report is considering the issues related to TNMP's calculation of excess earnings for 1998.

   The ORA is the only party contesting TNMP's calculation of excess earnings. In a letter to the hearing examiner on November 1, 1999, TNMP reported that TNMP and ORA had not yet resolved the Earnings Report issues. On January 25, 2000, TNMP filed a Motion for Dismissal or Summary Decision, asking the PUCT to reject ORA's contest, and approve TNMP's 1998 Earnings Report. TNMP believes the issues relating to its calculation of excess earnings can be disposed of as a matter of law without a factual hearing. TNMP does not expect resolution of this matter to have a material effect on its financial condition.

   Regarding the conformance of the Transition Plan to the legislation, TNMP filed a Conformed Stipulation with the PUCT on October 6, 1999. The Conformed Stipulation identifies all of the provisions in the Transition Plan that TNMP believes must be changed in order for the Transition Plan to comply with the legislation. On December 6, 1999, the PUCT issued a Declaratory Order stating that TNMP was required "to give effect to base rate reductions reflected in" the Transition Plan. Accordingly, TNMP reduced base rates for residential and commercial customers by 3% and 1%, respectively, effective January 1, 2000. Similar rate reductions will take effect January 1, 2001. As a result, operating revenues are estimated to decrease in 2000 and 2001 by $6.7 million and $13.9 million, respectively. The order also established that the base rate reductions would offset the 6% rate reduction required by the legislation, as previously described in the section "Texas--Legislation." The order is interim in nature, and can be appealed.

   Uncertainties exist as to the application of the legislation to other provisions of the Transition Plan. Such uncertainties will not be resolved until TNMP reports to the PUCT regarding its efforts to conform the Transition Plan to the legislation. That report will be the subject of a PUCT review that will occur in 2001.

   Discontinuing SFAS 71. Historically, TNP's and TNMP's consolidated financial statements reflect the application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provides for recognition of the economic effects of rate regulation. EITF 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of SFAS Statements No. 71 and 101," states that application of SFAS 71 should stop "when deregulatory legislation is passed or when a rate order (whichever is necessary to effect the change in the jurisdiction) that contains sufficient detail for the enterprise to reasonably determine how the transition plan will affect the separable portion of its business whose pricing is being deregulated is issued." With the passage of the legislation, TNMP discontinued the application of SFAS 71 to the generation/power

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

supply portion of its Texas business during the fourth quarter of 1999. As a direct result of discontinuing SFAS 71, and in accordance with the legislation, TNMP has reclassified net regulatory assets (regulatory assets less liabilities) of $19.3 million that pertain to these deregulated operations as Recoverable Stranded Costs. TNMP believes the $19.3 million represents verifiable stranded costs and intends to recover them from customers pursuant to the methods discussed under "Texas--Legislation."

   In conjunction with the discontinuance of SFAS 71, TNMP is required to determine if its generating plant asset, TNP One, is impaired under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Based on TNMP's undiscounted cash flow analysis over the estimated useful life of TNP One, there is no impairment of TNP One, as defined by SFAS 121, as of December 31, 1999. TNMP's impairment analysis includes reasonable estimates of future market prices, capacity factors, operating costs, the effects of competition, and many other factors over the life of TNP One. TNMP's impairment analysis is highly dependent on these estimates. As of December 31, 1999, the net book value of TNP One is $435 million.

   Business Separation Plan. As noted above, the legislation requires utilities to disaggregate, on or before January 1, 2002, into three distinct businesses: generation, transmission and distribution, and retail electric provider. On January 10, 2000, TNMP filed its Business Separation Plan with the PUCT. The BSP details TNMP's plans for complying with the legislation, which include creating three new affiliated companies, and establishing a timeline for accomplishing the separation.

   Unbundled Cost of Service Filing. The legislation also requires TNMP to file a rate case that will set rates for the transmission and distribution company that will provide regulated services once competition begins in 2002. The filing must be made no later than March 31, 2000. The rates will be composed of a transmission and distribution charge; a competition transition charge for stranded cost recovery, which may include securitization; and a system benefits charge. The CTC is designed to recover stranded costs related to TNMP's generation assets and purchased power contracts, as determined by a PUCT-established model. The PUCT will also use this proceeding to review and approve the BSP.

   Annual Report. The legislation requires TNMP to file a report prior to March 30, 2000 that will allow the PUCT to review TNMP's calculation of excess earnings for the year ended December 31, 1999.

   Fuel Reconciliation. At December 31, 1999, TNMP had an underrecovered balance of fuel and the energy-related portion of purchased power costs of $21.8 million. PUCT rules require TNMP to reconcile its fuel costs at least every three years. TNMP expects to file a fuel reconciliation for the three-year period ended December 31, 1999, in mid-2000. TNMP will also file a request for a new fuel factor, which will take into account the expected cost of fuel and purchased energy. Management believes the ultimate outcome of this fuel reconciliation will not have a material adverse effect on TNP's or TNMP's consolidated financial position.

 New Mexico

   The New Mexico Legislature opened the state's electric power market to consumer choice with the passage of the Electric Utility Industry Restructuring Act of 1999 (the Act) in April 1999. The Act provides for the phase-in of retail choice beginning January 1, 2001, requires utilities to disaggregate their regulated transmission and distribution business activities from their generation operations, that will be subject to competition, and guarantees recovery of at least 50% of a utility's stranded costs over a five-year period. Prior to the passage of the Act, TNMP had been operating under Community Choice. Community Choice did not define stranded costs, or their recovery, and had specified May 1, 2000, for the beginning of retail choice. As a

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

result, TNMP has reduced its accrual for potential stranded costs related to its purchased power contracts in New Mexico from $3.4 million as of December 31, 1998, to $2.1 million as of December 31, 1999. Stranded costs in New Mexico could ultimately be in a range from zero to $6 million, depending on the market price of purchased power at the onset of competition.

   TNMP is required to file its plan for complying with the Act by June 1, 2000.

   On June 8, 1999, the NMPRC entered a Final Order terminating Community Choice. By terminating Community Choice, the NMPRC placed TNMP on the same timetable as other New Mexico utilities with regard to retail competition and restored the pass-through of purchased power costs to customers effective July 1, 1999. Under Community Choice, purchased power costs were a fixed component of base rates. Therefore, the difference between the actual amounts recovered from customers and actual purchased power costs affected operating income.

   Community Choice provided for the filing of a rate case by TNMP on June 1, 1999. TNMP and the NMPRC Staff have reached a settlement, and have submitted the settlement to the NMPRC for approval. The settlement calls for a decrease in TNMP's base rates of $1.8 million, or 6%, effective October 1, 1999. TNMP has reflected the base rate reductions in its fourth quarter revenues. TNMP expects the NMPRC to act on the proposed settlement during the second quarter of 2000.

Note 4. Discontinued Nonregulated Operations

   Management, with approval from the Board of Directors, authorized a plan to discontinue the construction activities of FWI in late 1997. During the third quarter of 1998, TNP elected to discontinue all remaining operations of FWI.

   The pre-tax loss on discontinued operations recognized in 1998 was $19.6 million ($12.7 million, net of taxes, or $0.96 per share). The 1998 pre-tax loss resulted from construction delays, a shortage of skilled labor, and job site performance problems. Due to these reasons, there were a few jobs not completed at December 31, 1999. TNP expects the jobs to be completed during early 2000.

   The pre-tax loss on discontinued operations recognized in 1997 was $19.8 million ($12.9 million, net of taxes, or $0.98 per share). All losses incurred by FWI, both construction and service, incurred in 1997 have been reclassified as losses from discontinued operations.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 5. Employee Benefit Plans

 Pension and Postretirement Benefits Plans

   TNMP has a defined benefit pension plan covering substantially all of its employees. Benefits are based on an employee's years of service and compensation. TNMP's funding policy is to contribute the minimum amount required by federal funding standards. TNMP also sponsors a health care plan that provides postretirement medical and death benefits to retirees who satisfied minimum age and service requirements during employment.

                                        Pension
                                       Benefits       Postretirement Benefits
                                    ----------------  ------------------------
                                     1999     1998       1999         1998
                                    -------  -------  -----------  -----------
                                                (In thousands)
Change in projected benefit
 obligation:
  Benefit obligation at beginning
   of year......................... $76,395  $76,316  $    10,875  $    10,651
    Service cost...................   1,705    1,439          362          309
    Interest cost..................   5,010    5,055          722          736
    Participant contributions......     --       --           179          183
    Plan amendments................     --      (873)         --           --
    Actuarial (gain) or loss,
     including changes in discount
     rate..........................  (7,540)   1,366       (1,468)         442
    Benefits paid..................  (6,926)  (6,908)      (1,701)      (1,446)
                                    -------  -------  -----------  -----------
  Benefit obligation at end of
   year............................ $68,644  $76,395  $     8,969  $    10,875
                                    =======  =======  ===========  ===========

                                    Pension Benefits   Postretirement Benefits
                                    -----------------  -----------------------
                                      1999     1998       1999         1998
                                    --------  -------  -----------  -----------
Change in plan assets:
  Fair value of plan assets at
   beginning of year..............  $ 97,714  $95,751  $     9,936  $     8,274
    Actual return on plan assets,
     net of expenses..............    13,409    8,871         (198)       1,105
    Employer contributions........       --       --           618        1,597
    Participant contributions.....       --       --           179          183
    Benefits paid.................    (6,926)  (6,908)      (1,680)      (1,223)
                                    --------  -------  -----------  -----------
  Fair value of plan assets at end
   of year........................  $104,197  $97,714  $     8,855  $     9,936
                                    ========  =======  ===========  ===========
Reconciliation of funded status:
  Funded status...................  $ 35,553  $21,319  $      (113) $      (938)
  Unrecognized actuarial gain.....   (39,551) (25,620)      (6,560)      (6,216)
  Unrecognized transition (asset)
   or obligation..................       (11)     (35)       4,216        4,540
  Unrecognized prior service
   cost...........................    (1,996)  (2,152)         --           --
                                    --------  -------  -----------  -----------
    Prepaid (accrued) benefit
     cost.........................  $ (6,005) $(6,488) $    (2,457) $    (2,614)
                                    ========  =======  ===========  ===========
Components of net periodic benefit
 cost:
  Service cost....................  $  1,705  $ 1,439  $       362  $       309
  Interest cost...................     5,010    5,055          722          736
  Expected return on plan assets..    (7,018)  (6,664)        (583)        (484)
  Amortization of prior service
   cost...........................      (156)    (156)         --           --
  Amortization of transitional
   (asset) or obligation..........       (24)     (24)         325          325
  Recognized actuarial gain.......       --       --          (344)        (326)
                                    --------  -------  -----------  -----------
    Net periodic benefit cost.....  $   (483) $  (350) $       482  $       560
                                    ========  =======  ===========  ===========
Weighted-average assumptions as of
 December 31:
  Discount rate...................      8.00%    6.75%        8.00%        6.75%
  Expected long-term rate of
   return on plan assets..........      9.50%    9.50%        5.25%        5.25%
  Average rate of compensation
   increase.......................      4.00%    4.00%         N/A          N/A

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The assumed health care cost trend rate used to measure the expected cost of benefits was 5.2% for 1999 and is assumed to trend downward slightly each year to 4.3% for 2003 and thereafter. Assumed health care cost trend rates could have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                     One-Percentage-Point One-Percentage-Point
                                     -------------------- --------------------
                                           Increase             Decrease
                                     -------------------- --------------------
     Effect on total of service and
      interest cost components for
      1999.........................          $ 1                  $ (3)
     Effect on year-end 1999
      postretirement benefit
      obligation...................           27                   (32)

 Incentive Plans

   TNP and TNMP have several incentive compensation plans. All employees participate in one or more of these plans. Incentive compensation is based on meeting key financial and operational performance goals such as cash value added, customer satisfaction, and system reliability measures. Operating expenses for 1999, 1998, and 1997 included costs for the various cash and equity plans of $5.3 million, $5.9 million, and $6.0 million, respectively.

 Other Employee Benefits

   TNMP has a 401(k) plan designed to enhance the other retirement plans available to its employees. Employees may invest their contributions in fixed income securities, mutual funds, or TNP common stock. TNMP's contributions are used to purchase TNP common stock, which employees may later convert to other investment options.

   TNMP has change in control severance agreements with certain members of management and other key personnel. The contracts provide for lump sum compensation payments and other rights in the event of termination of employment or other adverse treatment of such persons following a "change in control" of TNP or TNMP. Such event is defined to include, among other things, substantial changes in the corporate structure, ownership, or board of directors of either entity. The Merger described in Note 2 is considered a "change in control" event. The Merger Agreement requires that employment contracts be accepted by four specific employees, and by at least six of a group of 11 other employees.

   An excess benefit plan has been provided for certain key personnel and retired employees, whose benefits are restricted by federal law. The payment of benefits under the excess benefit plan is partially funded under an insurance policy arrangement.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 6. Income Taxes

   Components of income taxes were as follows:

                                   TNP                       TNMP
                          ------------------------  -------------------------
                           1999     1998    1997     1999     1998     1997
                          -------  ------  -------  -------  -------  -------
                                          (In thousands)
Taxes on net operating
 income:
  Federal--current....... $10,161  $9,751  $12,251  $11,652  $ 6,299  $ 9,140
  State--current.........     582     164      428      645      197      428
  Federal--deferred......   5,849   3,962    6,747    6,029    8,872    9,963
  ITC adjustments........   2,528   1,603    1,816    2,473    1,495    2,531
                          -------  ------  -------  -------  -------  -------
                           19,120  15,480   21,242   20,799   16,863   22,062
                          -------  ------  -------  -------  -------  -------

Taxes on other income
 (loss):
  Federal--current.......  (2,229)   (313)    (534)    (640)    (313)    (534)
  Federal--deferred......     687     760      687      687      687      687
  ITC adjustments........    (324)   (322)    (410)    (324)    (322)    (410)
                          -------  ------  -------  -------  -------  -------
                          (1,866)     125     (257)    (277)      52     (257)
                          -------  ------  -------  -------  -------  -------

Tax benefit from
 discontinued
 nonregulated operations
 (Note 4)................      --  (6,843)  (6,660)      --       --       --
                          -------  ------  -------  -------  -------  -------
    Total income taxes... $17,254  $8,762  $14,325  $20,522  $16,915  $21,805
                          =======  ======  =======  =======  =======  =======

   The amounts for total income taxes differ from the amounts computed by applying the appropriate federal income tax rate to earnings (loss) before income taxes for the following reasons:

                                    TNP                       TNMP
                           ------------------------  -------------------------
                            1999     1998    1997     1999     1998     1997
                           -------  ------  -------  -------  -------  -------
                                           (In thousands)
Tax at statutory tax
 rate..................... $16,393  $9,796  $15,252  $20,762  $17,864  $22,854
  Amortization of
   accumulated deferred
   ITC....................  (1,632) (1,525)  (1,403)  (1,632)  (1,525)  (1,403)
  Amortization of excess
   deferred taxes.........    (141)   (141)    (141)    (141)    (141)    (141)
  State income taxes......   1,044     197      428    1,107      197      428
  ITC related to 1995
  PUCT disallowance.......    (324)   (322)    (410)    (324)    (322)    (410)
  Other, net..............   1,914     757      599      750      842      477
                           -------  ------  -------  -------  -------  -------
    Actual income taxes... $17,254  $8,762  $14,325  $20,522  $16,915  $21,805
                           =======  ======  =======  =======  =======  =======

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The tax effects of temporary differences that gave rise to significant portions of net current and net noncurrent deferred income taxes as of December 31, 1999, and 1998, are presented below.

                                            TNP                  TNMP
                                    --------------------  --------------------
                                      1999       1998       1999       1998
                                    ---------  ---------  ---------  ---------
                                                (In thousands)
Current deferred income taxes:
  Deferred tax assets:
    Unbilled revenues.............. $     673  $      91  $     673  $      91
    Other..........................     2,273      2,999      1,382        115
                                    ---------  ---------  ---------  ---------
                                        2,946      3,090      2,055        206
  Deferred tax liability:
    Recoverable stranded costs.....    (2,648)       --      (2,648)       --
    Deferred purchased power and
     fuel costs....................    (7,841)      (855)    (7,841)      (855)
                                    ---------  ---------  ---------  ---------
      Current deferred income
       taxes, net.................. $  (7,543) $   2,235  $  (8,434) $    (649)
                                    =========  =========  =========  =========
Noncurrent deferred income taxes:
  Deferred tax assets:
    Minimum tax credit
     carryforwards................. $  29,624  $  30,241  $  33,365  $  34,437
    ITC carryforwards..............     1,482      5,018        --       3,206
    Regulatory related items.......    13,493     12,731     13,493     12,731
    Accrued employee benefit
     costs.........................     3,109      3,330      3,109      3,330
    Excess earnings................     7,825        --       7,825        --
    Other..........................     1,384       (890)     1,156        694
                                    ---------  ---------  ---------  ---------
                                       56,917     50,430     58,948     54,398
                                    ---------  ---------  ---------  ---------
  Deferred tax liabilities:
    Utility plant, principally due
     to depreciation and basis
     differences...................  (135,973)  (135,870)  (135,973)  (135,870)
    Deferred charges...............   (12,257)    (4,611)   (12,257)    (4,611)
    Recoverable stranded costs
     (noncurrent)..................    (4,455)       --      (4,455)       --
    Regulatory related items.......    (1,428)    (7,295)    (1,428)    (7,295)
                                    ---------  ---------  ---------  ---------
                                     (154,113)  (147,776)  (154,113)  (147,776)
                                    ---------  ---------  ---------  ---------
      Noncurrent deferred income
       taxes, net.................. $ (97,196) $ (97,346) $ (95,165) $ (93,378)
                                    =========  =========  =========  =========

   Federal tax carryforwards as of December 31, 1999, were as follows:

                                                                   TNP    TNMP
                                                                 ------- -------
                                                                 (In thousands)
      Minimum tax credits
        Amount.................................................. $29,624 $33,365
        Expiration period.......................................    None    None
      Investment tax credit
        Amount.................................................. $ 1,482 $   --
        Expiration period.......................................    2005

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 7. Long-Term Debt

 First Mortgage Bonds

   FMBs issued under the Bond Indenture are secured by substantially all utility plant owned directly by TNMP. The Bond Indenture restricts cash dividend payments on TNMP common stock.

   The maximum amount of any additional FMBs that TNMP can issue is determined by both a collateral requirement and by an interest coverage requirement. The collateral requirement is a function of property additions, previously redeemed FMBs, and cash deposited with the trustee. As of December 31, 1999, the collateral requirement was more restrictive than the interest coverage requirement, and TNMP could therefore issue up to $96 million of additional FMBs.

 Secured Debentures

   TNMP's Series A, 10.75% secured debentures ($140 million) are secured with a first lien on a portion of Unit 1, and by second liens on substantially all utility plant in Texas owned directly by TNMP. The secured debentures also contain restrictions on dividends and asset dispositions.

 Senior Notes

   In January 1999, TNMP issued $175 million of 6.25% Senior Notes due in 2009 and used the proceeds to retire $130 million of its 12.5% Secured Debentures and reduce outstanding borrowings under the credit facilities. The Senior Notes were issued under a new indenture that allows the issuance of unsecured debt. The new notes are initially secured by FMBs. However, when TNMP repays its existing FMBs and secured debentures, the collateral securing the Senior Notes can be released. The Senior Notes would become unsecured, but will remain the senior debt obligations of TNMP.

 Revolving Credit Facilities

   The following table summarizes the terms of TNP's and TNMP's revolving credit facilities at December 31,1999:

                                                               1999 Average
                           Total      Amount      Commitment     Interest
                         Commitment Outstanding    Expires         Rate     Seccurity
                         ---------- ----------- -------------- ------------ ---------
                             (in thousands)
1998 TNP Facility.......  $50,000     $   --     November 2003     5.49%    Unsecured
1996 TNMP Facility......   80,000      26,000   September 2001     6.11%    Unsecured

   The composite average borrowing rates under TNMP's credit facilities were 6.11% and 6.99% for 1999 and 1998, respectively.

   TNMP has a $50 million interest rate collar to mitigate exposure to variable interest rates. The collar sets floor and ceiling rates on the 90-day LIBOR rate at 5.25% and 7.50%, respectively. The term of the interest rate collar is September 1997 through September 2000. TNMP also has a $100 million interest rate collar to mitigate the risk of refinancing the debt that matures or is callable in 2000. The collar sets floor and ceiling rates on the 10-year U. S. Treasury bond at 4.91% and 6.25%, respectively. The collar expires, and is exercisable only on, September 15, 2000.

   TNMP believes that cash flow from operations, borrowings in the capital markets, and periodic borrowings under the credit facilities will be sufficient to retire or refinance $100 million of its 9.25%, Series U, FMBs, and meet its other capital requirements through the end of 2000.

   Under specified conditions, TNMP's credit facilities restrict the payment of cash dividends on TNMP common stock. The credit facilities also prohibit the sale, lease, transfer, or other disposition of assets other than in the ordinary course of business.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Maturities

   As of December 31, 1999, scheduled maturities of long-term debt for the five years following 1999 are as follows:

                                  Credit          Secured
       Year        FMBs         Facilities       Debentures        Total
       ----      --------       ----------       ----------       --------
                                     (In thousands)
       2000      $100,000        $    --          $     --        $100,000
       2001            --         26,000                --          26,000
       2002            --             --                --              --
       2003            --             --           140,000         140,000
       2004            --             --                --              --

   In January 1999, TNMP retired upon their maturity, $130 million of 12.5% secured debentures, and issued $175 million of 6.25% Senior Notes due in 2009. TNMP's Series A, 10.75% Secured Debentures due 2003 of $140 million are callable at par on September 15, 2000.

Note 8. Capital Stock and Dividends

 TNP

   In November 1998, TNP increased its quarterly dividend from $0.27 to $0.29 per share.

 TNMP

   The 1996 TNMP Credit Facility restricts the payment of cash dividends by TNMP. As of December 31, 1999, $27.7 million of unrestricted retained earnings were available for dividends.

Note 9. Segment and Related Information

   During 1998, TNP adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". In 1998, TNP reported two segments, TNMP, which provides regulated electric service in Texas and New Mexico, and FWI, which before operations were discontinued, provided integrated mechanical, electrical, plumbing and other maintenance and repair services to commercial customers in Texas metropolitan areas.

   The operations of TNMP have been separated into two segments, Texas and New Mexico. TNP manages the segments separately to respond to the differing operational and regulatory climates in the two states.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment revenues are not material.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following tables present information about profits, losses and assets of TNP's reportable segments (in thousands). In the tables below, "Total assets" for Texas and New Mexico includes only net utility plant. All other assets are included in All Other and Eliminations.

                                                        Twelve Months Ended
                                                            December 31,
                                                     --------------------------
                                                       1999     1998     1997
                                                     -------- -------- --------
Texas
-----
Operating revenues.................................. $492,535 $500,556 $499,978
Depreciation and amortization.......................   35,754   37,370   34,416
Charge for recovery of stranded plant...............   23,376       --       --
Income taxes........................................   17,719   13,938   19,323
Interest revenue....................................      601      829    1,315
Total interest charges..............................   39,936   50,253   53,247
Income from continuing operations...................   34,819   29,008   38,323
Loss from discontinued nonregulated operations......       --       --       --
Net income..........................................   34,819   29,008   38,323
Total assets........................................  821,160  840,258  846,482
Property additions..................................   36,710   33,774   25,193

New Mexico

Operating revenues.................................. $ 83,558 $ 85,337 $ 78,556
Depreciation and amortization.......................    5,368    4,791    4,566
Charge for recovery of stranded plant...............       --       --       --
Income taxes........................................    3,080    2,925    2,739
Interest revenue....................................      106      115      182
Total interest charges..............................    3,188    3,473    3,665
Income from continuing operations...................    4,624    5,313    5,595
Loss from discontinued nonregulated operations......       --       --       --
Net income..........................................    4,624    5,313    5,595
Total assets........................................   86,541   82,574   76,768
Property additions..................................    4,202    3,732    2,749

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                              Twelve Months Ended
                                 December 31,
                          -----------------------------
                            1999       1998      1997
                          ---------  --------  --------
All Other and
 Eliminations
-------------
Operating revenues......  $      57  $     48  $     --
Depreciation and
 amortization...........         --         2         2
Charge for recovery of
 stranded plant.........         --        --        --
Income taxes............     (1,679)   (1,383)     (820)
Interest revenue........        253       391       326
Total interest charges..        619       159        --
Income (loss) from
 continuing operations..     (9,276)   (2,187)   (1,357)
Loss from discontinued
 nonregulated
 operations.............         --    12,710    12,883
Net income (loss).......     (9,276)  (14,897)  (14,240)
Total assets............     93,498    70,933    68,676
Property additions......        132     1,048     2,067

Consolidated

Operating revenues......  $ 576,150  $585,941  $578,534
Depreciation and
 amortization...........     41,122    42,163    38,984
Charge for recovery of
 stranded plant.........     23,376        --        --
Income taxes............     19,120    15,480    21,242
Interest revenue........        960     1,335     1,823
Total interest charges..     43,743    53,885    56,912
Income (loss) from
 continuing operations..     30,167    32,134    42,561
Loss from discontinued
 nonregulated
 operations.............         --    12,710    12,883
Net income..............     30,167    19,424    29,678
Total assets............  1,001,199   993,765   991,926
Property additions......     41,044    38,554    30,009

Note 10. Commitments and Contingencies

 Fuel Supply Agreement

   TNMP has an agreement with the Walnut Creek Mining Company to purchase lignite for TNP One through at least 2017. Depending on the output of TNP one, the contract could supply the plant for several years beyond 2017. Phillips Coal Company and Peter Kiewit Sons' jointly own Walnut Creek Mining Company, Inc.

 Wholesale Purchased Power Agreements

   TNMP purchases approximately 80% of its electricity requirements from various wholesale suppliers. These contracts are scheduled to expire in various years through 2005.

   In 1999, Clear Lake was TNMP's largest wholesale supplier of electricity. In 1999, Clear Lake supplied approximately 23% of TNMP's Texas capacity and 16% of its Texas energy requirements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   At December 31, 1999, TNMP had various outstanding commitments for take or pay agreements, including the fuel supply agreement discussed above. Detailed below are the fixed and determinable portion of the obligations (amounts in millions):

                                                  2000  2001  2002  2003  2004
                                                 ------ ----- ----- ----- -----
Purchased power agreements...................... $ 76.1 $66.6 $36.7 $22.7 $11.5
Fuel supply agreements..........................   32.4  31.6  30.7  31.5  32.3
                                                 ------ ----- ----- ----- -----
    Total....................................... $108.5 $98.2 $67.4 $54.2 $43.8
                                                 ====== ===== ===== ===== =====

 Legal Actions

   Clear Lake. TNMP and Clear Lake Limited Partnership ("Clear Lake") agreed in March 1999 to settle the lawsuit styled Clear Lake Cogeneration Limited Partnership vs. Texas-New Mexico Power Company, pending in the 234th District Court of Harris County, Texas, and the parallel proceeding pending before the PUCT. The PUCT approved the settlement on July 15, 1999. These proceedings arose out of disagreements between TNMP and Clear Lake over the interpretation of certain terms of an agreement under which TNMP purchases cogenerated electricity from Clear Lake.

   Under the settlement, TNMP, Clear Lake, and Calpine Power Services Company (an affiliate of Clear Lake) have entered into a revised purchased power contract effective as of October 1, 1998, governing energy and capacity transactions between the parties. In addition, TNMP paid Clear Lake $8 million, which TNMP expects to recover through customer rates.

   Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, filed on October 1, 1997 and pending in the 149th State District Court of Brazoria County, Texas. The suit, which is in the discovery stage, is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips Petroleum Company is seeking the recovery of damages arising from the interruption and in May 1999 demanded payment in the amount of $47.1 million. TNMP's tariff approved by the PUCT contains limitations against recovery of the great majority of Phillip's alleged damages. The Texas Supreme Court, in another matter, has recently upheld the enforceability of such tariff limitations in litigation of this type; TNMP believes the ruling will operate to substantially limit any recovery by Phillips to the cost of its electrical equipment, in the event that any are awarded in this matter. Discovery has not sufficiently progressed to quantify any damages to Phillips' electrical equipment; however, Phillips has previously reported to the SEC that it incurred costs of approximately $2.0 million in this interruption. In May 1999, TNMP filed a Third Party Petition naming Sweeny Cogeneration Limited Partnership, the operator of cogeneration and related facilities at the Phillips refinery, as a defendant. TNMP has previously charged to earnings the deductible amount of its insurance coverage, $500,000.

   Power Resource Group. TNMP is a defendant in a suit styled Power Resource Group, Inc. v. Public Utility Commission of Texas and Texas-New Mexico Power Company, pending in the 345th District Court of Travis County, Texas. This lawsuit, which was originally filed on May 21, 1999, appeals the PUCT's dismissal of a regulatory case that Power Resource Group, Inc. had filed against TNMP. PR Group is a developer of electric generating plants that are intended to be qualifying cogeneration facilities. This lawsuit and the regulatory case it appeals both stem from discontinued negotiations for power supply. PR Group alleged that TNMP was required to buy power to be generated from an as-yet-unbuilt cogeneration facility. TNMP filed its original answer with the court on June 28, 1999.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In an amended petition filed January 13, 2000, PR Group asserts a claim of damages of at least $158,000,000. It bases its claim on the assertion that it was damaged when TNMP refused to execute an agreement after the aforementioned discontinued negotiations, that TNMP profited significantly from PR Group's work, that TNMP is in error when it relies on a PUCT order dismissing PR Group's petition before the PUCT on substantially the same facts, and that TNMP misrepresented that it would enter into a contract with PR Group to purchase energy and capacity at rates equal to or below TNMP's avoided costs. TNMP believes that PR Group's claims are without merit and intends to contest this claim vigorously.

   TNMP is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters, as well as those described above, will not have a material adverse effect on TNMP's and TNP's consolidated financial position or results of operations.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                            --------------------
                                                              2000       1999
                                                            ---------  ---------
                                                              (In thousands)
OPERATING REVENUES......................................... $ 124,526  $ 118,125
                                                            ---------  ---------
OPERATING EXPENSES:
  Purchased power and fuel.................................    59,550     57,372
  Other operating and maintenance..........................    24,158     23,825
  Depreciation.............................................    10,230      9,974
  Charge for recovery of stranded plant....................     1,629      3,750
  Taxes other than income taxes............................     7,941      8,000
  Income taxes.............................................     3,579        712
                                                            ---------  ---------
    Total operating expenses...............................   107,087    103,633
                                                            ---------  ---------
NET OPERATING INCOME.......................................    17,439     14,492
                                                            ---------  ---------
OTHER INCOME:
  Other income and deductions, net.........................       465        163
  Income taxes.............................................      (131)       118
                                                            ---------  ---------
    Other income, net of taxes.............................       334        281
                                                            ---------  ---------
INCOME BEFORE INTEREST CHARGES.............................    17,773     14,773
                                                            ---------  ---------
INTEREST CHARGES:
  Interest on long-term debt...............................     9,626     10,224
  Other interest and amortization of debt-related costs....       888      1,417
                                                            ---------  ---------
    Total interest charges.................................    10,514     11,641
                                                            ---------  ---------
NET INCOME.................................................     7,259      3,132
Dividends on preferred stock and other.....................         5         36
                                                            ---------  ---------
INCOME APPLICABLE TO COMMON STOCK.......................... $   7,254  $   3,096
                                                            =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                          Three Months Ended
                                                               March 31
                                                          ------------------
                                                            2000       1999
                                                          ---------  ---------
                                                            (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers................... $ 102,091  $ 105,835
 Purchased power and fuel costs paid.....................   (63,613)   (62,523)
 Cash paid for payroll and to other suppliers............   (24,234)   (27,935)
 Interest paid, net of amounts capitalized...............   (14,690)   (11,577)
 Income taxes refunded...................................     5,500      4,000
 Other taxes paid........................................   (17,089)   (18,147)
 Other operating cash receipts and payments, net.........       147        181
                                                          ---------  ---------
NET CASH USED IN OPERATING ACTIVITIES....................   (11,888)   (10,166)
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant..............................    (9,200)   (11,592)
 Withdrawals from escrow account.........................       --       1,902
                                                          ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES....................    (9,200)    (9,690)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common stocks...........    (3,926)    (3,906)
 Common stock issuances..................................     1,202      3,091
 Borrowings from (repayments to) revolving credit
  facilities--net........................................    21,000    (27,500)
 Issuances:
   Senior notes, net of discount.........................       --     174,164
 Deferred expenses associated with financings............       --      (1,280)
 Redemptions:
   Secured debentures....................................       --    (130,000)
   Preferred stock, net of gain..........................      (117)       --
                                                          ---------  ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES................    18,159     14,569
                                                          ---------  ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS..................    (2,929)    (5,287)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........    14,456     12,216
                                                          ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............... $  11,527  $   6,929
                                                          =========  =========
RECONCILIATION OF NET INCOME TO NET CASH USED IN
 OPERATING ACTIVITIES:
 Net income.............................................. $   7,259  $   3,132
 Adjustments to reconcile net income to net cash used in
  operating activities:
   Depreciation..........................................    10,230      9,974
   Charge for recovery of stranded plant.................     1,629      3,750
   Purchased power settlement adjustment.................    (2,425)       --
   Amortization of debt-related costs and other deferred
    charges..............................................       957      1,881
   Allowance for funds used during construction..........       (82)       (78)
   Deferred income taxes.................................     2,541     (2,126)
   Investment tax credits................................      (401)       678
   Deferred purchased power and fuel costs...............    (2,535)      (587)
Cash flows impacted by changes in current assets and
 liabilities:
 Accounts payable........................................    (2,740)    (6,858)
 Accrued interest........................................    (4,990)    (1,071)
 Accrued taxes...........................................    (1,991)    (5,369)
 Reserve for customer refund.............................       838     (8,511)
 Changes in other current assets and liabilities.........   (20,560)    (4,818)
Other, net...............................................       382       (163)
                                                          ---------  ---------
NET CASH USED IN OPERATING ACTIVITIES.................... $ (11,888) $ (10,166)
                                                          =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                     March 31, 2000 December 31,
                                                      (Unaudited)       1999
                                                     -------------- ------------
                                                           (In thousands)
ASSETS
UTILITY PLANT:
 Electric plant....................................    $1,293,744    $1,288,104
 Construction work in progress.....................         4,093         2,501
                                                       ----------    ----------
      Total........................................     1,297,837     1,290,605
 Less accumulated depreciation.....................       390,203       382,627
                                                       ----------    ----------
      Net utility plant............................       907,634       907,978
                                                       ----------    ----------
OTHER PROPERTY AND INVESTMENTS, at cost............         4,243         4,243
                                                       ----------    ----------
CURRENT ASSETS:
 Cash and cash equivalents.........................        11,527        14,456
 Accounts receivable...............................         9,405         8,384
 Inventories, at lower of average cost or market:
   Fuel............................................         1,235           575
   Materials and supplies..........................         3,896         3,834
 Other current assets..............................           614           939
                                                       ----------    ----------
      Total current assets.........................        26,677        28,188
                                                       ----------    ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs........................        19,029        19,256
 Deferred purchased power and fuel costs...........        24,332        21,797
 Deferred charges..................................        18,775        19,737
                                                       ----------    ----------
      Total long-term and other assets.............        62,136        60,790
                                                       ----------    ----------
                                                       $1,000,690    $1,001,199
                                                       ==========    ==========

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
 Common shareholders' equity:
   Common stock--no par value per share.
    Authorized 50,000,000 shares; issued 13,445,494
    shares in 2000 and 13,416,556 in  1999.........    $  197,887    $  196,685
   Retained earnings...............................       133,771       130,425
                                                       ----------    ----------
      Total common shareholders' equity............       331,658       327,110
 Redeemable cumulative preferred stock.............         1,534         1,664
 Long-term debt, less current maturities...........       361,264       340,244
                                                       ----------    ----------
      Total capitalization.........................       694,456       669,018
                                                       ----------    ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt..............       100,000       100,000
 Accounts payable..................................        17,560        20,300
 Accrued interest..................................         3,430         8,420
 Accrued taxes.....................................        10,827        12,818
 Customers' deposits...............................         3,890         3,786
 Accumulated deferred income taxes.................         8,321         7,543
 Reserve for customer refund.......................         1,520           682
 Other current liabilities.........................        10,583        29,720
                                                       ----------    ----------
      Total current liabilities....................       156,131       183,269
                                                       ----------    ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities........................         6,509         6,633
 Accumulated deferred income taxes.................        98,973        97,196
 Accumulated deferred investment tax credits.......        23,578        23,978
 Deferred credits..................................        21,043        21,105
                                                       ----------    ----------
      Total long-term and other liabilities........       150,103       148,912
                                                       ----------    ----------
COMMITMENTS AND CONTINGENCIES......................
                                                       ----------    ----------
                                                       $1,000,690    $1,001,199
                                                       ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (A Wholly Owned Subsidiary of TNP Enterprises, Inc.)

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                                                Three Months
                                                                    Ended
                                                                  March 31,
                                                              ------------------
                                                                2000      1999
                                                              --------  --------
                                                               (In thousands)
OPERATING REVENUES........................................... $124,512  $118,111
                                                              --------  --------


OPERATING EXPENSES:
  Purchased power and fuel...................................   59,550    57,372
  Other operating and maintenance............................   23,607    23,023
  Depreciation...............................................   10,230     9,974
  Charge for recovery of stranded plant......................    1,629     3,750
  Taxes other than income taxes..............................    7,822     7,879
  Income taxes...............................................    3,627     1,044
                                                              --------  --------
    Total operating expenses.................................  106,465   103,042
                                                              --------  --------
NET OPERATING INCOME.........................................   18,047    15,069
                                                              --------  --------


OTHER INCOME:
  Other income and deductions, net...........................      330        73
  Income taxes...............................................     (131)      142
                                                              --------  --------
    Other income, net of taxes...............................      199       215
                                                              --------  --------
INCOME BEFORE INTEREST CHARGES...............................   18,246    15,284
                                                              --------  --------


INTEREST CHARGES:
  Interest on long-term debt.................................    9,595    10,054
  Other interest and amortization of debt-related costs......      888     1,417
                                                              --------  --------
    Total interest charges...................................   10,483    11,471
                                                              --------  --------
NET INCOME...................................................    7,763     3,813
Dividends on preferred stock and other.......................        5        36
                                                              --------  --------
INCOME APPLICABLE TO COMMON STOCK............................ $  7,758  $  3,777
                                                              ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

             TEXAS-NEW MEXICO POWER COMPANY, INC. AND SUBSIDIARIES
              (A wholly owned subsidiary of TNP Enterprises, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                            Three Months Ended
                                                                 March 31
                                                            -------------------
                                                              2000       1999
                                                            ---------  --------
                                                              (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from sales to customers....................  $ 102,460  $105,001
 Purchased power and fuel costs paid......................    (63,613)  (62,523)
 Cash paid for payroll and to other suppliers.............    (23,538)  (22,504)
 Interest paid, net of amounts capitalized................    (14,626)  (11,447)
 Income taxes refunded....................................      4,508     4,000
 Other taxes paid.........................................    (17,146)  (18,089)
 Other operating cash receipts and payments, net..........         13       158
                                                            ---------  --------
NET CASH USED IN OPERATING ACTIVITIES.....................    (11,942)   (5,404)
                                                            ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to utility plant...............................     (9,200)  (11,692)
 Withdrawals from escrow account..........................        --      1,902
                                                            ---------  --------
CASH FLOWS USED IN INVESTING ACTIVITIES...................     (9,200)   (9,790)
                                                            ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid on preferred and common stocks............        (18)      (36)
 Borrowings from (repayments to) revolving credit
  facilities--net.........................................     21,000   (31,000)
 Issuances:
   Senior notes, net of discount..........................        --    174,164
 Deferred expenses associated with financings.............        --     (1,280)
 Redemptions:
   Secured debentures.....................................        --   (130,000)
   Preferred stock, net of gain...........................       (117)      --
                                                            ---------  --------
NET CASH PROVIDED BY FINANCING ACTIVITIES.................     20,865    11,848
                                                            ---------  --------
NET CHANGE IN CASH AND CASH EQUIVALENTS...................       (277)   (3,346)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........      4,002     7,977
                                                            ---------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................  $   3,725  $  4,631
                                                            =========  ========
RECONCILIATION OF NET INCOME TO NET CASH USED IN OPERATING
 ACTIVITIES:
 Net income...............................................  $   7,763  $  3,813
 Adjustments to reconcile net income to net cash used in
  operating activities:
   Depreciation...........................................     10,230     9,974
   Charge for recovery of stranded plant..................      1,629     3,750
   Purchased power settlement adjustment..................     (2,425)      --
   Amortization of debt-related costs and other deferred
    charges...............................................        957     1,881
   Allowance for funds used during construction...........        (82)      (78)
   Deferred income taxes..................................      1,980    (2,125)
   Investment tax credits.................................       (401)      894
   Deferred purchased power and fuel costs................     (2,535)     (587)
Cash flows impacted by changes in current assets and
 liabilities:
   Accounts payable.......................................     (2,662)   (6,310)
   Accrued interest.......................................     (4,958)   (1,112)
   Accrued taxes..........................................     (2,635)   (4,075)
   Reserve for customer refund............................        838    (8,511)
   Changes in other current assets and liabilities........    (20,186)   (3,048)
Other, net................................................        545       130
                                                            ---------  --------
NET CASH USED IN OPERATING ACTIVITIES.....................  $ (11,942) $ (5,404)
                                                            =========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES
              (A Wholly Owned Subsidiary Of TNP Enterprises, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                     March 31, 2000 December 31,
                                                      (Unaudited)       1999
                                                     -------------- ------------
                                                           (In thousands)
ASSETS
UTILITY PLANT:
 Electric plant....................................    $1,293,720    $1,288,080
 Construction work in progress.....................         4,093         2,501
                                                       ----------    ----------
      Total........................................     1,297,813     1,290,581
 Less accumulated depreciation.....................       390,203       382,627
                                                       ----------    ----------
      Net utility plant............................       907,610       907,954
                                                       ----------    ----------
OTHER PROPERTY AND INVESTMENTS, at cost                       213           213
                                                       ----------    ----------
CURRENT ASSETS:
 Cash and cash equivalents.........................         3,725         4,002
 Accounts receivable...............................         6,985         6,347
 Inventories, at lower of average cost or market:
   Fuel............................................         1,235           575
   Materials and supplies..........................         3,897         3,834
 Other current assets..............................           438           660
                                                       ----------    ----------
      Total current assets.........................        16,280        15,418
                                                       ----------    ----------
LONG-TERM AND OTHER ASSETS:
 Recoverable stranded costs........................        19,029        19,256
 Deferred purchased power and fuel costs...........        24,332        21,797
 Deferred charges..................................        18,714        19,757
                                                       ----------    ----------
      Total long-term and other assets.............        62,075        60,810
                                                       ----------    ----------
                                                       $  986,178    $  984,395
                                                       ==========    ==========
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
 Common shareholders' equity:
   Common stock--$10 par value per share
     Authorized 12,000,000 shares; issued 10,705
      shares.......................................    $      107    $      107
   Capital in excess of par value..................       222,149       222,149
   Retained earnings...............................        98,061        90,302
                                                       ----------    ----------
      Total common shareholders' equity............       320,317       312,558
 Redeemable cumulative preferred stock.............         1,534         1,664
 Long-term debt, less current maturities...........       361,264       340,244
                                                       ----------    ----------
      Total capitalization.........................       683,115       654,466
                                                       ----------    ----------
CURRENT LIABILITIES:
 Current maturities of long-term debt..............       100,000       100,000
 Accounts payable..................................        17,412        20,074
 Accrued interest..................................         3,430         8,388
 Accrued taxes.....................................        11,554        14,189
 Customers' deposits...............................         3,890         3,786
 Accumulated deferred income taxes.................         9,321         8,434
 Reserve for customer refund.......................         1,520           682
 Other current liabilities.........................         8,864        28,015
                                                       ----------    ----------
      Total current liabilities....................       155,991       183,568
                                                       ----------    ----------
LONG-TERM AND OTHER LIABILITIES:
 Regulatory tax liabilities........................         6,509         6,633
 Accumulated deferred income taxes.................        96,381        95,165
 Accumulated deferred investment tax credits.......        23,578        23,978
 Deferred credits..................................        20,604        20,585
                                                       ----------    ----------
      Total long-term and other liabilities........       147,072       146,361
                                                       ----------    ----------
COMMITMENTS AND CONTINGENCIES......................
                                                       ----------    ----------
                                                       $  986,178    $  984,395
                                                       ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     TNP ENTERPRISES INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Interim Financial Statements

   The interim consolidated financial statements of TNP and subsidiaries, and TNMP and subsidiaries, are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part to seasonal revenue fluctuations. It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in TNP's and TNMP's 1999 Combined Annual Report on Form 10-K.

   Prior period statements have been reclassified in order to be consistent with current period presentation. The reclassification had no effect on net income or common shareholders equity.

Note 2.  Acquisition

   On March 14, 2000, the process of obtaining needed approvals for the Merger was completed. On April 7, 2000, ST Acquisition Corp., a Texas corporation (ST Corp.) merged with and into TNP, the parent of TNMP. Upon closing, each outstanding share of TNP's common stock that was outstanding at the effective time of the merger was automatically converted into the right to receive $44.00 in cash. Prior to the merger, TNP common stock was traded on the New York Stock Exchange. As a result of the Merger, TNP is no longer publicly held.

   The merger occurred pursuant to an Agreement and Plan of Merger (Merger Agreement) dated May 24, 1999, between TNP, ST Corp. and SW Acquisition, L.P. ("SW Acquisition"), the parent of ST Corp. TNP is the surviving corporation in the Merger. SW Acquisition now holds all outstanding common stock of TNP.

   SW Acquisition and ST Corp. funded the merger as follows (in millions):

      Sources of funding:
        Equity contribution to ST Corp. by SW Acquisition............... $100.0
        Sale of 100,000 shares of senior preferred stock by ST Corp.....  100.0
        Borrowings from senior secured credit facility by ST Corp.......  160.0
        Issuance of senior subordinated notes by ST Corp................  275.0
        Cash on hand (TNP)..............................................    5.3
                                                                         ------
          Total......................................................... $640.3
                                                                         ======
      Uses of funding:
        Payment of Merger consideration................................. $591.6
        Costs and expenses related to Merger............................   48.7
                                                                         ------
          Total......................................................... $640.3
                                                                         ======

   The senior preferred stock was issued in a private placement under a bridge preferred stock commitment. Until the bridge preferred stock is replaced with a permanent issuance of senior preferred stock, it will accrue dividends at a rate based off of LIBOR, with the initial dividend rate set at 13.28%. If the senior preferred stock has not been replaced by July 7, 2000, the dividend rate will increase by an additional 100 basis points. Further delays in permanently placing the stock will cause the dividend rate to increase an additional 50 basis points on October 5, 2000 and January 3, 2001, with the rate being fixed at 18% beginning April 8, 2001. TNP

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

intends to replace the bridge preferred stock with a senior preferred stock that pays an in-kind dividend. The borrowings from the senior secured credit facility include a $160 million term loan due in 2006. The term loan bears interest at a variable rate that is currently 9.21%. The senior secured credit facility is secured by a pledge of all TNMP common stock held by TNP. The senior subordinated notes were issued through a private offering, bear interest at 10.25% per year, and mature in 2010.

  In connection with the Merger, TNMP entered into a Backstop Credit Facility (Backstop Facility) in the amount of $240 million on April 17, 2000. The Backstop Facility will provide financing for TNMP to repurchase up to $100 million of its 9.25% Series U first mortgage bonds and up to $140 million of its 10.75% Series A Secured Debentures. As required by its first mortgage bond and secured debenture indentures, TNMP must offer to repurchase this debt at 101 percent of par value due to the change in control of TNP resulting from the Merger. TNMP made such an offer in late April 2000, and holders have until May 24, 2000, to respond. Payment on tendered bonds and debentures shall be made within five business days of the offer's expiration.

  The Merger is to be accounted for under the purchase method of accounting. In accordance with the purchase method of accounting, the purchase price will be allocated to the acquired assets and assumed liabilities based on their fair values and the unallocated amount will be recorded as goodwill. The process of determining the fair value of assets and liabilities is underway, and the final results will not be completed until certain information about pre-acquisition contingencies is assessed. The most significant items to be determined include the appropriate value to assign to TNP's sole generating plant and the amount of regulatory assets to be recorded for recovery of stranded costs as permitted by Texas legislation.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following condensed unaudited pro forma consolidated balance sheet shows the effect of the Merger closing as if it had occurred on March 31, 2000. The condensed unaudited pro forma consolidated statements of income and loss show the effects of the Merger closing as if it had occurred on January 1, 2000 and 1999, respectively. These pro forma financial statements are based on a preliminary estimate of the fair value of assets acquired and liabilities assumed in connection with the Merger. These results are not necessarily indicative of actual results that would have occurred had the Merger closed at the beginning of the periods presented. Further, the pro forma results are not intended to be a projection of future results of operations. A substantial portion of TNMP's earnings occur during the second and third quarters of the year, which include the periods of peak electricity usage in the TNMP service territory.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                              As of March 31, 2000
                                  (Unaudited)

                                                      Pro Forma      Pro Forma
                                             Actual   Adjustment      Balance
                                           ---------- ----------     ----------
                                                    (in thousands)
ASSETS
Net utility plant......................... $  907,634  $     --  (1) $  907,634
Other property and investments, at cost...      4,243        --           4,243
Current assets............................     26,677    (5,343)(7)      21,334
Long-term and other assets................
  Recoverable stranded costs..............     19,029       --  (1)      19,029
  Deferred charges........................     18,775   299,960 (2)     318,735
  Other...................................     24,332       --           24,332
                                           ---------- ---------      ----------
                                           $1,000,690 $ 294,617      $1,295,307
                                           ========== =========      ==========
CAPITALIZATION AND LIABILITIES
Common stock.............................. $  197,887 $(104,574)(3)  $   93,313
Retained earnings.........................    133,771  (133,771)(4)         --
Preferred stock...........................      1,534   100,000 (5)     101,534
Long-term debt, less current maturities...    361,264   435,000 (6)     796,264
                                           ---------- ---------      ----------
  Total capitalizaton.....................    694,456   296,655         991,111
Current liabilities.......................    156,131    (2,038)(8)     154,093
Long-term and other liabilities...........    150,103       --          150,103
                                           ---------- ---------      ----------
                                           $1,000,690 $ 294,617      $1,295,307
                                           ========== =========      ==========

Adjustments:

  (1) TNP is currently assessing the fair value of TNP One and its other assets as required by the purchase method of accounting.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  (2) Adjustment to record goodwill and other deferred charges resulting from the merger. The amount is calculated as follows:

      Merger consideration paid...................................... $591,602
      Direct expenses................................................   22,865
      Less: estimated fair value of assets acquired, net of
       liabilities assumed...........................................  327,873
                                                                      --------
      Goodwill.......................................................  286,594
      Capitalized financing fees.....................................   13,366
                                                                      --------
                                                                      $299,960
                                                                      ========

  (3) Adjustment to eliminate TNP equity and record $100 million equity contribution from SW Acquisition, less preferred stock issuance costs of $6.7 million.

  (4) Adjustment to eliminate TNP retained earnings.

  (5) Adjustment to record issuance of $100 million of senior preferred stock by ST Corp.

  (6) Adjustment to reflect issuance of debt related to the Merger as follows:

      Senior secured credit facility................................. $160,000
      Senior subordinated notes......................................  275,000
                                                                      --------
                                                                      $435,000
                                                                      ========

  (7) Reflects the net cash effect from the preceding pro forma adjustments.

  (8) Tax effects related to certain goodwill items.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

               PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS)

                   For The Three Months Ended March 31, 2000
                                  (Unaudited)

                                                        Pro Forma     Pro Forma
                                                Actual  Adjustment     Balance
                                               -------- ----------    ---------
                                                      (in thousands)
Operating revenues............................ $124,526  $    --      $124,526
                                               --------  --------     --------
Operations and maintenance expense............   83,708       439 (1)   84,147
Depreciation and amortization.................   10,230     2,866 (2)   13,096
Income taxes..................................    3,579    (4,062)(3)     (483)
Other operating expenses......................    9,570       --         9,570
                                               --------  --------     --------
  Total operating expenses....................  107,087      (757)     106,330
                                               --------  --------     --------

Net operating income..........................   17,439       757       18,196
Other income, net of taxes....................      334       --           334
                                               --------  --------     --------
Income before interest charges................   17,773       757       18,530
Interest charges..............................   10,514    11,166 (4)   21,680
                                               --------  --------     --------
Net income (loss).............................    7,259   (10,409)      (3,150)
Dividends on preferred stock and other........        5     3,320 (5)    3,325
                                               --------  --------     --------
Income (loss) applicable to common stock...... $  7,254  $(13,729)    $ (6,475)
                                               ========  ========     ========

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

               PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS)

                   For the Three Months Ended March 31, 1999
                                  (Unaudited)

                                                        Pro Forma     Pro Forma
                                                Actual  Adjustment     Balance
                                               -------- ----------    ---------
                                                      (in thousands)
Operating revenues............................ $118,125  $    --      $118,125
                                               --------  --------     --------
Operations and maintenance expense............   81,197       380 (1)   81,577
Depreciation and amortization.................    9,974     2,866 (2)   12,840
Income taxes..................................      712    (4,041)(3)   (3,329)
Other operating expenses......................   11,750       --        11,750
                                               --------  --------     --------
  Total operating expenses....................  103,633      (795)     102,838
                                               --------  --------     --------
Net operating income..........................   14,492       795       15,287
Other income, net of taxes....................      281       --           281
                                               --------  --------     --------
Income before interest charges................   14,773       795       15,568
Interest charges..............................   11,641    11,166 (4)   22,807
                                               --------  --------     --------
Net income (loss).............................    3,132   (10,371)      (7,239)
Dividends on preferred stock and other........       36     3,320 (5)    3,356
                                               --------  --------     --------
Income (loss) applicable to common stock...... $  3,096  $(13,691)    $(10,595)
                                               ========  ========     ========

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

               PRO FORMA CONSOLIDATED STATEMENT OF INCOME (LOSS)

                 For the Twelve Months Ended December 31, 1999
                                  (Unaudited)

                                                        Pro Forma     Pro Forma
                                               Actual   Adjustment     Balance
                                              --------  ----------    ---------
                                                     (in thousands)
Operating revenues........................... $576,150   $    --      $576,150
                                              --------   --------     --------
Operations and maintenance expense...........  386,221     (1,435)(1)  384,786
Depreciation and amortization................   39,295     11,464 (2)   50,759
Income taxes.................................   19,120    (15,130)(3)    3,990
Other operating expenses.....................   57,122        --        57,122
                                              --------   --------     --------
  Total operating expenses...................  501,758     (5,101)     496,657
                                              --------   --------     --------
Net operating income.........................   74,392      5,101       79,493
Other income, net of taxes...................     (482)       --          (482)
                                              --------   --------     --------
Income before interest charges...............   73,910      5,101       79,011
Interest charges.............................   43,743     44,663 (4)   88,406
                                              --------   --------     --------
Net income (loss)............................   30,167    (39,562)      (9,395)
Dividends on preferred stock and other.......      (19)    13,280 (5)   13,261
                                              --------   --------     --------
Income (loss) applicable to common stock..... $ 30,186   $(52,842)    $(22,656)
                                              ========   ========     ========

--------
Adjustments:

  (1) Reflects pro forma TNP expenses, excluding one-time Merger expenses, as follows:

                                                       Three
                                                      Months     Twelve Months
                                                       Ended         Ended
                                                     March 31,    December 31,
                                                     ----------  --------------
                                                     2000  1999       1999
                                                     ----  ----  --------------
      TNP expenses:
        Salaries and benefits....................... $544  $544     $ 2,177
        Rent and utilities..........................   96    96         384
        Miscellaneous...............................   29    29         116
                                                     ----  ----     -------
      Subtotal......................................  669   669       2,677
      One-time Merger expenses...................... (230) (289)     (4,112)
                                                     ----  ----     -------
                                                     $439  $380     $(1,435)
                                                     ====  ====     =======

  (2) Reflects amortization of goodwill over a 25-year amortization period.
  (3) Income tax effect of pro forma adjustments, excluding non-deductible goodwill.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (4) Adjustment to interest expense reflects the following:

                                                    Three Months  Twelve Months
                                                        Ended         Ended
                                                      March 31,   December 31,
                                                    2000 and 1999     1999
                                                    ------------- -------------
      Senior subordinated notes at 10.25 percent..     $ 7,047       $28,189
      Term loan at 9.21 percent...................       3,685        14,738
      Fees on unused senior secured credit
       facility at 0.5 percent....................          31           124
      Amortization of capitalized financing fees..         403         1,612
                                                       -------       -------
                                                       $11,166       $44,663
                                                       =======       =======


  (5) Adjustment to record estimated preferred stock dividend at 13.28%.

Note 3. Regulatory Matters

   During 1999, legislation was passed in both Texas and New Mexico that establishes retail competition for generation operations. Retail competition is currently scheduled to begin in New Mexico and Texas on January 1, 2001, and January 1, 2002, respectively. The legislation in both states contains provisions that affect TNMP's operations. The impact of those provisions will be noted as necessary in the following discussion.

 Texas

   Excess Earnings. As discussed in TNMP's 1999 Annual Report on Form 10-K, TNMP has operated since 1998 with an earnings cap that provided for excess earnings to be used, in part, to recover stranded costs. During 1998, TNMP's Transition Plan directed the method for sharing of excess earnings. In 1999, legislation was passed in Texas, which also provides for stranded cost recovery through use of earnings in excess of an allowed rate of return.

   1998 Excess Earnings. In its original 1998 earnings report filing, TNMP reported that it had not earned in excess of the 11.25% return on equity established in the Transition Plan. On May 3, 2000, the Public Utility Commission of Texas (PUCT) issued a final order resolving two issues raised by the PUCT's Office of Regulatory Affairs on August 16, 1999. The PUCT held in favor of TNMP that the effects of a 1999 refinancing should not be retroactively applied to 1998, but should be applied starting with the 1999 earnings report. However, the PUCT ordered TNMP to defer a $4.8 million purchased power dispute payment it made in 1998, and to amortize it over a four-year period, beginning in 1998 and ending in 2001. Accordingly, in March 2000 TNMP recorded a regulatory asset of $2.4 million, the unamortized balance of the $4.8 million payment and a corresponding reduction to purchased power expense.

   Based on the adjustment discussed above, TNMP earned $1.2 million more than the earnings cap for 1998. In accordance with the Transition Plan, the excess earnings will be shared equally between customer refunds and stranded cost recovery.

   1999 Excess Earnings. On March 30, 2000, TNMP filed its Annual Report pursuant to (S)39.257 of the Public Utility Regulatory Act. The Annual Report details TNMP's calculation of excess earnings under the provisions of the legislation passed in 1999. The Annual Report showed that TNMP earned $22.0 million in excess of the 10.53% return on rate base established in the legislation. That amount is $1.4 million lower than

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the $23.4 million TNMP had accrued for excess earnings as of December 31, 1999. The difference is attributable to the amortization of the 1998 purchased power settlement described above.

   2000 Excess Earnings. TNMP has recorded estimated excess earnings of $2.0 million for the three months ended March 31, 2000.

   Unbundled Cost of Service Filing. The legislation requires TNMP to file a rate case that will set rates for the transmission and distribution company that will provide regulated services once competition begins in 2002. On March 31, 2000, TNMP filed its Unbundled Cost of Service Filing (UCOS) with the PUCT. The filing proposes tariffs under which Retail Electric Providers (REPs) will be able to purchase transmission and distribution services after December 31, 2001 in TNMP's service area. The tariffs are based upon a projected cost of service of $150.3 million. The cost of service includes TNMP's projected reasonable and necessary expenses, and return on its transmission and distribution rate base at a 9.11% weighted average cost of capital.

   The filing also includes a proposed Competition Transition Charge (CTC), as required by the legislation. The CTC is designed to recover stranded costs related to TNMP's generation assets and purchased power contracts, as determined by a PUCT-established model. In its filing, TNMP calculated Economic Cost over Market (ECOM) in the amount of $194.4 million would remain at January 1, 2002. In addition, TNMP expects the PUCT to address certain issues related to its January 2000 Business Separation Plan filing in the UCOS.

   The PUCT has proposed a schedule for TNMP's UCOS that contemplates a settlement conference in August 2000, hearings in October 2000, if no settlement is reached, a preliminary decision in February 2001, and final orders in August 2001.

   Fuel Reconciliation. At March 31, 2000, TNMP had an under-recovered balance of fuel and the energy-related portion of purchased power costs of $24.3 million. PUCT rules require TNMP to reconcile its fuel and energy-related purchased power costs at least every three years. In June 2000, TNMP plans to file with the PUCT to recover and reconcile fuel and energy-related purchased power expenses. TNMP will request an increase to the fuel factor based on projected fuel and energy-related purchased power costs. TNMP will also request an interim surcharge to begin recovery of TNMP's under recovered costs as of March 31, 2000. Management believes the ultimate outcome of this fuel reconciliation will not have a material adverse effect on TNP's or TNMP's consolidated financial position.

New Mexico

   1999 Rate Case. TNMP and the NMPRC Staff reached a settlement in this case, which was filed in June 1999, and have submitted the settlement to the NMPRC for approval. The settlement calls for a decrease in TNMP's base rates of $1.8 million, or 6%, effective October 1, 1999. TNMP has reserved $0.9 million related to the base rate reductions through March 31, 2000. TNMP expects the NMPRC to act on the proposed settlement during the second quarter of 2000.

   Restructuring. The New Mexico Legislature opened the state's electric power market to consumer choice with the passage of the Electric Utility Industry Restructuring Act of 1999 (the Act) in April 1999. The Act provides for the phase-in of retail choice beginning January 1, 2001, and guarantees recovery of at least 50 percent of a utility's stranded costs over a five-year period. The Act also requires utilities to disaggregate their regulated transmission and distribution business activities from their generation operations, which will be subject to competition. TNMP is required to file its plan for complying with the Act by June 1, 2000.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Note 4. Segment and Related Information

   TNP's principal subsidiary, TNMP, has two reportable segments, Texas and New Mexico. TNP manages the segments separately to respond to the differing operational and regulatory climates in the two states.

   The following tables present information about profits, losses and assets of TNP's reportable segments (in thousands). In the tables below, "Total assets" for Texas and New Mexico includes only net utility plant. All other assets are included in All Other and Eliminations.

                                      Three Months Ended March 31, 2000
                                ----------------------------------------------
                                                    All Other and
                                 Texas   New Mexico Eliminations  Consolidated
                                -------- ---------- ------------- ------------
Operating revenues............. $104,449  $20,063      $    14     $  124,526
Net income (loss)..............    7,106      657         (504)         7,259
Total assets at March 31,
 2000..........................  823,261   84,349       93,080      1,000,690


                                      Three Months Ended March 31, 1999
                                ----------------------------------------------
                                                    All Other and
                                 Texas   New Mexico Eliminations  Consolidated
                                -------- ---------- ------------- ------------
Operating revenues............. $ 98,994  $19,117      $    14     $  118,125
Net income (loss)..............    3,194      619         (681)         3,132
Total assets at December 31,
 1999..........................  823,565   84,389       93,245      1,001,199

Note 5. Commitments and Contingencies

 Legal Actions

   Phillips Petroleum. TNMP is the defendant in a suit styled Phillips Petroleum Company vs. Texas-New Mexico Power Company, filed on October 1, 1997 and pending in the 149th State District Court of Brazoria County, Texas. The suit, which is in the discovery stage, is based on events surrounding an interruption of electricity to a petroleum refinery and related facilities that occurred in May 1997. Phillips Petroleum Company is seeking the recovery of damages arising from the interruption and in May 1999 demanded payment in the amount of $47.1 million. TNMP's tariff approved by the PUCT contains limitations against recovery of the great majority of Phillip's alleged damages. The Texas Supreme Court, in another matter, has recently upheld the enforceability of such tariff limitations in litigation of this type; TNMP believes the ruling will operate to substantially limit any recovery by Phillips to the cost of its electrical equipment, in the event that any damages are awarded in this matter. Discovery has not sufficiently progressed to quantify any damages to Phillips' electrical equipment; however, Phillips has previously reported to the SEC that it incurred costs of approximately $2.0 million in this interruption. In May 1999, TNMP filed a Third Party Petition naming Sweeny Cogeneration Limited Partnership, the operator of cogeneration and related facilities at the Phillips refinery, as a defendant. TNMP has previously charged to earnings the deductible amount of its insurance coverage, $500,000.

   Power Resource Group. TNMP is a defendant in a suit styled Power Resource Group, Inc. v. Public Utility Commission of Texas and Texas-New Mexico Power Company, pending in the 345th District Court of Travis County, Texas. This lawsuit, which was originally filed on May 21, 1999, appeals the PUCT's dismissal of a regulatory case that Power Resource Group, Inc. (PR Group) had filed against TNMP. PR Group is a developer of electric generating plants that are intended to be qualifying cogeneration facilities. This lawsuit and the regulatory case it appeals both stem from discontinued negotiations for power supply. PR Group alleged that TNMP was required to buy power to be generated from an as-yet-unbuilt cogeneration facility. TNMP filed its original answer with the court on June 28, 1999.

                     TNP ENTERPRISES, INC. AND SUBSIDIARIES

                TEXAS-NEW MEXICO POWER COMPANY AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In an amended petition filed January 13, 2000, PR Group asserts a claim of damages of at least $158,000,000. It bases its claim on the assertion that it was damaged when TNMP refused to execute an agreement after the aforementioned discontinued negotiations, that TNMP profited significantly from PR Group's work, that TNMP is in error when it relies on a PUCT order dismissing PR Group's petition before the PUCT on substantially the same facts, and that TNMP misrepresented that it would enter into a contract with PR Group to purchase energy and capacity at rates equal to or below TNMP's avoided costs. TNMP believes that PR Group's claims are without merit and intends to contest this claim vigorously.

   TNMP is involved in various claims and other legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate dispositions of these matters will not have a material adverse effect on TNMP's and TNP's consolidated financial position or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

   This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the date on the cover of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct--nor do we imply those things by delivering this prospectus or selling securities to you.

                                ---------------

                     Dealer Prospectus Delivery Obligation

   Until         , 2000, all broker dealers that effect transactions in the registered Notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $275,000,000

                       [Logo TNP Enterprises, Inc.](R)

                               Offer to exchange
                        10.25% Senior Subordinated Notes
                                    due 2010

                                 ------------

                                   PROSPECTUS

                                 ------------


                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The Texas Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

   The Amended and Restated Articles of Incorporation of TNP, state that "no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director to the extent the director is found liable for: (a) a breach of the director's duty of loyalty to the Corporation or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (d) an act or omission for which the liability of a director is expressly provided for by an applicable statute."

   The Amended and Restated Bylaws of TNP, state that the Company shall indemnify every Director, officer, employee or former Director, officer or employee of the Company, or any person who has served at the Company's request as a Director, officer or employee of another Company in which the Company owns shares of stock, against, and reimburse and advance to every Director, officer and employee or former Director, officer or employee for, all liabilities, costs and expenses incurred in connection with such directorship, office or employment and any actions taken or omitted in such capacity to the greatest extent permitted under the Texas Business Corporation Act and other applicable laws at the time of such indemnification, reimbursement or advance payment."

Item 21. Exhibits and Financial Schedule Tables

   (a) Exhibits:

   A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement.

   (c) Certain Reports, Opinions or Appraisals:

   No such Reports, Opinions or Appraisals are applicable to this registration statement.

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

   (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within business one day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned Registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, June 1, 2000.

                                          TNP ENTERPRISES, INC.

                                                  /s/ Theodore A. Babcock
                                          By: _________________________________
                                                    Theodore A. Babcock
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby authorizes and appoints Theodore A. Babcock as his or her attorney-in-fact, with full power of substitution and resubstitution to sign and file on his or her behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement and any registration statement of the company relating to registered notes filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
              /s/  *                 President, Chief Executive       June 1, 2000
____________________________________  Officer and Director
       William J. Catacosinos         (Principal Executive
                                      Officer)
               /s/ *                 Chief Financial Officer          June 1, 2000
____________________________________  (Principal Financial
        Theodore A. Babcock           Officer)
               /s/ *                 Director                         June 1, 2000
____________________________________
          Kevern R. Joyce
               /s/ *                 Director                         June 1, 2000
____________________________________
            Leeam Lowin
               /s/ *                 Director                         June 1, 2000
____________________________________
        Preston M. Geren III

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
   1.1   Purchase Agreement, dated as of March 30, 2000, among ST Acquisition
         Corp., CIBC World Markets Corp, Chase Securities Inc. and Barclays
         Capital Inc.
   2.1*  Agreement and Plan of Merger, dated as of May 24, 1999, by and among
         SW Acquisition, L.P., ST Acquisition Corp. and TNP Enterprises, Inc.
         (Exhibit 2, Form 8-K filed June 7, 1999).
   3.1*  Amended and Restated Articles of Incorporation of TNP Enterprises,
         Inc. (Exhibit 3(a)(i) in Form
         10-Q filed May 12, 2000).
   3.2*  Amended and Restated Bylaws of TNP Enterprises, Inc. (Exhibit 3(a)(ii)
         in Form 10-Q filed May 12, 2000).
   4.1*  Indenture, dated as of April 7, 2000, between ST Acquisition Corp. and
         The Bank of New York, as Trustee. (Exhibit 4-A, Form 8-K filed April
         7, 2000).
   4.2*  First Supplemental Indenture, dated as of April 7, 2000, between the
         Registrant and The Bank of New York, as Trustee. (Exhibit 4-B, Form 8-
         K filed April 7, 2000).
   4.3*  Form of 10.25% Senior Subordinated Exchange Note of the Registrant.
         (included in Exhibit 4.1 hereto).
   4.4*  Registration Rights Agreement, dated as of April 7, 2000, among ST
         Acquisition Corp., CIBC World Markets Corp, Chase Securities Inc. and
         Barclays Capital Inc. (Exhibit 4(b)(i) in Form 10-Q filed May 12,
         2000).
   4.5*  Assumption Agreement, dated as of April 7, 2000, between ST
         Acquisition Corp. and TNP Enterprises, Inc. (filed with Form 10-Q filed May 12, 2000).
   5.1   Legality Opinion of Milbank, Tweed, Hadley & McCloy LLP.
   8.1   Opinion of Milbank, Tweed, Hadley & McCloy LLP regarding Tax Matters.
  12.1   Statement Regarding Computation of Ratios of Earnings to Fixed
         Charges.
  21.1   Subsidiaries of the Registrant.
  23.1   Consent of Arthur Andersen LLP.
  23.2   Consent of Arthur Andersen LLP.
  23.3   Consent of Milbank, Tweed, Hadley & McCloy LLP. (included in Exhibit
         5.1).
  24.1   Power of Attorney. (included in Part II of this Registration
         Statement).
  25.1   Form T-1 Statement of Eligibility.
  99.1   Form of Letter of Transmittal.
  99.2   Form of Notice of Guaranteed Delivery.

--------
*  Previously filed with the SEC